UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
       14a6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material under ss. 240.14a-12

                               HUGHES SUPPLY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)     Title of each class of securities to which transaction applies:

         2)     Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)     Proposed maximum aggregate value of transaction:

         5)     Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:_____________________________________________

         2) Form, Schedule or Registration Statement No.:_______________________

         3) Filing Party:_______________________________________________________

         4) Date Filed:_________________________________________________________

                           [Hughes Supply, Inc. logo]
                                 One Hughes Way
                                Orlando, FL 32805

                                                               February 27, 2006

DEAR HUGHES SUPPLY SHAREHOLDER:

     You are cordially invited to attend a special meeting of the shareholders of Hughes Supply, Inc., which will be held at our principal executive offices located at 501 West Church Street, Orlando, Florida 32805, on March 30, 2006, beginning at 10:00 a.m., local time.

     At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2006, between The Home Depot, Inc. and Hughes Supply, Inc., providing for the acquisition of Hughes Supply by The Home Depot. If the merger is completed, Hughes Supply will become a subsidiary of The Home Depot, and you will receive $46.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in the continuing business of Hughes Supply. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

     After careful consideration, our board has unanimously adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Hughes Supply and its shareholders. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

     The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on Hughes Supply from documents filed with the Securities and Exchange Commission.

     YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless Hughes Supply shareholders holding a majority of the outstanding shares entitled to vote at the special meeting of shareholders vote to approve the merger agreement. If you fail to vote on the merger agreement, it will have the same effect as voting against the approval of the merger agreement.

     Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

     If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us, toll-free at 1-800-487-4870.

     On behalf of the board of directors of Hughes Supply, I thank you in advance for your cooperation and continued support.

                                       On behalf of your Board of Directors,

                                       /s/ David H. Hughes
                                       David H. Hughes
                                       Chairman of the Board

     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.

        This proxy statement is dated February 27, 2006 and is first being mailed to shareholders on or about February 28, 2006.

                             [Hughes Supply, Inc.]

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 30, 2006


TO THE SHAREHOLDERS OF HUGHES SUPPLY, INC.:

     NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Hughes Supply, Inc. will be held at our principal executive offices located at 501 West Church Street, Orlando, Florida 32805 on March 30, 2006, beginning at 10:00 a.m., local time, for the following purposes:

     1.   APPROVAL OF THE MERGER AGREEMENT WITH THE HOME DEPOT, INC.
          To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2006, between The Home Depot, Inc. and Hughes Supply, Inc.

     2.   ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.
          To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

     3.   OTHER MATTERS.
          To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record of our common stock as of the close of business on February 24, 2006 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

     Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to cast votes as of the record date. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board on any other matters properly brought before the meeting for a vote.

     If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement, but will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

     Please carefully read the proxy statement and other material concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.


                                            By Order of the Board of Directors

                                            /s/ John Z. Pare
                                            JOHN Z. PARE
                                            Secretary and General Counsel

Orlando, Florida
February 27, 2006

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE ALL PROXIES YOU RECEIVE. SHAREHOLDERS CAN VOTE ANY ONE OF THREE WAYS:

BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO VOTE BY PHONE

VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO VOTE VIA THE INTERNET

BY MAIL: COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

THE METHOD BY WHICH YOU DECIDE TO VOTE WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                TABLE OF CONTENTS

SUMMARY..................................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER...........................................................4
CAUTION REGARDING FORWARD-LOOKING STATEMENTS.............................................................................8
THE SPECIAL MEETING OF SHAREHOLDERS......................................................................................9
    Date, Time and Place.................................................................................................9
    Purpose of the Special Meeting.......................................................................................9
    Recommendation of Our Board of Directors.............................................................................9
    Record Date; Stock Entitled to Vote; Quorum..........................................................................9
    Vote Required........................................................................................................9
    Voting of Proxies....................................................................................................9
    Revocability of Proxies.............................................................................................10
    Voting 401(k) Plan Shares...........................................................................................10
    Solicitation of Proxies.............................................................................................11
    Assistance..........................................................................................................11
    Share Certificates..................................................................................................11
    Other Business......................................................................................................11
THE PARTIES TO THE MERGER AGREEMENT.....................................................................................13
    Hughes Supply, Inc..................................................................................................13
    The Home Depot, Inc.................................................................................................13
THE MERGER..............................................................................................................14
    Background of the Merger............................................................................................14
    Reasons for the Merger..............................................................................................21
    Recommendation of Our Board of Directors............................................................................25
    Opinion of Lehman Brothers..........................................................................................25
    Certain Effects of the Merger.......................................................................................32
    Effects on Hughes Supply if the Merger is Not Completed.............................................................33
    Interests of Our Directors and Executive Officers in the Merger.....................................................33
    Appraisal Rights....................................................................................................39
    Delisting and Deregistration of Our Common Stock....................................................................39
    Accounting Treatment................................................................................................39
    Material United States Federal Income Tax Consequences of the Merger................................................39
    Regulatory Approvals................................................................................................41
    Litigation Related to the Merger....................................................................................41
    Past Contacts, Transactions or Negotiations.........................................................................42
PROPOSAL 1 - THE MERGER AGREEMENT.......................................................................................43
    Form of the Merger..................................................................................................43
    Effective Time of the Merger........................................................................................43
    Directors and Officers of the Surviving Corporation.................................................................43
    Articles of Incorporation and Bylaws of Hughes Supply...............................................................43
    Merger Consideration................................................................................................43
    Effect on Stock Options and Restricted Common Stock.................................................................44
    Payment Procedures..................................................................................................44
    Conditions to the Merger............................................................................................45
    Material Adverse Effect.............................................................................................46
    Indemnification and Insurance.......................................................................................46
    Termination of the Merger Agreement.................................................................................47
    Expenses and Termination Fee........................................................................................48
    Representations and Warranties......................................................................................49
    Covenants Under the Merger Agreement................................................................................50
    No Solicitation of Competing Proposals..............................................................................54
    Amendment and Waiver................................................................................................56
APPRAISAL RIGHTS........................................................................................................57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................................58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................................................................61

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
    Agreements with Certain Directors and/or Officers...................................................................61
PROPOSAL 2 - ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.........................................................62
OTHER MATTERS...........................................................................................................63
FUTURE SHAREHOLDER PROPOSALS............................................................................................64
WHERE YOU CAN FIND MORE INFORMATION.....................................................................................65
INCORPORATION BY REFERENCE..............................................................................................66
ANNEX A  .........AGREEMENT AND PLAN OF MERGER
ANNEX B  .........OPINION OF LEHMAN BROTHERS INC. DATED JANUARY 9, 2006
ANNEX C  .........OPINION OF LEHMAN BROTHERS INC. DATED FEBRUARY 27, 2006





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
                                     SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of January 9, 2006, between The Home Depot, Inc. and Hughes Supply, Inc. is attached as ANNEX A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

          O THE PARTIES TO THE MERGER AGREEMENT (PAGE 13). Hughes Supply, Inc. is one of the nation's largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. The Home Depot, Inc. is the world's largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2004 sales of $73.1 billion.

          O THE MERGER (PAGE 14). You are being asked to vote to approve a merger agreement providing for the acquisition of Hughes Supply by The Home Depot. Upon the terms and subject to the conditions contained in the merger agreement, a wholly-owned subsidiary of The Home Depot will be merged with and into Hughes Supply. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of The Home Depot.

          O MERGER CONSIDERATION (PAGE 43). If the merger is completed, each holder of shares of our common stock will be entitled to receive $46.50 in cash, without interest and less applicable withholding taxes, per share of our common stock held immediately prior to the merger.

          O EFFECT ON STOCK OPTIONS AND RESTRICTED COMMON STOCK (PAGE 44). In connection with the merger, all outstanding unvested options to purchase shares of our common stock and outstanding unvested shares of our restricted common stock will accelerate and become fully vested. Each option with an exercise price below $46.50 per share will be cancelled and converted into the right to receive an amount of cash equal to the difference between the $46.50 per share merger consideration and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each option with an exercise price equal to or greater than $46.50 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will be converted into the right to receive $46.50 per share in cash, without interest and less any applicable withholding tax.

          O CONDITIONS TO THE MERGER (PAGE 45). We and The Home Depot will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval by our shareholders of the merger agreement. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, expired at 11:59 p.m. on February 13, 2006 and, accordingly, no further antitrust regulatory approvals are required to complete the merger.

          O EFFECTIVE TIME OF THE MERGER (PAGE 43). If our shareholders approve the merger agreement, we expect that the merger will become effective no later than the second business day after the special meeting of our shareholders, assuming that the other conditions set forth in the merger agreement have been satisfied or waived.

          O TERMINATION OF THE MERGER AGREEMENT (PAGE 47). Either we or The Home Depot can terminate the merger agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of closing conditions set forth in the merger agreement. In addition to certain other circumstances, we or The Home Depot may also terminate the agreement if, after complying with certain procedures contained in the merger agreement, our board of directors elects to withdraw or adversely modify its recommendation of the merger or we enter into a definitive acquisition agreement which our board of directors has determined represents a superior proposal.

          O TERMINATION FEE (PAGE 48). We could be obligated to pay The Home Depot a fee of $124,800,000 under certain circumstances if the merger agreement is terminated, including if we terminate the merger agreement because we have concurrently entered into a definitive acquisition agreement providing for a superior proposal, or if The Home Depot terminates the agreement because our board of directors withdraws or adversely modifies its approval of the merger agreement or its recommendation that our shareholders approve the merger agreement.

          O NO SOLICITATION OF COMPETING PROPOSALS (PAGE 54). The merger agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive a superior proposal for a competing transaction from a third party under certain circumstances set forth in the merger agreement.

          O SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS. Our board of directors formed a special committee of independent directors in July 2005. This committee supervised our evaluation of our strategic alternatives to maximize shareholder value and our negotiation of the terms of the merger, and unanimously recommended to our board of directors that it adopt the merger agreement. For a description of our evaluation of our strategic alternatives and the process leading to the proposed merger with The Home Depot, see "The Merger - Background of the Merger."

          O RECOMMENDATION OF OUR BOARD OF DIRECTORS (PAGE 25). After due discussion and due consideration, our board of directors, based in part on the unanimous recommendation of the special committee of our board of directors, has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of, Hughes Supply and our shareholders. Accordingly, our board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement.

          O REASON FOR RECOMMENDATION BY OUR BOARD OF DIRECTORS (PAGE 21). In making its recommendation that you vote "FOR" the approval of the merger agreement, our board considered a number of factors, including the cash consideration to be received by our shareholders in the merger and the current and historical market prices of our common stock, the financial analyses and written opinion of the special committee's financial advisor, Lehman Brothers Inc., our board of directors' assessment of a number of strategic, financial and operational considerations, the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior proposal, and the recommendation of the special committee.

          O OPINION OF LEHMAN BROTHERS (PAGE 25, ANNEX B AND ANNEX C). On January 9, 2006, Lehman Brothers Inc. delivered an oral opinion to the special committee of our board of directors, followed by a written opinion dated January 9, 2006, the date of the merger agreement, to the effect that, as of the date of that opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders. In connection with the proposed settlement of the purported class action lawsuit described in "The Merger - Litigation Related to the Merger," the special committee requested that Lehman Brothers confirm its opinion as of the date of this proxy statement. Lehman Brothers Inc. confirmed its opinion by delivering a substantially identical written opinion to the special committee of our board of directors as of the date of this proxy statement. The full text of the written opinions of Lehman Brothers Inc., setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annex B and Annex C to this proxy statement, respectively, and are incorporated by reference in this proxy statement. You should read each opinion of Lehman Brothers Inc. carefully and in its entirety. Each opinion of Lehman Brothers Inc. is addressed to the special committee of our board of directors in connection with the special committee's evaluation of the merger and it does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger (including how any shareholder should vote with respect to the approval of the merger agreement).

          O MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 39). The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes. As a result, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such shareholder's adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have been held for more than one year at the time of such surrender. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

          O INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 33). Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

               - our directors and executive officers will receive cash consideration for their vested and unvested stock options to the extent the exercise price of such options is below $46.50 per share and will receive $46.50 per share for their vested and unvested shares of restricted stock in connection with the merger;

               - seventeen of our current senior executive officers have a severance agreement that provides certain severance payments and benefits in the case of his or her termination of employment for good reason or without cause, each as defined in such agreements, within 24 months following the public announcement of the merger;

               - each of our senior executive officers participates in a supplemental executive retirement program, or SERP, that provides for a lump sum payment of his or her SERP retirement benefit upon his or her termination of employment for good reason or without cause within 24 months following completion of the merger;

               - we maintain certain non-qualified deferred compensation plans under which participants may, based on their plan elections, receive accelerated payments of their account balances in connection with the merger;

               - The Home Depot has agreed to provide the same level of salary and bonus opportunity in effect prior to the merger and benefits that are substantially similar or no less favorable in the aggregate than the benefits provided by us prior to the merger for a period of 12 months (in the case of employees other than our senior executive officers) or 24 months (in the case of our senior executive officers); and

               - the merger agreement provides for indemnification arrangements for each of our current and former directors and officers.

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
         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a Hughes Supply shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:   WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?

A: The special meeting of shareholders of Hughes Supply, Inc. will be held at our principal executive offices located at 501 West Church Street, Orlando, Florida 32805 on March 30, 2006, at 10:00 a.m., local time.

Q:   WHO IS SOLICITING MY PROXY?

A:   This proxy is being solicited by Hughes Supply.

Q:   WHAT AM I BEING ASKED TO VOTE ON?

A:   You are being asked to vote on the following two proposals:

          o    to approve the merger agreement; and

          o to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:   HOW DOES OUR BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:   Our board of directors unanimously recommends that you vote:

          o    "FOR" the proposal to approve the merger agreement; and

          o "FOR" the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:   WHAT VOTE OF OUR SHAREHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

A:   The vote requirements to approve the proposals are as follows:

          o the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the special meeting; and

          o the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Q:   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: Only shareholders of record as of the close of business on February 24, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 66,943,113 shares of our common stock, held by approximately 714 holders of record, were outstanding and entitled to be voted at the special meeting.


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
Q: HOW MANY SHARES MUST BE PRESENT OR REPRESENTED AT THE SPECIAL MEETING IN ORDER TO CONDUCT BUSINESS?

A: A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:   WHAT DO I NEED TO DO NOW?  HOW DO I VOTE?

A: We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

          O TELEPHONE, using the toll-free number listed on each proxy card (if you are a registered shareholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a bank, broker or other nominee and your bank, broker or nominee makes telephone voting available);

          O THE INTERNET, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in "street name" and your bank, broker or nominee makes internet voting available); or

          O MAIL, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

     Please do NOT send in your share certificates at this time.

     If your shares of our common stock are held in "street name" by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below "If my broker holds my shares in "street name," will my broker vote my shares for me?"

Q:   HOW ARE VOTES COUNTED?

A: For the proposal relating to the approval of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstention will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you "ABSTAIN," it has the same effect as if you vote "AGAINST" the approval of the merger agreement.

     For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you "ABSTAIN," it will have no effect on this proposal.

     If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendation of our board on any other matters properly brought before the meeting for a vote.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without these instructions, your shares will not be voted.

Q:   MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person. If your shares are held in "street name," you must get a proxy card from your broker or bank in order to attend the special meeting and vote in person.

     We urge you to sign, date and return the enclosed proxy card or to vote over the internet or by telephone as soon as possible, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See question below "May I change my vote after I have mailed my signed proxy card?"

Q:   WHEN SHOULD I SEND IN MY PROXY CARD?

A: You should send in your proxy card or vote over the internet or by telephone as soon as possible so that your shares will be voted at the special meeting.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

          o first, you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

          o second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

          o    third, you can attend the meeting and vote in person.

     Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Your attendance alone will not revoke your proxy.

     If you have instructed your broker to vote your shares you must follow directions received from your broker to change your vote. You cannot vote shares held in "street name" by returning a proxy card directly to Hughes Supply or by voting in person at the special meeting, unless you obtain a proxy card from your bank or broker.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATE(S) NOW?

A: No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $46.50 per share in cash, without interest.

Q:   WHO WILL BEAR THE COST OF THE SOLICITATION?

A: The expense of soliciting proxies in the enclosed form will be borne by Hughes Supply. We have retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $22,000 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:   WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q: WHAT HAPPENS IF I SELL MY SHARES OF HUGHES SUPPLY COMMON STOCK BEFORE THE SPECIAL MEETING?

A: The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Hughes Supply common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $46.50 per share in cash to be received by our shareholders in the merger.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than two business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. See "Proposal 1 - The Merger Agreement - Conditions to the Merger."

Q: WHEN WILL I RECEIVE THE CASH CONSIDERATION FOR MY SHARES OF HUGHES SUPPLY COMMON STOCK?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q: AM I ENTITLED TO EXERCISE APPRAISAL RIGHTS INSTEAD OF RECEIVING THE MERGER CONSIDERATION FOR MY SHARES OF HUGHES SUPPLY COMMON STOCK?

A: Under Florida law, you do not have appraisal rights because Hughes Supply is a listed company on The New York Stock Exchange and you will be entitled to receive cash consideration in the merger.

Q:   WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A: If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, D.F. King & Co., Inc., at 1-800-487-4870 (toll-free) or at 1-212-269-5550 (collect). If your broker holds your shares, you may also call your broker for additional information.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "will," "should," "plan," "intend," "project" or phrases such as "will be well-positioned to," "will benefit," "will gain" and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:


     o the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

     o the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

     o the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

     o the amount of the costs, fees, expenses and charges related to the merger;

     o the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including the ability to retain key employees;

     o risks related to diverting management's attention from ongoing business operations; and

     o other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See "WHERE YOU CAN FIND MORE INFORMATION" on page 65 of this proxy statement.

     We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on the business or operations of the company. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                       THE SPECIAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our shareholders.

DATE, TIME AND PLACE

     We will hold the special meeting at our principal executive offices located at 501 West Church Street, Orlando, Florida, 32805 on March 30, 2006, at 10:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, we will ask you to (1) approve the merger agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, and (3) transact any other business that is properly brought before the special meeting.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors, by unanimous vote, (1) approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement and (2) determined that the merger is advisable and fair to and in the best interests of our shareholders. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of our common stock at the close of business on February 24, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 66,943,113 shares of our common stock were issued and outstanding and held by approximately 714 holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the other matters to be voted on at the meeting.

     The holders of a majority of the outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

VOTE REQUIRED

     The approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

VOTING OF PROXIES

     To vote your shares, you should follow the instructions as indicated on your proxy card if you vote over the internet or by telephone, or you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. The laws of Florida, where we are incorporated, allow a proxy to be sent electronically, so long as it sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder, the other person entitled to vote on behalf of the shareholder or the attorney-in-fact for the shareholder. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

     If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted "FOR" the approval of the merger agreement, and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

     Shareholders who hold their shares of our common stock in "street name," meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by your bank, broker or other nominee regarding how to instruct your broker to vote your shares.

     We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

     DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR COMMON STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

REVOCABILITY OF PROXIES

     If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

     o delivering a written notice of revocation to the secretary of Hughes Supply at our principal executive offices located at One Hughes Way, Orlando, Florida 32805;

     o signing and delivering a later-dated proxy at a date after the date of the previously submitted proxy; or

     o    voting in person at the special meeting.

     The revocation of your proxy by written notice or your later-dated proxy will be effective only if the secretary of Hughes Supply receives the written notice or later-dated proxy prior to the day of the special meeting or if the judge of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

     If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from such nominee to revoke a previously submitted proxy.

VOTING 401(K) PLAN SHARES

     Shareholders who are current or former employees of Hughes Supply participating in the Hughes Supply Cash or Deferred Profit Sharing Plan and Trust, and have shares of our common stock credited to their plan account as of the record date, have the right to direct the plan trustee regarding how to vote those shares. The trustee for the plan will vote the shares in each participant's account in accordance with the participant's instructions. If a participant does not send instructions in one of the manners discussed in the section captioned "Voting of Proxies", or if the participant's proxy card is not received by Hughes Supply in a timely manner, the shares credited to the participant's account will not be voted by the trustee and will therefore count as a vote against approval of the merger agreement.

SOLICITATION OF PROXIES

     Hughes Supply is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Hughes Supply may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Shareholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

     We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for the special meeting. D.F. King & Co., Inc. will receive a base fee of $22,000 plus reimbursement of out-of-pocket fees and expenses.

ASSISTANCE

     Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call:

    D.F. King & Co., Inc.
    48 Wall Street
    New York, NY 10005
    1-800-487-4870 (toll-free)
              or
    1-212-269-5550 (call collect)

SHARE CERTIFICATES

     Please do not send any certificates representing shares of our common stock with your proxy card. The procedure for the exchange of certificates representing shares of our common stock will be as described in this proxy statement. For a description of procedures for exchanging certifications representing shares of our common stock, see "The Merger Agreement - Conversion of Shares; Procedures for Exchange of Certificates."

OTHER BUSINESS

     We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the Florida Business Corporation Act, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

     In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meting to approve the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

                       THE PARTIES TO THE MERGER AGREEMENT

HUGHES SUPPLY, INC.

     Hughes Supply, Inc., a corporation organized under the laws of the State of Florida, is one of the nation's largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, we employ approximately 9,600 associates and generated revenues of $4.4 billion in our fiscal year ended January 31, 2005. Our common stock is traded on The New York Stock Exchange under the symbol "HUG". Our principal executive offices are located at 501 West Church Street, Orlando, Florida 32805 and our telephone number is 407-841-4755.

THE HOME DEPOT, INC.

     The Home Depot, Inc. is the world's largest home improvement specialty retailer and the second largest retailer in the United Sates, with fiscal 2004 sales of $73.1 billion. The Home Depot employs approximately 325,000 associates and has over 2,000 stores in all 50 states, the District of Columbia, Puerto Rico, 10 Canadian provinces and Mexico. The Home Depot's common stock is traded on The New York Stock Exchange under the symbol "HD", and is included in the Dow Jones industrial average and Standard & Poor's 500 index. The Home Depot's principal executive offices are located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339 and its telephone number is 770-433-8211.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As part of its long-range planning, the Company's board of directors has periodically reviewed and assessed various strategic alternatives available to Hughes Supply, including strategic business plans and possible acquisitions, dispositions and mergers. In formulating the Company's strategic plans during fiscal 2006, the board and management considered the competitive challenges posed by consolidation in the wholesale distribution industry and the entry of new and larger competitors. In order to address these challenges, the Company developed a new business plan to further its core strategy of organic growth, strategic acquisitions and best in class operations. The Company sought, among other things, to accelerate improvement in human resource development, off-shore sourcing of products, results from under-performing businesses and the efficiency of its overall distribution structure.

     On July 18, 2005, the Company's Chief Executive Officer and President, Thomas I. Morgan, received an email from a senior representative of an internationally recognized financial sponsor expressing a strong interest in a potential acquisition of the Company. The communication outlined a process by which the financial sponsor sought to obtain additional information in order to make a formal acquisition proposal.

     On July 20, 2005 the Company revised its second quarter and full year earnings guidance downward, primarily as a result of weaker performance in the Plumbing/HVAC and Maintenance, Repair and Operations (MRO) businesses.

     On July 25, 2005, the Company's board of directors met and was informed of the financial sponsor's expression of interest. The board determined that an evaluation of strategic alternatives may become appropriate in light of the expression of interest received and the increasing challenges faced by the Company as an independent company. These challenges included the adverse market reaction following the July 20th revised earnings guidance release, upward pricing trends in recently announced acquisitions in the industry that could make it difficult for the Company to make strategic acquisitions (a key component of the Company's strategic plan), increased competition from bigger players in the industry including as a result of the consolidation trend in the industry, and the need to attract and retain talented management. The Company's general counsel and representatives of Holland & Knight LLP, the Company's outside counsel, reviewed with the board its fiduciary duties in connection with an evaluation of strategic alternatives and the circumstances under which the appointment of a special committee of independent directors would be advisable. It was discussed that certain strategic alternatives could potentially involve a continued interest on the part of the Company's senior management team. Accordingly, the board determined that a committee of independent and disinterested directors who have no financial interest in a strategic transaction different from that of the shareholders of the Company generally should be formed. The board created a special committee of the board of directors, comprised of Robert N. Blackford, William P. Kennedy, Patrick J. Knipe, Amos R. McMullian and John Baker, as chairman, each of whom is an independent director under the applicable rules of The New York Stock Exchange. The special committee was given the authority to evaluate and negotiate any strategic transaction and, if appropriate, to recommend the terms of the strategic transaction to the entire board. It was determined that the members of the special committee would receive the same compensation provided to members of the audit committee - an attendance fee of $1,000 for each meeting - and that the chairman of the special committee would receive a one-time fee of $10,000 for his services.

     On August 3, 2005, the special committee met to discuss the interest expressed by the financial sponsor in an acquisition of the Company. At this meeting, the special committee retained Lehman Brothers as its financial advisor and Weil, Gotshal & Manges LLP as its legal advisor. Lehman Brothers was engaged by the special committee based on its experience and reputation and its familiarity with the wholesale distribution industry and the Company. The fees payable to Lehman Brothers in connection with the merger were the result of arms-length negotiation between the chairman of the special committee, on behalf of the special committee, and representatives of Lehman Brothers. See "Opinion of Lehman Brothers - General" for a description of the fees payable to Lehman Brothers in connection with the merger. Representatives of Weil, Gotshal & Manges reviewed with the special committee its fiduciary duties in connection with a review of strategic alternatives. Following discussion, the special committee decided against making a formal response to the financial sponsor until after the meeting of the special committee scheduled on August 17th at which the special committee had requested an update from management on its current assessment of the Company's business plan. All other members of the board of directors were also invited to the August 17th meeting. The special committee instructed Lehman Brothers to advise the financial sponsor of its timing considerations.

     At the meeting of the special committee on August 17, 2005, at which all other members of the board of directors attended in person or by telephone, members of the Company's management made a presentation concerning the Company's strategic plan, business, results of operations and prospects. Management outlined major initiatives to be completed as part of the Company's plan in the next three to four years to further the Company's strategy of organic growth, strategic acquisitions and best in class operations. These initiatives included implementing and training personnel to utilize new information technology, upgrading field management, extensively restructuring the Company's field branch network to eliminate losses or low profitability in numerous branches, significantly improving purchasing and merchandising effectiveness and reducing the Company's portfolio of businesses to a fewer number of sharply focused, higher growth and return businesses. The Company's management and the board of directors discussed the challenges and opportunities that the Company may face in the future given consolidation trends in the industry and the risks inherent in implementing the Company's strategic plan. These risks included increasing competition for strategic acquisitions, which had already driven pricing beyond historical valuation multiples, and accelerating industry consolidation, both of which potentially put the Company at a competitive disadvantage. Additional risks were presented by the expenditures required to attain needed operating improvements, which could impair the ability to meet quarterly investor expectations. In addition, while the Company's existing human resources were stretched to manage seven separate businesses, divesting two or three businesses as may be desired would have an adverse earnings per share impact. The Company also faced the need to attract new management talent to achieve its goal of best in class operations. Members of the Company's management further outlined various alternatives available to the Company, including continuing to pursue the Company's strategic plan, engaging in more extensive acquisition and disposition activity and selling the entire Company. During the meeting, it was noted that the compensation committee would review the Company's executive severance arrangements, including its recently expired severance agreements, in light of the potential evaluation of strategic alternatives.

     Immediately following the management presentation, the special committee met in executive session with its legal and financial advisors. At the request of the special committee, Lehman Brothers made a presentation regarding the possible strategic alternatives available to the Company in order to maximize shareholder value, including executing management's current plan for the business and engaging in a sale of the Company to a financial or strategic buyer. Lehman Brothers provided the special committee with various valuation analyses for the Company on a stand-alone basis, including analyses based on comparable transactions, comparable companies, premia paid and research analyst estimates as well as discounted cash flow, leveraged buyout and return on invested capital analyses based on management projections. It was noted that while pursuit of the strategic plan could create significant shareholder value over the long term, its implementation would entail execution risks as previously described to the board and the projected value of management's plan may not be fully realized. The expression of interest from the financial sponsor was discussed. The special committee discussed the importance of keeping any strategic review process confidential.

     At a meeting on August 23, 2005, the special committee again discussed the expression of interest from the financial sponsor. It was also noted that a senior executive of The Home Depot spoke with a senior executive of the Company on August 22, 2005 to express an interest in arranging a meeting in Orlando between Mr. Morgan and Robert L. Nardelli, the Chief Executive Officer of The Home Depot, although the purpose of such a meeting was not specified. The special committee authorized Lehman Brothers to contact the financial sponsor to learn more details about its interest in the Company. Lehman Brothers subsequently asked the financial sponsor to give a written indication of its proposed valuation based solely on publicly available information.

     On September 7, 2005, the Company received a preliminary written indication of interest from the financial sponsor in which it affirmed its strong interest in acquiring all of the outstanding common stock of the Company. In its letter, the financial sponsor outlined a proposed due diligence process and indicated a preliminary valuation of $39.00-$41.00 per share, representing a premium of 18.5% to 24.6% over the NYSE per share closing price on September 6, 2005.

     On September 12, 2005, the special committee met to discuss the letter received from the financial sponsor. Representatives of Lehman Brothers observed that based on its previous analyses the financial sponsor's valuation of the Company represented a reasonable multiple of the Company's earnings based on a comparative company analysis and that the per share price range also reflected an attractive premium to then current trading levels. Members of the special committee expressed concern that the valuation range proposed by the financial sponsor may not be adequate in light of the long-term prospects of the Company. Lehman Brothers proposed a process by which other potentially interested parties would be contacted in order to ensure the highest value could be obtained by the Company. It was discussed that the special committee would be able to terminate the sale process at any time if it later determined that the offers received were not satisfactory in light of the value that the committee believed at that time could be achieved by staying the course and pursuing the Company's strategic plan. The special committee was also informed that a meeting had been arranged with The Home Depot for September 22nd. The special committee did not authorize a sale process to be commenced at this time but authorized Lehman Brothers to advance discussions with the financial sponsor to get a more informed view on the potential valuation of the Company prior to making such a decision.

     On September 22, 2005, the financial sponsor executed a confidentiality and standstill agreement with the Company.

     Also on September 22, 2005, Mr. Nardelli, Mr. Morgan and an additional senior executive from each organization met. Mr. Nardelli, on behalf of The Home Depot, expressed an interest in acquiring the Company but did not provide any indication of valuation of the Company. During a telephonic meeting on the same day, the members of the board of directors, with the exception of two members unable to attend, were notified of this development and Lehman Brothers was directed to seek a written indication of interest from The Home Depot.

     On September 30, 2005, the Company made a management presentation to the financial sponsor, with representatives of Lehman Brothers in attendance. The presentation included financial information relating to each of the Company's product lines and broad overviews of its corporate function and general legal structure and status.

     Beginning on October 7, 2005, certain media outlets reported that a sale of the Company was imminent. In light of the press activity, the Company retained a public relations advisor to manage communications surrounding the strategic alternatives process. Over the weekend, members of the special committee conferred with its legal and public relations advisors about the potential necessity to make a public announcement that the Company was considering its strategic alternatives.

     On October 11, 2005, as requested by Lehman Brothers, the financial sponsor submitted a revised written indication of interest containing a price range of $39.00-$42.00 per share. The revised indication of interest was subject to further due diligence and the negotiation of definitive transaction documents.

     On October 12, 2005, the board of directors met to review the process that Lehman Brothers had conducted to date with respect to strategic alternatives, including receiving an update on the interest of the financial sponsor and The Home Depot, as well as the recent media activity. Representatives of Lehman Brothers provided an update of the discussions with both parties and reported that The Home Depot was expected to make a formal offer on or about October 14, 2005.

     On October 14, 2005, the Company received a preliminary written indication of interest from The Home Depot containing a price range of $37.50-$40.00 per share in cash, a premium of 18.4% to 26.3% over the NYSE closing price on October 13, 2005. The Home Depot's indication of interest was not contingent on the arrangement of financing. The Home Depot also requested that the Company enter into exclusive negotiations with The Home Depot. The Company did not agree to comply with The Home Depot's request for exclusivity.

     On October 17, 2005, Lehman Brothers provided representatives of The Home Depot with a draft confidentiality and standstill agreement.

     At a meeting held on October 19, 2005, the compensation committee approved the Company entering into renewed and amended change in control severance agreements with up to 18 senior executives, as well as certain amendments to the Company's Supplemental Executive Retirement Plan. The committee determined that the renewal of the severance agreements and the amendments to the Company's Supplemental Executive Retirement Plan were essential for retention of the Company's senior executives, especially in light of the uncertainties surrounding the sale process. The severance agreements were also intended to promote uniform treatment of the Company's senior executives. The terms of the renewed severance agreements were substantially similar to the expired agreements, but added gross-up payments for excise taxes that may be payable under Section 4999 of the Internal Revenue Code, a non-competition and non-solicitation covenant, a continuation of benefits provision relating to health and life insurance, and a reduction in the termination benefit from three times average annual compensation to two times average annual compensation, for each senior executive except the Chairman, CEO, CFO and COO. In addition, the new agreements narrowed the definition of a "good reason" termination by the executive in certain respects, and provided that an executive would be deemed to have attained the requisite years of service under the SERP and would be credited with additional years of service under the SERP upon a qualifying termination. See "The Merger - Interests of Our Executive Officers and Directors in the Merger" for additional information regarding these agreements.

     At a board of directors meeting held on October 20, 2005, Lehman Brothers reviewed the indications of interest received and discussed the sale process with the members of the board. Lehman Brothers discussed the alternative of performing a market check in which the Company would publicly announce that it is considering its strategic alternatives. It was discussed that such an announcement would facilitate the making of outbound calls to potentially interested parties who were not yet subject to a confidentiality agreement. Following the board meeting, the special committee met in executive session with its legal and financial advisors to further discuss and review the indications of interest provided by the financial sponsor and The Home Depot, as well as the advisability of a publicly announced market check process.

     On October 26, 2005, representatives of Cleary Gottlieb Steen & Hamilton LLP, legal advisor to The Home Depot, commented on the terms of the draft confidentiality and standstill agreement previously provided to The Home Depot. The terms of the agreement were negotiated in detail during the following two days.

     On October 27, 2005, the special committee met with its legal and financial advisors to discuss the sale process, review other parties who may be interested in engaging in a transaction with the Company and determine if a strategic alternatives announcement was advisable. Members of the Company's management reported to the special committee that vendors, customers and employees were increasingly inquiring whether the Company was engaged in a sale process. At the conclusion of the meeting, the special committee determined that a public announcement that the Company is exploring its strategic alternatives should be made early in the following week. The timing of the announcement would be left to Mr. Morgan, in consultation with Mr. Baker, based on the intensity of market rumors and the need to communicate clearly with employees. The special committee determined that after the public announcement was made, representatives of Lehman Brothers should contact the potentially interested strategic and financial parties as previously reviewed with the special committee.

     On October 28, 2005, The Home Depot executed a confidentiality and standstill agreement with the Company.

     On October 30, 2005, the Company made a second management presentation to the financial sponsor, with representatives of Lehman Brothers in attendance.

     After the close of the U.S. financial markets on October 31, 2005, following repeated media and employee inquiries, the Company publicly announced its decision to explore strategic alternatives to maximize shareholder value. It also announced that a special committee of independent directors of the board of directors had been formed to oversee the process, with Lehman Brothers and Weil, Gotshal & Manges acting as the special committee's advisors. The Company also announced that revenue and earnings for the third quarter of fiscal 2006 were expected to exceed the Company's previously issued guidance due to strong demand across most of its businesses.

     At the direction of the special committee, Lehman Brothers began to conduct a market check on November 1, 2005. Outbound and inbound calls were made and received. In total, Lehman Brothers had contact with 8 potentially interested strategic parties and twelve potentially interested financial sponsors. All parties were requested to submit indicative proposals on or prior to November 11th based on publicly available information.

     On November 3, 2005, the Company made a management presentation to representatives of The Home Depot, with representatives of Lehman Brothers in attendance.

     Two additional parties, both financial sponsors, submitted indicative proposals in writing on November 10th and 11th, respectively. One party gave a preliminary price indication of $40.00 to $44.00 per share in cash while the other indicated a price of approximately $41.50 per share in cash. Both parties entered into confidentiality and standstill agreements with the Company. Lehman Brothers also had discussions with other parties regarding their interest in participating in the proposal process, either as a bidder or as an equity sponsor for existing bidders, but these parties ultimately did not participate in the formal process.

     On November 16, 2005, the special committee met with its legal and financial advisors to discuss the results of the market check, to review the indicative proposals received from the financial sponsor, The Home Depot and the two additional financial sponsors who submitted written proposals, to discuss the diligence process timeline and to discuss the overall sale process.

     On November 25, 2005, and December 1, 2005, respectively, the two additional financial sponsors who submitted written proposals following the strategic alternatives announcement withdrew from the sale process, citing timing concerns and an inability to devote the proper internal resources to pursuing a transaction with the Company.

     During November and December 2005, the financial sponsor and The Home Depot engaged in a full business, financial and legal due diligence investigation of the Company. Each party was provided with access to an electronic data room, participated in meetings with members of the senior management of the Company and received formal management presentations on business segments and operational functions of the Company. The financial sponsor requested that four other firms participate as co-investors in connection with the potential acquisition of the Company. The Company subsequently entered into confidentiality agreements with the co-investors of the financial sponsor during November and December.

     On December 8, 2005, Lehman Brothers sent bid instruction letters on the special committee's behalf to the financial sponsor and The Home Depot, formally soliciting the submission of final bids by January 6, 2006.

     The special committee met with its legal and financial advisors on December 15, 2005 to receive an update on the strategic review process and to discuss the continuing interest shown by the financial sponsor and The Home Depot. The special committee reviewed the principal provisions of a draft merger agreement to be sent to interested parties and submitted with final bids, copies of which were provided to the members of the special committee prior to the meeting. Representatives of Weil, Gotshal & Manges asked the members of the special committee to once again consider and discuss their relationship with the Company and also with the financial sponsor and The Home Depot to ensure that the members were independent from such entities in light of the sale process. Representatives of Weil, Gotshal & Manges answered questions of the members of the special committee regarding their independence.

     On December 16, 2005, Weil, Gotshal & Manges circulated an initial draft of the merger agreement to the financial sponsor and to The Home Depot. The parties were requested to submit a mark-up of the draft merger agreement by December 30, 2005.

     On December 30, 2005, the Company received mark-ups of the draft merger agreement from The Home Depot and the financial sponsor. The financial sponsor also provided drafts of its proposed equity financing and debt financing commitment letters supporting its offer. On January 4, 2006, the Company sent a new draft merger agreement to The Home Depot and the financial sponsor reflecting comments which had been accepted by the Company, and requested that the final bids be submitted on the basis of the new draft merger agreement.

      On January 6, 2006, The Home Depot submitted to the Company a written proposal to acquire the Company for $44.00 per share in cash. The Home Depot's proposal was not subject to any financing condition and indicated a desire to consummate the transaction in an expeditious manner.

     On January 6, 2006, the financial sponsor also submitted a written proposal to the Company. The letter expressed the financial sponsor's continued interest in the Company and requested a 10 day extension to complete its internal evaluation process and due diligence investigation of the Company. The financial sponsor also expressed a willingness to continue to discuss the draft merger agreement and their financing commitment letters. Representatives of Weil, Gotshal & Manges discussed the merger agreement with legal advisors of the financial sponsor on January 6th.

     On January 7th and 8th, the Company, together with its legal and financial advisors, continued discussions with representatives of The Home Depot concerning the outstanding issues under the merger agreement, including among other things the proposed breakup fee, The Home Depot's desire for a "force the vote" provision that would require the Company to hold a shareholder meeting even if the board no longer supported a transaction with The Home Depot, and the commitment by The Home Depot to bear the risk of obtaining necessary antitrust regulatory approvals for the transaction. With respect to the break-up fee, the Company initially proposed a break-up fee equal to 2% of the transaction value that would be paid upon the occurrence of a limited set of events. The Home Depot proposed a 4% break-up fee and requested that the termination fee be paid under additional circumstances. After internal discussions with its legal and financial advisors, the Company proposed to resolve the open issues by offering a break-up fee equal to approximately 4% of the transaction value without granting certain additional triggering events requested by The Home Depot and without agreeing to The Home Depot's desire for a "force the vote" provision. After additional discussions, the Company and The Home Depot reached agreement on each of these points and The Home Depot agreed to the Company's proposed language relating to the efforts required to obtain antitrust clearance of the merger. For a description of the terms of the merger agreement see "Proposal 1 - The Merger Agreement."

     On January 7th, updated six year financial projections were delivered to The Home Depot and the financial sponsor. The Company as a matter of course does not make public detailed forecasts or long-range internal projections as to future performance, revenue, earnings or financial condition. However, during the Company's exploration of strategic alternatives, the Company provided bidders with a six year forecast prepared by management and presented to the board of directors as a means of facilitating potential purchasers' due diligence investigations. The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such projections were made available to bidders. In addition, Lehman Brothers utilized the updated management plan projections in performing its financial analysis in connection with the rendering of its fairness opinion. See "The Merger - Opinion of Lehman Brothers." The updated management plan projections forecasted EBITDA of $308.9 million, $343.5 million, $411.4 million, $521.5 million, $617.6 million, and $709 million in fiscal years 2006 through 2011, respectively. The updated projections included a forecasted fiscal 2006 EBITDA which was $27.9 million higher than the fiscal 2006 EBITDA previously forecasted and presented to the board at its August 17th meeting, due primarily to improved third and fourth quarter performance. The projections for fiscal years 2007 through 2011 give effect to the funding of various strategic initiatives. The projections were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, some of which are beyond the control of the Company. Most significantly, the projections assumed acquisitions that would contribute approximately $1.2 billion of additional net sales by fiscal 2011, stable economic growth rates, a compound annual sales growth rate of 9.3%, a compounded annual EBITDA growth rate of 18.1% and associated margin improvements relating to off-shore sourcing and branch closures. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially different than those contained in the projections. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections. In the view of the Company's management, the projections were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presented, to the best knowledge and belief of the Company's management, the expected course of action and the expected future financial performance of Hughes Supply assuming that the Company's strategic plan is fully implemented in the timeframe proposed by management. HOWEVER, WE CANNOT ASSURE YOU THAT THE ACTUAL RESULTS OR DEVELOPMENTS WE ANTICIPATE WILL BE REALIZED OR, IF REALIZED, THAT THEY WILL HAVE THE EXPECTED EFFECTS ON THE BUSINESS OR OPERATIONS OF THE COMPANY. The Company does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. The Company has made no representations to The Home Depot or any other party relating to the projections.

     On January 8, 2006, Messrs. Nardelli and Baker met in Jacksonville, Florida to discuss the proposal made by The Home Depot. The two discussed The Home Depot's commitment to community and employees, as well as the financial aspects of the transaction. Mr. Baker encouraged Mr. Nardelli to put his best bid forward prior to Monday's board meeting as a final decision would be made at that time.

     During the morning of January 9, 2006, Mr. Baker received a call from Mr. Nardelli increasing the offer by The Home Depot to $46.50 per share, a premium of 22.0% over the NYSE closing price on January 6th and 39.0% over the NYSE closing price on October 31, 2005, the last full trading day prior to the Company's strategic alternatives announcement.

     Also during the morning of January 9, 2006, representatives of Lehman Brothers engaged in further discussions with representatives of the financial sponsor to better understand the extension request and to get a preliminary indication of the financial sponsor's valuation of the Company. The financial sponsor's representatives indicated that they were still working to be able to submit a final bid within the valuation range previously proposed.

     Later in the morning of January 9, 2006, a joint meeting of the Company's board of directors and the special committee of the board of directors was convened to consider whether to approve the transaction proposed by The Home Depot. During the board meeting, a letter was presented confirming the $46.50 per share offer from The Home Depot. Representatives of The Home Depot confirmed that the offer was not subject to any further corporate approvals. Representatives of Weil, Gotshal & Manges, Holland & Knight and the Company's general counsel again discussed with the Company's board of directors and the special committee the legal duties of directors in connection with an extraordinary transaction such as the proposed merger.

     Representatives of Weil, Gotshal & Manges reviewed for the board of directors and the special committee in detail the terms of the merger agreement (copies of which had been provided to the members of the board prior to the meeting) and other legal aspects of the proposal by The Home Depot. Weil, Gotshal & Manges and Lehman Brothers responded to questions from the board of directors.

     Representatives of Lehman Brothers then summarized for the board of directors the full sale process, indicating that Lehman Brothers had contacted, or had otherwise received unsolicited inquiries from, approximately 20 parties. Representatives of Lehman Brothers then reviewed and analyzed, among other matters, the financial aspects of The Home Depot proposal, utilizing, among other methodologies, a comparable company analysis, a premium paid analysis, a leveraged buyout analysis, a discounted cash flow analysis based on different management provided scenarios and an analysis of comparable transactions between 2002 and 2005. Representatives of Lehman Brothers responded to questions from the Company's board of directors and further discussed The Home Depot's implied valuation of the Company based on its offer price. It was noted by certain board members that management's updated six year projections, if realized, would create shareholder value in excess of $46.50 per share based on Lehman's discounted cash flow analysis. Mr. Morgan reviewed with the board the risk factors that he considered to be significant in terms of the Company's ability to fully realize its projections. In particular, Mr. Morgan conveyed his view that implementation of the Company's acquisition strategy would likely be hindered by the valuation multiples currently being paid in the industry, that the Company's ability to achieve organic growth was dependent on the execution of cost savings strategies such as off-shore sourcing of products and that any failure to meet quarterly investor expectations during the implementation of these strategies would adversely impact the Company's share value. It was also noted that the offer by The Home Depot reflected substantial current value and in fact represented a higher multiple of EBITDA, based on the Company's updated projected EBITDA for the fiscal year ending January 31, 2006, than had been paid in any other transaction in our industry of which Lehman Brothers was aware. The current status of the financial sponsor's interest was discussed as well as its request for an extension to submit a final bid.

     The special committee of the board of directors then met in executive session with its legal and financial advisors. Following discussion, the special committee determined not to grant the financial sponsor's extension request because, based on information obtained by Lehman Brothers, it was unlikely that the financial sponsor would be able to submit a final bid that would exceed the valuation range previously proposed by the financial sponsor. After further discussions, the special committee requested that Lehman Brothers render an opinion as to whether the proposed merger with The Home Depot was fair from a financial point of view to the Company's shareholders. Lehman Brothers delivered to the special committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 9, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, from a financial point of view, the consideration to be received by the holders of the Company's common stock in the proposed merger was fair to such shareholders. During the course of Lehman Brothers' presentation and rendering of its opinion, representatives of Lehman Brothers responded to questions from members of the special committee confirming or clarifying their understanding of the analyses performed by Lehman Brothers and the opinion rendered by Lehman Brothers, as described in more detail under "The Merger--Opinion of Lehman Brothers" beginning on page 25. The full text of the written opinion of Lehman Brothers, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement.

     The special committee then met solely with representatives of Weil, Gotshal & Manges. Representatives of Weil, Gotshal & Manges reviewed its previous advice concerning the legal standard applicable to the special committee's decisions and actions with respect to its evaluation of alternatives, including the fiduciary duties of the members of the special committee, and confirmed the independence of the members of the special committee. The special committee itself also reaffirmed its conclusion that each of its members was independent. The special committee then discussed and reviewed certain significant provisions in the merger agreement. The special committee also discussed the fees to be paid to Lehman Brothers in connection with the proposed transaction. Following additional discussion and deliberation, the special committee unanimously recommended the approval and adoption of the merger agreement by the Company's board of directors.

     Immediately following the executive session of the special committee, the full board of directors reconvened to continue its meeting. Mr. Baker, on behalf of the special committee, reported that the special committee was recommending that the board of directors approve and adopt the merger agreement. Following additional discussion and deliberation, and based upon the recommendation of the special committee, the board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, determined that the merger is advisable, fair to and in the best interests of the shareholders of the company and unanimously resolved to recommend that the Company's shareholders vote to approve the merger agreement.

     During the evening of January 9, 2006, Lehman Brothers received an email from a representative of the financial sponsor indicating that the representative believed that the price per share to be offered by the financial sponsor upon completion of its internal evaluation process would be $39.00-$40.00 per share. The financial sponsor was informed later that evening that the Company had accepted an offer from The Home Depot.

     During the evening of January 9, 2006, Hughes Supply and The Home Depot executed the merger agreement. Prior to the opening of the U.S. financial markets on January 10, 2006, Hughes Supply and The Home Depot announced the execution of the merger agreement pursuant to a press release.

REASONS FOR THE MERGER

     In reaching its determinations, approvals and recommendations referred to in the section captioned "The Merger - Recommendation of Our Board of Directors", our board of directors consulted with senior management, the special committee of the board of directors, and legal and financial counsel. The following describes material reasons, factors and information taken into account by the special committee in deciding to recommend to our board of directors that it approve the merger agreement and the transactions contemplated thereby, and by our board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our shareholders approve the merger agreement.

     EXTENSIVE PROCESS. The extensive and thorough strategic review process that Lehman Brothers and we conducted under the direction of the special committee, which included the following:

     o we issued a press release in October 2005 announcing (i) that our board of directors authorized us to consider the strategic alternatives available to us to maximize shareholder value, (ii) our engagement of Lehman Brothers and Weil, Gotshal & Manges to assist in evaluating strategic alternatives, and (iii) the formation of the special committee of the board of directors to oversee the process;

     o Lehman Brothers and we contacted approximately 13 companies from a wide range of industries, including participants in the wholesale distribution sector and private equity firms, that Lehman Brothers and we considered to be the most likely potential acquirers of our company;

     o in addition to the companies Lehman Brothers and we contacted, 7 other parties contacted us and we and Lehman Brothers responded to such unsolicited inquiries;

     o of all of these parties, 4 executed confidentiality and standstill agreements with us for the purpose of exploring a possible strategic transaction with us and each of these parties provided preliminary written indications of interest specifying a price range per share at which each party indicated a willingness to engage in a transaction;

     o of these four parties, two elected to pursue further discussions and provided written reaffirmed and revised indications of interest in acquiring Hughes Supply, and we (i) provided to each of them access to our management and an electronic data room for conducting additional due diligence and (ii) distributed bid instructions to each of them; and

     o The Home Depot's per share offer was materially higher than any price range previously indicated by other interested parties and our special committee unanimously determined that The Home Depot's bid was advisable, fair to and in the best interests of our shareholders.

     In addition, the special committee and our board of directors believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee and our board of directors to represent effectively the interests of our shareholders. These procedural safeguards include the following:

     o the fact that our board of directors established a special committee, the members of which are each independent directors under the rules of The New York Stock Exchange and are not employees of Hughes Supply;

     o the fact that Lehman Brothers and Weil, Gotshal & Manges were retained by the special committee as its financial and legal advisors to advise the special committee with respect to the merger;

     o the fact that the special committee provided instructions to its legal and financial advisors regarding the negotiation of the terms of the merger agreement, including the amount of the merger consideration;

     o the fact that our board of directors and special committee have retained the right to change their recommendation of the merger; and

     o the fact that we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $124,800,000 termination fee.

     MERGER CONSIDERATION PREMIUM. The $46.50 per share merger consideration represents a significant premium to the current and historical closing trading price of our common stock. The $46.50 per share merger consideration represents a premium of approximately 39.0% to the closing price of our common stock on October 31, 2005, the last full trading day before our strategic alternatives announcement, approximately 20.6% to the closing price of our common stock on January 9, 2006, the last trading day before the public announcement of the execution of the merger agreement, and approximately 24.3% to the average daily closing price of our common stock over the 30 trading day period ended January 9, 2006. The merger price proposed by The Home Depot represented the highest price that we were offered for the acquisition of Hughes Supply and the board, based on its own experience and discussions with its financial advisors, believes that it is unlikely that a third party would propose to acquire Hughes Supply at a price higher than $46.50 per share.

     TERMS OF THE MERGER AGREEMENT. Our board of directors' and the special committee's consideration of the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

     o the structure of the merger as an all cash transaction which will allow our shareholders to immediately realize fair value and liquidity for their investment and which will provide them with certainty of value for their shares;

     o the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our shareholders, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited takeover proposal prior to obtaining shareholder approval;

     o the ability of our board of directors to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $124,800,000 to The Home Depot should we receive an unsolicited proposal that our board of directors determines to be a superior offer and concurrently enter into a definitive acquisition agreement for a superior proposal;

     o the board of directors' understanding, after consultation with financial and legal counsel, that our obligation to pay the $124,800,000 termination fee (and the circumstances when such fee is payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

     o The Home Depot's obligation to complete the merger is not subject to any financing contingencies;

     o the risks associated with obtaining regulatory approval for the merger under the HSR Act would be borne by The Home Depot; and

     o the likelihood of satisfying the other conditions to The Home Depot's obligations to complete the merger, including the likelihood of obtaining the necessary regulatory and shareholder approvals and the likelihood that the merger would be completed.

     OPINION OF LEHMAN BROTHERS. The financial analyses reviewed by Lehman Brothers Inc. at the meeting of the special committee on January 9, 2006 and the meeting of our board of directors on January 9, 2006, including its opinion as to the fairness, from a financial point of view, to holders of our common stock of the consideration to be received by such shareholders in the merger. See "Opinion of Lehman Brothers" on page 25.

     CHALLENGES FACED BY US AS AN INDEPENDENT COMPANY. The board of directors' view that the merger was more favorable to shareholders than any other alternative reasonably available to Hughes Supply and its shareholders, including continuing to operate the business as a stand-alone, independent company (including an evaluation by the board of directors of the updated six year projections prepared by management) in light of the risks involved in implementing the Company's business plan. The board of directors believes that a sale to The Home Depot is more favorable to our shareholders than remaining independent based on the potential value of such alternative and the assessment of our board of directors of the risks associated with remaining independent, after taking into account the presentation to the board of directors by management. See "The Merger - Background of the Merger." In assessing the potential value of remaining independent, the board considered and discussed, among other things, the financial condition, results of operations, management, competitive position, business and prospects of Hughes Supply and current economic, industry and market conditions.

     The special committee and our board of directors were aware that the range of values for the management plan without recession and management plan with recession generated by the discounted cash flow analysis performed by Lehman Brothers was above the cash merger price of $46.50 per share. For the purposes of its analysis, Lehman Brothers also performed sensitivity analyses on the financial projections furnished by Hughes Supply management to reflect more conservative assumptions, whereby projected sales growth rate and margin improvement assumptions were reduced by 50% throughout the projection period. The special committee and our board of directors were also aware that the high end of the range of values under Lehman Brothers' sensitivity analysis without recession, and the sensitivity analysis with recession, was above the cash merger price of $46.50 per share. For a more detailed description of Lehman Brothers' discounted cash flow analysis and calculations, please see the section captioned "The Merger - Opinion of Lehman Brothers" beginning on page 25. The special committee and our board of directors, however, did not believe that such discounted cash flow values, which were based on certain assumed terminal value multiples and discount rates, were a countervailing factor, particularly because the other valuation metrics provided by Lehman Brothers indicated a valuation of Hughes Supply below $46.50 per share and because the low to mid range values generated under the Lehman Brothers' sensitivity analyses valued Hughes Supply significantly below $46.50 per share. The special committee and the board of directors also considered the fact that the offer by The Home Depot reflected substantial current value, represented a higher multiple of EBITDA, based on Hughes Supply's projected EBITDA for the fiscal year ending January 31, 2006, than had been paid in any other transaction in our industry's history of which Lehman Brothers was aware, and the fact that the cash merger price of $46.50 per share exceeded the all-time highest trading price of our common stock.

     Our board of directors also identified and considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including the following:

     FAILURE TO CLOSE. The risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

     BECOMING A WHOLLY-OWNED SUBSIDIARY. The fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company.

     TAXATION. The fact that gains realized from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes.

     DISRUPTIONS. The impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with The Home Depot, which could impair our prospects as an independent company if the merger is not consummated.

     OPERATING RESTRICTIONS. The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

     REGULATORY. The possibility of significant costs, delays and non-consummation of the merger resulting from seeking the regulatory approvals necessary for the consummation of the merger.

     NO SOLICITATION; TERMINATION FEE. The fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to The Home Depot a termination fee of $124,800,000 if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger.

     OFFICERS AND DIRECTORS. The interests of our executive officers and directors in merger which may be different or in addition to the interests of our shareholders generally. See "Interests of Our Directors and Executive Officers in the Merger."

     The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the board of directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     On January 9, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously determined that the merger with The Home Depot is advisable, fair to and in the best interests of our shareholders and approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF HUGHES SUPPLY VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF LEHMAN BROTHERS

     In August 2005, the special committee of the board of directors of Hughes Supply engaged Lehman Brothers to act as its financial advisor with respect to exploring its strategic alternatives. On January 9, 2006, Lehman Brothers rendered its oral opinion, followed by a written opinion dated January 9, 2006, to the special committee of the board of directors of Hughes Supply that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be offered to the shareholders of Hughes Supply in the merger was fair to such shareholders. In connection with the proposed settlement of the purported class action lawsuit described in "The Merger - Litigation Related to the Merger," the special committee requested that Lehman Brothers confirm its opinion as of the date of this proxy statement. Lehman Brothers confirmed its opinion by delivering a substantially identical written opinion, dated the date hereof, to the special committee that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be offered to the shareholders of Hughes Supply in the merger was fair to such shareholders.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINIONS DATED JANUARY 9, 2006 AND THE DATE OF THIS PROXY STATEMENT ARE ATTACHED AS ANNEX B AND ANNEX C TO THIS PROXY STATEMENT, RESPECTIVELY. SHAREHOLDERS ARE ENCOURAGED TO READ EACH LEHMAN BROTHERS' OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINIONS. THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS CONTAINED IN EACH OPINION ARE THE SAME. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY THAT LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION DATED JANUARY 9, 2006. IN CONNECTION WITH THE ISSUANCE OF ITS UPDATED OPINION AS OF THE DATE OF THIS PROXY STATEMENT, LEHMAN BROTHERS USED THE SAME METHODOLOGY AND UPDATED CERTAIN ANALYSES MADE IN CONNECTION WITH THE DELIVERY OF THE OPINION DATED JANUARY 9, 2006. EXCEPT AS DESCRIBED BELOW, THIS UPDATING PROCESS DID NOT RESULT IN ANY CHANGES TO THE RESULTS OF THE ANALYSES MADE IN CONNECTION WITH THE JANUARY 9TH OPINION DESCRIBED HEREIN. THE UPDATING PROCESS DID NOT RESULT IN ANY CHANGE TO THE OPINION OF LEHMAN BROTHERS.

     Lehman Brothers' advisory services and opinion were provided for the information and assistance of the special committee of the board of directors of Hughes Supply in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any shareholder of Hughes Supply as to how such shareholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Hughes Supply's underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     (1)  the merger agreement and the specific terms of the merger;

     (2) publicly available information concerning Hughes Supply that Lehman Brothers believed to be relevant to its analysis, including Hughes Supply's Annual Report on Form 10-K for the fiscal year ended January 31, 2005;

     (3) financial and operating information with respect to the business, operations and prospects of Hughes Supply furnished to Lehman Brothers by Hughes Supply, including financial projections of Hughes Supply prepared by Hughes Supply's management;

     (4) published estimates of independent research analysts with respect to the future price targets of Hughes Supply common stock (including 12-18 month price targets of $42 by Sidoti & Company LLC, $41 by SunTrust Capital Markets, $42 by Robert W. Baird & Co. and $38 by Lehman Brothers Inc.);

     (5) a trading history of Hughes Supply common stock from January 5, 1996 to January 6, 2006;

     (6) a comparison of the historical financial results and present financial condition of Hughes Supply with those of other companies that Lehman Brothers deemed relevant;

     (7) a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

     (8) the results of Lehman Brothers' efforts to solicit indications of interest and definitive proposals from third parties with respect to a sale of Hughes Supply.

     In addition, Lehman Brothers had discussions with the management of Hughes Supply concerning Hughes Supply's business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of Hughes Supply's management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Hughes Supply, upon advice of Hughes Supply, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hughes Supply as to the future financial performance of Hughes Supply and Lehman Brothers relied upon such projections in performing its analysis. However, for the purpose of its analysis, Lehman Brothers performed a sensitivity analysis on the financial projections of Hughes Supply to reflect a more conservative assumption regarding the growth rate of Hughes Supply's business and margin improvement which were discussed with the management of Hughes Supply and were relied upon in rendering its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Hughes Supply and did not make or obtain any evaluations or appraisals of the assets or liabilities of Hughes Supply. Lehman Brothers further assumed, upon advice of Hughes Supply, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained as contemplated by the merger agreement. Lehman Brothers' January 9th opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 9, 2006. Similarly, Lehman Brothers' updated opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of this proxy statement.

      In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Hughes Supply, but rather made its determination as to the fairness, from a financial point of view, to the shareholders of Hughes Supply of the consideration to be offered to such shareholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hughes Supply. None of Hughes Supply, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the special committee of the board of directors of Hughes Supply.

COMPARABLE COMPANY ANALYSIS

     Lehman Brothers reviewed and compared specific financial and operating data relating to Hughes Supply with selected companies that Lehman Brothers deemed comparable to Hughes Supply. Lehman Brothers chose the companies used in the comparable company analysis based on their general similarity to Hughes Supply in the mix and characteristics of their businesses, growth and returns. For Hughes Supply, Lehman Brothers included in its review of comparable companies the companies set forth in the chart below:


                                                                                           FIRM VALUE
                                                                                        AS A MULTIPLE OF
    ($ IN MILLIONS)                                                    P/E                   EBITDA
----------------------------      --------  -------------------  ----------------     -----------------------

                                   PRICE     EQUITY     FIRM
       COMPANY                     1/6/06    VALUE      VALUE    CY05E     CY06E        CY05E        CY06E
----------------------------      --------  --------  --------  -------   -------     ---------    ---------
Anixter International, Inc.         $41.28    $1,644   $2,157    17.8x     15.2x        10.1x         9.0x
Applied Industrial Tech. Inc.        36.06     1,130    1,127    18.7x     15.8x         9.6x         8.6x
Builders FirstSource, Inc.           21.86       763    1,069     9.8x      8.6x         6.0x         5.4x
Building Materials Holding           76.43     1,212    1,447     8.5x      9.2x         6.7x         7.4x
Interline Brands, Inc.               22.78       749    1,036    21.0x     17.7x        10.8x         9.4x
Watsco, Inc.                         63.78     1,874    1,882    27.4x     22.4x        16.3x        13.3x
WESCO International, Inc.            44.69     2,207    3,026    20.7x     15.7x        13.8x        10.7x
Wolseley plc                         21.79    12,929   14,954    13.8x     12.6x         9.5x         8.4x
W.W. Grainger, Inc.                  74.57     6,807    6,400    20.3x     18.0x        10.1x         9.0x

                                                        Mean:    17.6x     15.0x        10.3x         9.0x
                                                      Median:    18.7x     15.7x        10.1x         9.0x

                                               Hughes Supply:    20.5x     17.8x        11.3x        10.1x

The following table sets forth the updated financial information reviewed by Lehman Brothers in connection with its comparable company analysis for its opinion dated as of the date of this proxy statement:

                                                                                      FIRM VALUE
                                                                                  ------------------
                                                                                   AS A MULTIPLE OF
     ($ IN MILLIONS)                                                    P/E             EBITDA
------------------------------   ----------  -------------------    -----------   ------------------
                                   PRICE       EQUITY    FIRM
       COMPANY                    2/21/06      VALUE     VALUE         CY06E            CY06E
------------------------------   ----------  --------- ---------    -----------    -----------------
Anixter International, Inc.        $46.20      $1,849    $2,506        16.2x             9.4x
Applied Industrial Tech. Inc.       42.70       1,313     1,352        17.8x             9.5x
Builders FirstSource, Inc.          23.96         837     1,143         9.5x             5.8x
Building Materials Holding          73.62       1,167     1,402         8.1x             5.3x
Interline Brands, Inc.              24.22         798     1,085        18.8x             9.9x
Watsco, Inc.                        70.47       2,074     2,096        23.8x            14.8x
WESCO International, Inc.           55.54       2,947     3,617        16.8x            10.9x
Wolseley plc                        24.40      14,478    16,470        14.0x             9.4x
W.W. Grainger, Inc.                 71.74       6,562     6,056        17.4x             8.3x


                                                                Mean:  15.8x             9.2x
                                                              Median:  16.8x             9.4x

                                                       Hughes Supply:  17.8x            10.1x

      Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of Hughes Supply. However, because of the inherent differences between the business, operations and prospects of Hughes Supply and the businesses, operations and prospects of the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Hughes Supply and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Hughes Supply and the companies included in the comparable company analysis.

      For each comparable company, Lehman Brothers calculated multiples of enterprise value over earnings before interest, taxes, depreciation, and amortization, referred to as EBITDA, and multiples of current stock price over earnings per fully diluted share, referred to as EPS, based upon estimates of EBITDA and EPS for each of the calendar years ended December 31, 2005 and 2006. Lehman Brothers then applied the range of multiples derived from this analysis to Hughes Supply's projected EBITDA and EPS for the fiscal year ended January 31, 2007 to calculate Hughes Supply's implied enterprise value. Lehman Brothers calculated Hughes Supply's implied equity value by subtracting the net debt (which is total debt minus cash) from the implied enterprise value and divided the implied equity value by the projected diluted shares outstanding to obtain Hughes Supply's implied equity value per share. All of these calculations were performed and based on the updated management projections for Hughes Supply that were provided to The Home Depot on January 7, 2006, and utilized closing prices, as of January 6, 2006. These implied stand-alone public market trading values did not include any value an acquirer may derive from consolidated ownership such as synergies, cost savings, and enhanced revenue opportunities.

      Based on a selected range of multiples of enterprise value to CY 2006 EBITDA for the comparable companies of 7.5x to 9.5x, Lehman Brothers calculated a range of implied enterprise values for Hughes Supply of $2,576 million to $3,263 million and an implied equity value of $2,289 million to $2,976 million. This analysis resulted in an implied equity value per share for Hughes Supply of $33.62 to $43.49 per share.

      Based on a selected range of multiples of current stock price to CY 2006 EPS for the comparable companies of 13.0x to 16.0x, Lehman Brothers calculated a range of implied enterprise values for Hughes Supply of $2,604 million to $3,150 million and an implied equity value of $2,317 million to $2,863 million. This analysis resulted in an implied equity value per share for Hughes Supply of $34.01 to $41.86.

      Lehman Brothers noted that the merger consideration of $46.50 per share was above the range of the implied share prices of $33.62 and $43.49 that resulted from this analysis.

COMPARABLE TRANSACTION ANALYSIS

     Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in twelve acquisitions of companies that Lehman Brothers, based on its experience, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the Comparable Transaction Analysis based on the similarity of the target companies in the transactions to Hughes Supply in the size, mix, margins and other relevant characteristics of their businesses. Lehman Brothers reviewed the transactions set forth in the chart below:

                                                                                                       (CURRENCY
                                                                                                       IN MILLIONS)
  -------------   -----------------------------------------   --------------------------------     ------------------
                                                                                                       TRANSACTION
      DATE                         TARGET                                 ACQUIROR                       VALUE
  -------------   -----------------------------------------   --------------------------------     ------------------
     8/19/05                         Carlton-Bates Company           WESCO International, Inc.             $250.3
     7/19/05                      National Waterworks, Inc.               The Home Depot, Inc.           $1,350.0
      7/7/05               Copperfield Chimney Supply, Inc.             Interline Brands, Inc.              $70.0
     4/12/05                                Noland Company                 Win Wholesale, Inc.             $250.4
    12/31/04                             Edgen Corporation         Jefferies Capital Partners             $ 124.0
    12/13/04                                     Rexel S.A.     Clayton, Dubilier & Rice, Inc.      (euro)3,837.0
     10/4/04                   Western States Electric,Inc.                Hughes Supply, Inc.             $123.5
     5/30/04                       Todd Pipe & Supply, Inc.                Hughes Supply, Inc.             $116.8
                   Bluelinx Holdings, Inc. - a division of                   Cerberus Capital
      5/7/04                   Georgia-Pacific Corporation                   Management, L..P.             $824.0
     2/14/04                        The Hillman Group, Inc.     Code Hennessy & Simmons L.L.C.,            $510.0
    11/26/03               Century Maintenance Supply, Inc.                Hughes Supply, Inc.             $361.7
     9/12/02           U.S. Filter Distribution Group, Inc.          National Waterworks, Inc.             $620.0

     The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of Hughes Supply, and the businesses, operations, financial conditions and prospects of the companies included in the Comparable Transaction Analysis. Accordingly, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of the Comparable Transaction Analysis required qualitative judgments concerning the differences between the characteristics of these transactions and the merger.

     Based on publicly-available information, Lehman Brothers considered the transaction value as a multiple of the then trailing twelve months EBITDA for each transaction. For the transactions reviewed, the mean and median of the transaction value as a multiple of the then trailing twelve months EBITDA was 8.5x and 8.4x, respectively. Lehman Brothers then applied the range of multiples derived from this analysis to Hughes Supply's updated projected EBITDA for the fiscal year ended January 31, 2006 to calculate an implied transaction value for the merger. The transaction value of the proposed merger as a multiple of Hughes Supply's trailing twelve months EBITDA is 11.3x. Lehman Brothers calculated Hughes Supply's implied equity value by subtracting the net debt from the implied transaction value and divided the implied equity value by the projected diluted shares outstanding to obtain Hughes Supply's implied equity value per share.

     Based on a selected range of multiples of transaction value to trailing twelve month EBITDA for the comparable transactions of 9.0x to 10.5x, Lehman Brothers calculated a range of implied transaction values of $2,808 million to $3,275 million and an implied equity value of $2,518 million to $2,986 million. This analysis resulted in an implied equity value per share for Hughes Supply of $36.90 to $43.63.

      Lehman Brothers noted that the merger consideration of $46.50 per share was above the range of the implied share prices of $36.90 and $43.63 that resulted from this analysis.

PREMIUM PAID ANALYSIS

     Lehman Brothers compared the premium proposed to be paid in the merger with premia paid in mergers and acquisitions transactions for domestic companies in the industrial sector that were announced or completed between January 1, 2005 and December 31, 2005 with transaction values greater than $500 million and less than $5 billion and a subset of this group comprised of only those transactions with transaction values greater than $2.5 billion and less than $3.5 billion. For each transaction, Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) one month prior to the announcement of the transaction. Lehman Brothers then applied the range of premia paid derived from this analysis for the three timeframes to Hughes Supply's stock price on January 6, 2006 (reflecting Hughes Supply's then current stock price), on October 31, 2005 (reflecting Hughes Supply's stock price prior to its announcement of pursuing strategic alternatives) and on October 7, 2005 (reflecting Hughes Supply's stock price prior to the publication of the article speculating on a potential transaction with The Home Depot), to calculate Hughes Supply's implied equity value. Lehman Brothers calculated Hughes Supply's implied enterprise value by adding the net debt to the implied equity value and implied equity value per share by dividing the implied equity value by the projected diluted shares outstanding.

     Based on a selected range of premia paid in such transactions of 17.5% to 22.5%, Lehman Brothers calculated a range of implied equity values for Hughes Supply of $2,594 million to $2,803 million and an implied enterprise value of $2,881 million to $3,090 million. This analysis resulted in an implied equity value per share for Hughes Supply of $38.00 to $41.00.

     Lehman Brothers noted that the merger consideration of $46.50 per share was above the range of the implied share prices of $38.00 and $41.00 that resulted from this analysis.

DISCOUNTED CASH FLOW ANALYSIS

     Lehman Brothers performed a discounted cash flow analysis of Hughes Supply based on the updated projected financial information of Hughes Supply provided by its management for fiscal years 2006 to 2011, for both the management plan without recession and the management plan with recession. The management plan with recession incorporates a projected economic downturn in fiscal year 2009, which adversely impacts sales growth rate and margin assumptions relative to the management plan without recession. For the purposes of its analysis, Lehman Brothers also performed a sensitivity analysis on the financial projections furnished by Hughes Supply management to reflect more conservative assumptions, whereby projected sales growth rate and margin improvement assumptions were reduced by 50% throughout the projection period. The 50% reduction, which was discussed with Hughes Supply's management, did not reflect Lehman Brothers' view of the underlying business, industry performance and general business and economic conditions but was presented in order to provide a reference point for the board of directors to consider in light of the risk factors inherent in the management plan.

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Hughes Supply using each projected plan by adding (1) the present value of Hughes Supply's projected after-tax unlevered free cash flows for the fiscal years 2007 through 2011 to (2) the present value of the "terminal value" of Hughes Supply as of fiscal year 2011.

     To estimate the residual value of Hughes Supply at the end of the forecast period, or terminal value, Lehman Brothers applied EBITDA terminal value multiples of 8.0x, 9.0x and 10.0x to projected fiscal year 2011 EBITDA for each projected plan. This EBITDA multiple range was based on Lehman Brothers' analysis of trailing twelve month EBITDA multiples for comparable companies over recent business cycles. Lehman Brothers discounted the unlevered free cash flows and the estimated terminal value to a present value at a range of after-tax discount rates ranging from 10.0% to 12.0%. This range of discount rates was based on an analysis of Hughes Supply's weighted average cost of capital and those of other comparable companies. Lehman Brothers calculated a range of implied enterprise values for Hughes Supply by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario. Lehman Brothers then calculated Hughes Supply's implied equity values subtracting the net debt from the implied enterprise value and divided the implied equity value by the projected diluted shares outstanding to obtain Hughes Supply's implied equity value per share.

     Based on these discount rates and the selected range of terminal values, the analysis resulted in an implied equity value per share of $52.00 to $62.00 in the management plan, $48.00 to $57.00 for the management plan with recession, $39.00 to $49.00 for the sensitized management plan, and $37.00 to $47.00 for the sensitized management plan with recession.

     Lehman Brothers noted that the merger consideration of $46.50 per share was within the range of the implied share prices of $37.00 and $49.00 that resulted from this analysis based on the sensitized management plans.

LEVERAGED BUYOUT ANALYSIS

     Lehman Brothers performed a leveraged buyout analysis in order to ascertain a per share price of Hughes Supply which might be achieved in a leveraged buyout transaction based upon current market conditions. In conducting this analysis, Lehman Brothers assumed the following: (i) a capital structure of Hughes Supply comprised of $2,028 million in total debt (or approximately 6.5x projected fiscal year 2006 EBITDA), (ii) an equity investment that would achieve a minimum rate of return in the mid 20% range on equity invested during a five-year period, and (iii) a projected EBITDA terminal value multiple of 8.0x to 10.0x trailing twelve month EBITDA.

     Based on these assumptions, the analysis resulted in a range of implied leveraged acquisition prices per share of Hughes Supply common stock of $40.00 to $45.00 using the management case and a range of $37.00 to $42.00 using the management case with recession.

     Lehman Brothers noted that the merger consideration of $46.50 per share was above the range of the implied share prices of $37.00 to $45.00 that resulted from this analysis.

GENERAL

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee of the board of directors of Hughes Supply selected Lehman Brothers because of its expertise, reputation and familiarity with Hughes Supply and the wholesale distribution industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, Hughes Supply paid Lehman Brothers $2.5 million upon the delivery of Lehman Brothers' opinion. Compensation of approximately $16.7 million or 0.48% of the merger consideration plus any assumed net financial liabilities will be payable on completion of the merger against which the $2.5 million paid for the opinion will be credited. Hughes Supply has also paid Lehman Brothers a fee of $500,000 upon the signing of the engagement letter which is fully creditable towards the fee payable on the completion of the merger. In addition, Hughes Supply has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Hughes Supply and the rendering of the Lehman Brothers opinion. Lehman Brothers has in the past rendered investment banking services to Hughes Supply and received customary fees for such services. During the past two years, Lehman Brothers served, among other things, as a book runner in two of our equity offerings and co-arranged a bridge-loan facility, for which Lehman Brothers received compensation in the aggregate of approximately $14 million.

     Lehman Brothers has performed various investment banking and other services for The Home Depot from time to time, including acting as a current participant under The Home Depot's syndicated revolving credit facility and a dealer under The Home Depot's commercial paper facility, and expects to provide such services in the future. In connection with these services, Lehman Brothers expects to receive customary fees.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Hughes Supply for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN EFFECTS OF THE MERGER

     If the merger agreement is approved by our shareholders and certain other conditions to the closing of the merger are either satisfied or waived, a wholly-owned subsidiary of The Home Depot created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of The Home Depot.

     When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, The Home Depot or any of their respective direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $46.50 in cash, without interest.

     The merger agreement provides that immediately prior to the effective time of the merger, all outstanding unvested options to purchase shares of our common stock and outstanding unvested shares of our restricted common stock will accelerate and become fully vested. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $46.50 per share, including the unvested options whose vesting is accelerated in full in connection with the merger, will be converted into the right to receive an amount of cash equal to the difference between the $46.50 per share in cash to be paid by The Home Depot in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $46.50 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will be converted into the right to receive $46.50 per share in cash.

     At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in Hughes Supply or rights as Hughes Supply shareholders. Therefore, our shareholders will not participate in any future earnings or growth of Hughes Supply and will not benefit from any appreciation in value of Hughes Supply.

     Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is quoted on The New York Stock Exchange under the symbol "HUG"'. As a result of the merger, Hughes Supply will be a wholly-owned subsidiary of The Home Depot, the common stock will cease to be quoted on The New York Stock Exchange and there will be no public market for our common stock. In addition, registration of the common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC on account of our common stock.

     When the merger becomes effective, the directors of the wholly-owned subsidiary of The Home Depot that will be merged with and into us and our officers in office immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation. The surviving corporation's articles of incorporation and bylaws will be amended and restated in their entirety as of the effective time of the merger to be identical to the articles of incorporation and bylaws of such wholly-owned subsidiary of The Home Depot, except that the name of the surviving corporation will be Hughes Supply, Inc.

     The benefit of the merger to our shareholders is the right to receive $46.50 in cash, without interest, for each share of our common stock. The detriments are that our shareholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See "The Merger--Material United States Federal Income Tax Consequences of the Merger."

     Under the terms of the merger agreement, The Home Depot has generally agreed to indemnify our current officers and directors for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and to provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

EFFECTS ON HUGHES SUPPLY IF THE MERGER IS NOT COMPLETED

     In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The New York Stock Exchange. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the wholesale distribution industry and economic and market conditions.

     Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

     If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $124,800,000 to The Home Depot. For a description of the circumstances triggering payment of the termination fee see "Proposal 1--The Merger Agreement--Expenses and Termination Fee" beginning on page 48 of this proxy statement.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In addition to their interests in the merger as shareholders, certain of our executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote "FOR" the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. All interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally.

     STOCK OPTIONS. The merger agreement provides that all unexpired and unexercised options to purchase our common stock granted under our Directors' Stock Option Plan, 1998 Stock Option Plan, 1997 Executive Stock Plan and 2005 Executive Stock Plan that are outstanding at the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $46.50, the merger consideration, exceeds the per share exercise price of the option, without interest and less applicable withholding taxes.

     Based on the number and exercise prices of options held on February 24, 2006 by our executive officers and directors as set forth in the following table, our executive officers and directors will receive the following amounts (before any applicable withholding taxes) in settlement of their respective options if the merger is completed:

                                                                          OPTIONS THAT
                                                                    WILL VEST AS A RESULT OF
                                         VESTED OPTIONS*                  THE MERGER*                         TOTALS
---------------------------     -------------------------------    ----------------------------  ----------------------------------

        NAME                         SHARES          PAYMENT          SHARES        PAYMENT        TOTAL SHARES     TOTAL PAYMENT
---------------------------     --------------   --------------    -------------  -------------   --------------   ----------------
NON-EMPLOYEE DIRECTORS:

     John D. Baker, II               70,176        $ 2,321,441             0              $0          70,176         $2,321,441
     Robert N. Blackford             70,176          2,321,441             0               0          70,176          2,321,441
     H. Corbin Day                   62,676          2,068,942             0               0          62,676          2,068,942
     Vincent S. Hughes                5,000            155,250             0               0           5,000            155,250
     Dale E. Jones                    3,000             82,200             0               0           3,000             82,200
     William P. Kennedy              45,000          1,527,187             0               0          45,000          1,527,187
     Patrick J. Knipe                 1,000             21,295             0               0           1,000             21,295
     Amos R. McMullian               15,000            440,000             0               0          15,000            440,000


                                       33

EMPLOYEE DIRECTORS/EXECUTIVE
OFFICERS:
     David H. Hughes                169,800          5,750,940             0               0         169,800          5,750,940
     Thomas I. Morgan                75,500          2,159,370        95,000       2,263,250         170,500          4,422,620
OTHER EXECUTIVE OFFICERS:
     David Bearman                   12,594            279,405        46,800       1,136,280          59,394          1,415,686
     Stephen R. Benton               34,800          1,030,113        18,000         416,800          52,800          1,446,913
     Jacquel K. Clark                 5,830            188,134         9,740         259,579          15,570            447,713
     Jeffrey A. Clyne                26,000            753,870        18,000         416,800          44,000          1,170,670
     Jasper L. Holland               10,800            286,100         5,600          88,760          16,400            374,860
     Clyde E. Hughes, III            11,627            299,203        27,253         694,965          38,880            994,168
     Wetteny N. Joseph                  840             13,314         9,680         258,628          10,520            271,942
     Neal J. Keating                 14,600            234,277        29,200         468,553          43,800            702,830
     Jeffrey S. Leonard              11,030            367,826        12,059         322,634          23,089            690,460
     Robert A. Machaby               15,400            416,470        26,800         687,780          42,200          1,104,250
     Rick J. McClure                  9,467            236,237        16,933         399,893          26,400            636,130
     John Z. Pare                     3,000             47,550        26,000         675,100          29,000            722,650
     Michael Jay Romans               3,133             49,663         6,267          99,327           9,400            148,990
     Michael L. Stanwood              7,067            169,467        26,133         677,213          33,200            846,680
     Thomas J. Starnes               27,667            852,697        27,333         696,233          55,000          1,548,930
     John A. Steele                  15,396            417,317        26,667         685,667          42,063          1,102,984
     Ken Veneziano                      990             15,692         7,980         205,382           8,970            221,074
     Thomas M. Ward, II               7,333            173,693        26,667         685,667          34,000            859,360
     Gradie E. Winstead, Jr.         55,867          1,662,743        32,133         772,313          88,000          2,435,056
     J. Stephen Zepf                 61,195          2,070,928        26,667         685,667          87,862          2,756,595
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (30
PERSONS)                            851,964        $26,412,765       520,912     $12,596,491       1,372,876        $39,009,257

          * Assumes a closing date of March 31, 2006

         RESTRICTED STOCK. In addition, any restricted shares, including performance-based restricted shares, granted to our executive officers and directors under our 1997 Executive Stock Plan and 2005 Executive Stock Plan, will become fully vested in connection with the merger and will be converted into the right to receive $46.50, the merger consideration, without interest and less applicable withholding taxes. As of February 24, 2006, the following executive officers and directors held the following number of shares of restricted common stock, whose vesting will accelerate in connection with the merger, and will receive the following amounts (before any applicable withholding taxes) in settlement of their respective shares of restricted common stock if the merger is completed:

                                                               NUMBER OF
                                                               SHARES THAT             VALUE OF
                                                                 WOULD              ACCELERATED
          NAME                                                 ACCELERATE              SHARES
--------------------------------------------------         -----------------     ------------------
EMPLOYEE DIRECTORS/EXECUTIVE OFFICERS:
     David H. Hughes                                            182,592             $8,490,528
     Thomas I. Morgan                                           166,634              7,748,481
OTHER EXECUTIVE OFFICERS:
     David Bearman                                              105,943              4,926,350
     Stephen R. Benton                                           18,035                838,628
     Jacquel K. Clark                                            13,630                633,795
     Jeffrey A. Clyne                                             8,035                373,628


                                       34

     Jasper L. Holland                                          112,910              5,250,315
     Clyde E. Hughes, III                                       123,889              5,760,839
     Wetteny N. Joseph                                            3,594                167,121
     Neal J. Keating                                             24,391              1,134,182
     Jeffrey S. Leonard                                           3,819                177,584
     Robert A. Machaby                                          107,325              4,990,613
     Rick J. McClure                                              7,404                344,286
     John Z. Pare                                                46,851              2,178,572
     Michael Jay Romans                                          13,709                637,469
     Michael L. Stanwood                                        106,930              4,972,245
     Thomas J. Starnes                                           97,640              4,540,260
     John A. Steele                                              67,246              3,126,939
     Ken Veneziano                                                3,772                175,398
     Thomas M. Ward, II                                         117,246              5,451,939
     Gradie E. Winstead, Jr.                                    130,077              6,048,581
     J. Stephen Zepf                                            139,838              6,502,467
All directors and executive officers as a group
(30 persons)                                                  1,601,510            $74,470,220

     SEVERANCE AGREEMENTS; SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. We have entered into severance agreements with seventeen of our senior executive officers. These agreements provide for severance payments in the event of termination of their employment following a "change-in-control" if such termination is by us "without cause" or by the executive for "good reason." Each agreement provides for:

     o a term of two years which will automatically renew for successive two-year terms, provided that (i) either the Company or the senior executive officer may give notice of non-renewal prior to the end of the then existing term and (ii) upon a "change of control" of the Company (as defined in the severance agreement), the term automatically extends until the date that is 60 days following the date that is 24 months after the change of control;

     o non-competition and non-solicitation covenants which are effective for the term of the Agreement and thereafter for three years as to our Chairman, CEO, CFO and COO (who are referred to as the "Tier I" executives in the severance agreements), and two years for all other senior executives (who are referred to as the "Tier II" executives in the severance agreements);

     o if the senior executive is terminated "without cause" or the executive terminates his employment for "good reason" during the term of the severance agreement and within 24 months following a "change of control date" (each as defined in the severance agreement), we are required to:

               o pay a severance payment equal to the senior executive's average base pay plus annual bonus for the three year period prior to such termination multiplied by three for Tier I executives and by two for Tier II executives;

               o provide continuation of benefits under our health and life insurance plans for three years for Tier I executives and for two years for Tier II executive;

               o provide additional service credits of three years for Tier I executives and two years for Tier II executives that apply to the calculation of benefits under our Supplemental Executive Retirement Plan;

               o make a gross up payment to the senior executive in an amount sufficient to pay any excise tax that the senior executive would be subject to pursuant to Section 4999 of the Internal Revenue Code and any additional excise taxes, income taxes and other employment taxes resulting from such payment. If, however, reducing the change in control-related payments and compensation to the senior executive by no more than 10% would avoid incurring liability under Section 4999 of the Internal Revenue Code, then payments to the senior executive will be reduced to the extent necessary to avoid imposition of excise taxes and eliminate any gross up payment; and

     o the Company's obligation to provide any severance payment upon termination being contingent upon the executive's execution of a standard release of claims in the event of such termination.

     A "change of control" under these agreements will occur upon consummation of the merger. "Good reason" for the executives to terminate employment under the agreements is generally any reduction in compensation or benefits, loss of title or position, significant diminution of duties and responsibilities or relocation requirement.

     We also have a Supplemental Executive Retirement Plan, which we refer to as the SERP, under which our senior executive officers are eligible to receive supplemental retirement compensation in addition to any compensation paid under our other benefit programs. We are obligated to pay supplemental retirement compensation to each of such officers (i) after retirement of such executive officer from service with us, or (ii) upon such officer's total disability while in our employ provided such disability continues until such officer's normal retirement age. If a change in control occurs after payment of a participant's normal supplemental retirement compensation or disability retirement compensation (described below) has commenced but before payment of all of the participant's normal supplemental retirement compensation or disability retirement compensation have been made, we are required to pay the participant a single lump sum payment, within 30 days after the date on which the change in control occurs, equal to the present value, determined using a five percent (5%) discount factor per annum, of the remaining compensation payable to the participant pursuant to this plan. If (i) a change in control occurs before payment of a participant's normal supplemental retirement compensation or disability retirement compensation (described below) has commenced, and (ii) within two years after the change in control has occurred (an "accelerating termination"), the participant either (x) has his or her employment with us and our affiliates terminated by us and our affiliates without cause, or (y) terminates his or her employment with us and our affiliates for good reason, then we are required to pay the participant a single lump sum payment, within 30 days after the termination of the participant's employment with us and our affiliates, equal to the present value, determined using a five percent (5%) discount factor per annum, of the change in control benefit. For this purpose, "change in control benefit" means (a) if at the time of the accelerating termination the participant was age 65 or older, then the change in control benefit shall be equal to the normal supplemental retirement compensation (described below) that the participant would have been entitled to receive had he or she retired as of the date of the accelerating termination; (b) if at the time of the accelerating termination the participant was age 55 or older (but younger than 65), then the change in control benefit shall be equal to the normal supplemental retirement compensation that the participant would have been entitled to receive had he or she retired as of the date of the accelerating termination and such retirement was approved by our compensation committee, and
(c) if at the time of the accelerating termination the participant was younger than age 55, then the change in control benefit shall be equal to the normal supplemental retirement compensation that the participant would have been entitled to receive had he or she reached age 55 and retired as of the date of the accelerating termination and such retirement was approved by our compensation committee. Under this plan, a change of control will be deemed to have occurred on consummation of the merger.

     The normal supplemental retirement compensation will be based upon a senior executive officer's average annual salary plus bonus for our three fiscal years during which the executive's annual salary plus bonus were the highest, considering only the 10 years immediately prior to retirement or disability ("average compensation") and will be payable monthly following such retirement for a period of 15 years. The rate per annum of supplemental retirement compensation in the case of normal retirement or disability retirement at age 65 will be equal to between 30% and 60% (depending upon the participant's position and normal retirement age) of average compensation. In the case of early retirement with our approval or early disability retirement prior to age 65, the benefit will be an amount equal to the product of the benefit multiplied by a fraction the numerator of which is the executive's years of service and the denominator of which is five in the case of our Chairman, CEO, CFO and COO and 15 in the case of the other participants.

     Assuming the consummation of the merger on March 31, 2006 and assuming the termination of each such executive's employment for good reason or by us without cause immediately following the consummation of the merger, such executive officers will receive the following estimated cash severance payment, SERP lump sum payment and any gross-up payments for excise taxes that may be payable under

Section 4999 of the Internal Revenue Code pursuant to the terms of his or her severance agreement and the SERP (before any applicable withholding taxes):

                                                          SERP LUMP SUM
     NAME OF EXECUTIVE                SEVERANCE PAYMENT     PAYMENT          GROSS-UP PAYMENT(1)          TOTAL
    ------------------------          -----------------   -------------      --------------------      -----------
     Thomas I. Morgan                     $5,379,260       $6,781,429             $6,392,569           $18,553,258
     David Bearman                         3,492,493        6,651,158              3,857,719            14,001,370
     Neal J. Keating                       3,348,496        4,335,479              3,791,948            11,475,923
     David H. Hughes                       1,114,224        4,047,062                960,546             6,121,832
     Gradie E. Winstead, Jr.               1,545,803        3,015,966              1,124,236             5,686,005
     John A. Steele                        1,080,929        1,633,197              1,447,724             4,161,850
     Robert A. Machaby                     1,062,624        1,835,489              1,387,875             4,285,988
     Thomas M. Ward, II                    1,062,013        1,643,188              1,632,492             4,337,693
     John Z. Pare                            839,728        1,288,870              1,374,920             3,503,518
     J. Stephen Zepf                         996,858        1,815,173                915,432             3,727,463
     Michael Jay Romans                      932,514        1,698,063              1,257,834             3,888,411
     Clyde E. Hughes, III                    969,791        2,320,212                      0             3,290,003
     Thomas J. Starnes                       956,726        1,595,911              1,438,152             3,990,789
     Jeffrey A. Clyne                        791,970        1,290,399                      0             2,082,369
     Rick J. McClure                         810,437        1,393,558                      0             2,203,995
     Michael L. Stanwood                   1,064,151        1,792,445                671,424             3,528,020
     Stephen R. Benton                       895,208        1,608,274                832,687             3,336,169
     Jasper L. Holland                             0        1,004,745                      0             1,004,745

All senior executive officers as
a group (18 persons)                    $ 26,343,225     $ 45,750,618            $27,085,559           $99,179,402

     (1) The gross-up payments relate to all benefits or compensation payable in connection with a change in control, including without limitation severance payments, SERP lump sum payments, and payments or accelerated vesting in respect of stock options and restricted stock. The aggregate amount of the gross-up payments is an estimate only and does not take into account the value of restrictive covenants applicable to certain executives and other possible mitigating factors which could potentially reduce the amount of such payments.

     NON-QUALIFIED DEFERRED COMPENSATION PLANS. We have a 2002 Non-Qualified Deferred Compensation Plan for our executive officers and a 1990 Directors' Non-Qualified Deferred Compensation Plan for our directors under which participants have deferred compensation prior to 2005. We also have a 2005 Non-Qualified Deferred Compensation Plan under which executive officers (among other Company employees and non-employee directors) may participate. The purpose of these plans is to allow participants to defer a portion of their compensation until a future point in time. Under the 2002 Non-Qualified Deferred Compensation Plan, there are no accelerated payment or other rights of participants in connection with a change of control approved by our board of directors. Under the 1990 Directors' Non-Qualified Deferred Compensation Plan, upon a change of control directors will receive, in accordance with their prior elections, either a lump sum payment of their account balance or a five-year installment payout of such amount. Two members of our board of directors have active balances under this plan each having elected installment payments for an aggregate amount of $142,316.27 payable over the 5 year period beginning January 2007. Under the 2005 Non-Qualified Deferred Compensation Plan, upon a change of control participants will, unless they have previously elected otherwise, receive a lump sum payment of the full value of the participant's account within 30 days after the completion of the merger. Four of our executive officers elected such lump sum distribution and one of our executive officers elected 4 annual installments upon a change of control for an aggregate balance payable of $2,165,869.24.

     EMPLOYMENT-RELATED PROVISIONS OF THE MERGER AGREEMENT. The merger agreement provides that The Home Depot will, for a period of 12 months (in the case of employees other than our senior executive officers) or 24 months (in the case of senior executive officers) immediately following the effective time of the merger, cause the surviving corporation and its subsidiaries to (i) provide our employees with (x) the same level of salary and bonus opportunity as in effect on the effective time of the merger and (y) benefits that are substantially similar (or in the case of senior executive officers no less favorable), in the aggregate than benefits provided under our benefit plans by us and our subsidiaries to such persons prior to that time, (without limiting the right of The Home Depot or any of its subsidiaries to terminate the employment of any such person at any time or require The Home Depot or any of its subsidiaries to provide any such salary, bonus opportunity or benefits for any period following any such termination) and (ii) continue our SERP without any reduction of benefits thereunder.

     The merger agreement also requires The Home Depot or one of its affiliates
(i) to recognize the service of our employees with us prior to the effective time of the merger as service with The Home Depot and its affiliates in connection with any 401(k) savings plan and welfare benefit plan and policy (including vacations and severance policies) maintained by The Home Depot or one of its affiliates which is made available following the consummation of the merger by The Home Depot or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals), (ii) to waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to our employees under any group health plan which is made available to our employees following the effective date of the merger by parent or one of its affiliates, (iii) to provide credit to our employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan of Hughes Supply and our subsidiaries during the portion of the relevant plan year including the effective time of the merger for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of The Home Depot or any of its subsidiaries, and (iv) to cause the surviving company and its subsidiaries to maintain for a period of 12 months immediately following the effective time of the merger a severance pay plan under which the amount of severance pay to each of our employees will not be less than the amount that such employee would have received under our applicable severance pay plan in effect at the effective time of the merger, to be calculated, however, on the basis of the employee's compensation and service at the time of the layoff or other termination.

     The merger agreement also provides that if the effective time of the merger occurs prior to the payment of performance based bonuses for the fiscal 2006 year, The Home Depot will cause the surviving company and its subsidiaries (as applicable) to pay such bonuses in accordance with our existing schedule for payment and other policies; provided that any employee (other than a senior executive officer) who is employed as of the effective time of the merger and who is involuntarily terminated without cause (as defined) prior to the payment of such fiscal 2006 bonus shall be entitled to the payment of such fiscal 2006 bonus upon termination. We may establish annual bonus plans ("2007 Bonus Plans") for the fiscal 2007 year on terms consistent with past practice and including customary provisions permitting reasonable management flexibility to adjust bonus performance targets following the effective time of the merger to reflect changes in the business of Hughes Supply and its subsidiaries resulting from the merger. If the effective time occurs during the fiscal 2007 year, The Home Depot shall cause the surviving company and its subsidiaries (as applicable) to pay to each employee (other than a senior executive officer) who was employed as of the effective time of the merger and who is involuntarily terminated without cause during the fiscal 2007 year, a pro rata amount of such employee's target bonus measured to the date of termination in accordance with the terms of the 2007 Bonus Plan as in effect as of the effective time of the merger as soon as practicable following such termination.

     We will terminate or cause to be terminated any of our benefit plans intended to include an arrangement under Section 401(k) of the Internal Revenue Code (each, a "Company 401(k) Plan") unless The Home Depot provides written notice to us that any such Company 401(k) Plan is not to be terminated.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The merger agreement further provides that at the option of Hughes Supply (after consultation with The Home Depot), (i) Hughes Supply may obtain a "tail" insurance policy with a claim period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope at least as favorable as our existing policies for the benefit of the indemnified persons with respect to their acts and omissions as our directors and officers occurring prior to the effective time of the merger or (ii) the surviving company will maintain in effect for a period of six years following the effective time of the merger, for the benefit of the indemnified persons with respect to their acts and omissions as our directors and officers occurring prior to the effective time of the merger, our existing policy of directors' and officers' liability insurance. However, if during the six year period the aggregate annual premiums for such insurance exceed 300% of the current aggregate annual premium, then The Home Depot will provide a directors' and officers' insurance policy for the Indemnified Persons with the best coverage then available at an annual premium of 300% of the current aggregate annual premium.


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
     NEW MANAGEMENT ARRANGEMENTS. As of the date we entered into the merger agreement with The Home Depot, no member of management had any arrangement or understanding with The Home Depot regarding continued employment with the Company, The Home Depot or any of their respective affiliates, and, as of the date of this proxy statement, no member of our management has entered into any new agreement with the Company, The Home Depot or their respective affiliates regarding employment with The Home Depot. As of the date of this proxy statement, certain members of our management have been informed by The Home Depot that their continued services are desired following the completion of the merger. In particular, The Home Depot and each of Messrs. Bearman, Machaby, McClure, Stanwood and Ward are in discussions with regard to proposed terms of employment with The Home Depot Supply, Inc., a wholly owned subsidiary of The Home Depot, to become effective as of completion of the merger. The proposed terms of employment provide for cash retention payments in lieu of the cash severance payment and SERP lump sum payment that these executive officers would otherwise be entitled to had they been terminated without cause immediately following the merger. In addition, the proposed terms provide for each of Messrs. Bearman, Machaby, McClure, Stanwood and Ward a grant of The Home Depot restricted stock and participation in The Home Depot bonus arrangements. The foregoing anticipated terms and the remaining terms and conditions of the employment of Messrs. Bearman, Machaby, McClure, Stanwood and Ward have not been finalized and remain subject to further discussion. We believe that certain additional members of our management are likely to be presented with proposed terms of employment with The Home Depot or its affiliates subsequent to the date of this proxy statement.

APPRAISAL RIGHTS

     Pursuant to Section 607.1302(2)(a) of the Florida Business Corporation Act, shareholders of Hughes Supply do not have appraisal rights because as of February 24, 2006, the record date established for determining shareholder eligibility to vote in the special meeting, Hughes Supply was a listed corporation on The New York Stock Exchange, and our shareholders, upon consummation of the merger, will receive only cash consideration.


DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

     If the merger is completed, our common stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission.


ACCOUNTING TREATMENT

     We expect that the merger will be accounted for by The Home Depot using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that The Home Depot will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash under the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

     The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All shareholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

     For purposes of this summary, a "U.S. holder" is a holder of shares of our common stock, who is, for federal income tax purposes:

     o    an individual who is a citizen or resident of the United States;

     o a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

     o an estate whose income is subject to U.S. federal income tax regardless of its source; or

     o a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

     Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who, for federal income tax purposes, is not a U.S. holder.

     For federal income tax purposes, the merger will be treated as a taxable sale or exchange of our common stock for cash by each of our shareholders. Accordingly, the federal income tax consequences to a shareholder receiving cash in the merger will generally be as follows:

     o The shareholder will recognize a capital gain or loss for federal income tax purposes upon the disposition of the shareholder's shares of our common stock pursuant to the merger.

     o The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder's adjusted tax basis in the shares of our common stock surrendered at the effective time of the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

     o The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time such common stock is surrendered. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (i) fails to supply the paying agent selected by The Home Depot with the shareholder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder's federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER.

REGULATORY APPROVALS

     The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On January 13, 2006, Hughes Supply and The Home Depot each filed its Notification and Report Form and the applicable waiting period expired at 11:59 p.m. on February 13, 2006.

     Except as noted above with respect to the required filings under the HSR Act and the filing of articles of merger in Florida at or before the effective time of the merger, we are not aware of any other material government or regulatory requirements or approvals required for the completion of the merger.


LITIGATION RELATED TO THE MERGER

     We are aware of one purported class action lawsuit related to the merger filed against Hughes Supply and each of its directors in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida. The lawsuit, Joel Abrams, on behalf of himself and all others similarly situated v. Hughes Supply, Inc., et al., Case No. 06-CA-254, was filed on January 10, 2006, and alleges, among other things, that the merger consideration to be paid to our shareholders in the merger is unfair and inadequate. In addition, the complaint alleges that the directors of Hughes Supply violated their fiduciary duties by, among other things, failing to engage in a fair sale process and failing to conduct an active market check of Hughes Supply's value, tailoring the transaction to serve the interests of The Home Depot and the individual directors of the board at the expense of our shareholders, and failing to disclose material information to our shareholders related to our financial results. The complaint seeks, among other relief, certification of the lawsuit as a class action, an injunction preventing completion of the merger unless and until the defendants implement procedures to obtain the highest possible price for Hughes Supply in compliance with their fiduciary duties, attorneys' and experts' fees, along with such other relief as the court may deem just and proper. Additional lawsuits pertaining to the merger could be filed in the future.

     We believe the lawsuit described above is without merit but have determined to seek a settlement to avoid the expense, risk, inconvenience and distraction of continued litigation. Accordingly, the parties have entered into a memorandum of understanding, dated February 24, 2006, providing for the settlement of the lawsuit and have agreed to seek final court approval of the settlement and dismissal of the lawsuit on the terms set forth in the memorandum. Pursuant to the memorandum, the Company agreed to obtain the updated fairness opinion from Lehman Brothers, to include additional requested disclosure in this proxy statement and to pay plaintiff's attorneys' fees. The court approval required by the memorandum will include the dismissal of the lawsuit with prejudice and a release of any claims, whether legal or equitable, which plaintiff or any member of the purported class may have in connection with the merger or this proxy statement.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

     Other than as described in the section captioned "Background of the Merger," Hughes Supply and The Home Depot have not had any contacts, transactions or negotiations during the past two years.


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
                        PROPOSAL 1 - THE MERGER AGREEMENT

     The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety.


FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, a wholly-owned subsidiary of The Home Depot created solely for the purpose of engaging in the transactions contemplated by the merger agreement, referred to as the merger subsidiary, will merge with and into us. The separate corporate existence of the merger subsidiary will cease, and we will continue as the surviving corporation and will become a wholly-owned subsidiary of The Home Depot.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed upon by The Home Depot and us and specified in the articles of merger. The closing of the merger will occur on a date specified by us and The Home Depot, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived. Although we expect to complete the merger no later than the second business day after the special meeting of our shareholders, we cannot specify when, or assure you that, we and The Home Depot will satisfy or waive all conditions to the merger.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The directors of the merger subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.


ARTICLES OF INCORPORATION AND BYLAWS OF HUGHES SUPPLY

     At the effective time of the merger, our articles of incorporation and bylaws will be amended and restated in their entirety to be identical to the articles of incorporation and bylaws of the merger subsidiary, except that the name of the surviving corporation will be Hughes Supply, Inc.

MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of our common stock, other than (i) shares owned by The Home Depot or any of its direct or indirect subsidiaries (including Ocean Merger Corporation) and (ii) shares owned by us as treasury stock, will be converted into the right to receive $46.50 per share in cash, without interest. Shares owned by The Home Depot or any of its direct or indirect subsidiaries (including Ocean Merger Corporation) and shares owned by us as treasury stock, will be cancelled immediately prior to the merger without any payment. Our shareholders will receive the merger consideration after exchanging their Hughes Supply stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the merger. The price of $46.50 per share was determined through arm's-length bidding and negotiations between The Home Depot and us.

     The Home Depot and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

EFFECT ON STOCK OPTIONS AND RESTRICTED COMMON STOCK

     We will take all necessary actions such that at the effective time of the merger, all outstanding options to purchase shares of our common stock and all shares of restricted common stock issued under our equity compensation plans will, to the extent not then vested, accelerate and become fully vested and, in the case of options, exercisable. Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $46.50 per share, including the unvested options whose vesting will accelerate in full, will be cancelled and converted into the right to receive an amount of cash equal to the difference between the $46.50 per share in cash to be paid by The Home Depot in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $46.50 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will be converted into the right to receive $46.50 per share in cash, less any applicable withholding tax. For more information as it relates to the accelerated vesting of stock options and shares of restricted common stock held by Hughes Supply's directors and executive officers, please see "The Merger -- Interests of our Directors and Executive Officers in the Merger."

PAYMENT PROCEDURES

     At or prior to the effective time of the merger, The Home Depot will designate a bank or trust company reasonably acceptable to us to act as the paying agent under the merger agreement and The Home Depot will deposit with the paying agent cash in an amount equal to the aggregate cash consideration payable in the merger. As soon as practicable following the effective time of the merger, but in no event later than three business days following the effective time, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for cash. The letter of transmittal will specify that delivery will be affected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the paying agent. You should not return your stock certificates with the enclosed proxy. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent $46.50 in cash, without interest and less any applicable withholding taxes, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

     From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $46.50 in cash per share represented by such certificate less any applicable withholding taxes. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

     In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

     o the certificate is properly endorsed or otherwise is in proper form for transfer; and

     o    the person requesting such payment either:

          o pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate; or

          o establishes to the satisfaction of the surviving corporation that the tax has been paid or is not payable.

     The surviving corporation may request the paying agent to deliver to it any funds undistributed to our shareholders at any time following the first anniversary of the effective time of the merger. Any holders of Hughes Supply share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to either The Home Depot or the surviving corporation for payment of the merger consideration to which they are entitled. Any merger consideration remaining unclaimed when it would otherwise escheat to or become property of any governmental authority will be forfeited to The Home Depot.

     If any Hughes Supply share certificates has been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by such person in such reasonable amount as The Home Depot may direct as indemnity against any claim that may be made with respect to that certificate, the paying agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

     Share certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

     The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

CONDITIONS TO THE MERGER

     The parties' obligations to complete the merger are subject to the following conditions:

     o    our shareholders must have approved the merger agreement;

     o the waiting period applicable to the consummation of the merger under the HSR Act must have expired or been terminated; and

     o the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority making the merger illegal or otherwise preventing or prohibiting the consummation of the merger.

     The Home Depot's obligations to complete the merger are also subject to the following conditions:

     o our representations and warranties set forth in the merger agreement must be true and correct as of the closing date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us, with certain exceptions;

     o we must have performed in all material respects our covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger;

     o our delivery to The Home Depot at closing of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of Hughes Supply; and

     o the absence of any action or proceeding by a governmental authority that remains pending seeking to enjoin, restrain, prevent or prohibit consummation of the merger.

     Our obligation to complete the merger is also subject to the following conditions:

     o the representations and warranties of The Home Depot set forth in the merger agreement must be true and correct as of the closing date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of The Home Depot to perform its obligations or to consummate the transactions contemplated by the merger agreement;

     o The Home Depot must have performed in all material respects its covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger; and

     o The Home Depot's delivery to us at closing of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of The Home Depot.

MATERIAL ADVERSE EFFECT

     The merger agreement defines material adverse effect as, with respect to any party, any change event, development or occurrence that is materially adverse to (A) the ability of such party to timely consummate the transactions contemplated by the merger agreement or (B) the results of operations, financial condition or assets of such party and its subsidiaries taken as a whole, other than changes, events, developments or occurrences arising out of, resulting from or attributable to (i) changes in conditions in the United States or the global economy or the capital or financial or markets generally, including changes in interest or exchange rates, fluctuating commodity prices and unexpected product shortages, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States that, in each case, generally affect industries in which such party and its subsidiaries conduct business, (iii) the negotiation and announcement of the merger agreement and the identity of The Home Depot, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (v) hurricanes, floods, earthquakes or other natural disasters (in the case of unexpected product shortages referred to in clause (i) and each of clauses (ii), (iv) and (v), other than to the extent any change, event, development or occurrence has had or would reasonably be expected to have a disproportionately adverse effect on such party and its subsidiaries as generally compared to other participants in the industries in which such party and its subsidiaries conduct business).

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that each of The Home Depot and the surviving corporation will (i) indemnify and hold harmless, to the fullest extent permitted by applicable law and provided under the articles of incorporation and bylaws of Hughes Supply and our subsidiaries, each person who prior to the effective time was an officer or director of Hughes Supply or any of our subsidiaries, whom we refer to as the indemnified persons, against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any claims, suits, actions, proceedings or investigations based on or arising out of acts or omissions of such person in his or her capacity as an officer or director of Hughes Supply or any of our subsidiaries or taken at the request of Hughes Supply at or at any time prior to the effective time of the merger and (ii) assume all obligations of Hughes Supply and our subsidiaries to the indemnified persons as provided in the articles of incorporation and bylaws of Hughes Supply and our subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger. The Home Depot will also cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnified persons with respect to limitation of liabilities of directors and officers and indemnification as were set forth in our articles of incorporation and bylaws as of January 9, 2006.

     The merger agreement further provides that at our election in consultation with The Home Depot, (i) we may obtain a "tail" insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope at least as favorable as our existing policies for claims arising from facts or events that occurred on or prior to the effective time of the merger or (ii) if a tail policy is not obtained, the surviving company will maintain in effect for a period of six years following the effective time of the merger our current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the effective time of the merger for the benefit of the indemnified persons on terms, and in an amount, not less favorable to such individuals than those of our policy in effect as of January 9, 2006. However, if during the six year period the aggregate annual premiums for such insurance exceed 300% of the current aggregate annual premium, then The Home Depot will provide a directors' and officers' insurance policy for the indemnified persons with the best coverage then available at an annual premium of 300% of the current aggregate annual premium.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of our shareholders has been obtained, the merger agreement may be terminated:

     o    by mutual written consent of us and The Home Depot;

     o    by either us or The Home Depot, if:

          o the merger is not consummated on or before June 9, 2006, provided that we may only so terminate the merger agreement if a vote on the approval of the merger agreement shall have occurred and, provided, further, that if approval pursuant to the HSR Act is not obtained, (i) the earliest date that we may so terminate the merger agreement is July 10, 2006 and (ii) The Home Depot may not so terminate the agreement and, provided, further, that a party may not terminate the merger agreement if the merger is not timely consummated primarily due to such party's failure to perform its obligations under the merger agreement;

          o any law, injunction, judgment or ruling enacted, promulgated, issued, entered or enforced by any governmental authority making the merger illegal or otherwise preventing or prohibiting the consummation of the merger becomes final and non-appealable;

          o    our shareholders fail to approve the merger agreement;

     o    by us, if:

          o The Home Depot breaches any of its representations, warranties, covenants or agreements, which breach would result in the failure of closing conditions set forth in the merger agreement and which cannot be cured prior to June 9, 2006 or, if curable, is not cured within 45 days after The Home Depot receives notice of such breach;

          o we concurrently enter into a definitive acquisition agreement for a superior proposal and have paid a $124,800,000 termination fee to The Home Depot, provided that we must have materially complied with our obligations set forth in the shareholders meeting and non-solicitation covenants of the merger agreement and, provided, further, that we may only so terminate the merger agreement if at least seven business days have passed since providing notice of our intention to enter into such agreement for such superior proposal to The Home Depot;

     o    by The Home Depot, if:

          o we breach any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in the failure of closing conditions set forth in the merger agreement and which cannot be cured by us prior to June 9, 2006 or, if curable, is not cured within 45 days after we receive notice of our breach;

          o we notify The Home Depot in writing that we seek to (i) enter into an agreement for a superior proposal or (ii) take any of the actions described in the following paragraph, provided that The Home Depot may only so terminate the merger agreement on or before the seventh business day after receipt of such notice; or

          o    our board of directors or any committee of our board of directors
               (i) withdraws or modifies, in a manner adverse to The Home Depot, the approval or adoption of the merger agreement or the recommendation of our board of directors that our shareholders approve the merger agreement, (ii) approves or adopts, or recommends to our shareholders, a takeover proposal of Hughes Supply by any party other than The Home Depot, (iii) in the event that a takeover proposal is publicly announced or if any person commences a tender or exchange offer of our shares, fails to issue a press release reaffirming its recommendation that our shareholders approve the merger agreement and, in the case of a tender or exchange offer, fail to recommend against acceptance of such tender or exchange offer or (iv) publicly proposes to take any of the foregoing actions.

EXPENSES AND TERMINATION FEE

     o Expenses. With limited exceptions, the parties to the merger agreement will bear their respective costs and expenses incurred in connection with the merger agreement, whether or not the merger is consummated.

     o Termination Fee. The merger agreement obligates us to pay The Home Depot a termination fee of $124,800,000 if:

          o we terminate the merger agreement because we have concurrently entered into a definitive acquisition agreement providing for a superior proposal;

          o    The Home Depot terminates the merger agreement because:

               o we have willfully breached the non-solicitation covenant contained in the merger agreement;

               o    we have notified The Home Depot in writing that we seek to
                    (i) enter into an agreement with a third-party who has offered us a superior proposal or (ii) take any of the actions described in the following paragraph;

               o our board of directors or any committee of our board of directors (i) withdraws or modifies, in a manner adverse to The Home Depot, the approval or adoption of the merger agreement or the recommendation of our board of directors that our shareholders approve the merger agreement, (ii) approves or adopts, or recommends to our shareholders, a takeover proposal of Hughes Supply by any party other than The Home Depot, (iii) in the event that a takeover proposal is publicly announced or if any person commences a tender or exchange offer of our shares, fails to issue a press release reaffirming its recommendation that our shareholders approve the merger agreement and, in the case of a tender or exchange offer, fail to recommend against acceptance of such tender or exchange offer or (iv) publicly proposes to take any of the foregoing actions;

               o we breach any of our representations, warranties, covenants or agreements set forth in the merger agreement (except for the non-solicitation covenant) which cannot be cured by us prior to June 9, 2006 or, if curable, is not cured within 45 days after we receive notice of our breach, provided that
                    (i) our breach or failure is willful, (ii) a takeover proposal from any party other than The Home Depot shall have been made known to us or directly to our shareholders or if any party other than The Home Depot publicly announced an intention to make a takeover proposal for Hughes Supply prior to such termination and (iii) we subsequently enter into or complete an alternative transaction with respect to a takeover proposal within 12 months after such termination of the merger agreement;

          o the merger agreement is terminated by us or The Home Depot because the merger has not been consummated by June 9, 2006 or, as applicable, July 10, 2006 or our shareholders fail to approve the merger agreement and (i) a takeover proposal from any party other than The Home Depot shall have been made known to us or directly to our shareholders or any party other than The Home Depot publicly announced an intention to make a takeover proposal for Hughes Supply prior to such termination and (ii) we subsequently enter into or complete an alternative transaction with respect to a takeover proposal within 12 months after such termination of the merger agreement.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties that we and The Home Depot made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. While the Company does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior specified date, (ii) in some cases they are subject to a material adverse effect standard or other materiality and knowledge qualifiers and (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company's prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

     Our representations and warranties relate to, among other things:

     o    due organization, valid existence and good standing;

     o approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

     o    our subsidiaries;

     o    our capitalization;

     o the required vote of our shareholders to approve the merger agreement and transactions contemplated by the merger agreement;

     o    the binding effect of the merger agreement;

     o compliance with laws and our possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

     o    our Securities and Exchange Commission filings since February 1, 2004;

     o the absence of liabilities, other than as set forth on our October 31, 2005 balance sheet, ordinary course liabilities, liabilities expressly contemplated by the merger agreement or liabilities that would not reasonably be expected to have a material adverse effect;

     o the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the Securities and Exchange Commission;

     o the absence of certain changes since October 31, 2005, including the absence of a material adverse effect;

     o    the absence of litigation or outstanding court orders against us;

     o employment and labor matters affecting us, including matters relating to our employee benefit plans;

     o real property owned and leased by us and our subsidiaries and title to assets;

     o    our intellectual property;

     o    taxes, environmental matters and certain specified types of contracts;

     o    our insurance policies;

     o our receipt of an opinion in connection with this merger from Lehman Brothers, Inc., our financial advisor;

     o    the absence of undisclosed broker's fees;

     o    amendment of our rights agreement;

     o    the inapplicability of certain state statutes;

     o    disclosure of transactions with related parties;

     o    our compliance and non-modification of standstill agreements; and

     o    our compliance with certain ethical conduct.

     In addition, the merger agreement contains representations and warranties made by The Home Depot to us as to, among other things, its organization and standing, corporate power and authority, governmental approvals, information supplied to us for inclusion in this proxy statement, ownership and operation of the merger subsidiary, the availability of capital resources to consummate the merger, ownership of our shares, and the absence of undisclosed broker's or similar fees.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent" in Annex A attached to this proxy statement.

COVENANTS UNDER THE MERGER AGREEMENT

     The merger agreement contains certain covenants that Hughes Supply and The Home Depot made to, and solely for the benefit of, each other. Certain of the covenants embodied in the merger agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

     CONDUCT OF OUR BUSINESS. We have agreed in the merger agreement that, until the effective time of the merger, unless The Home Depot otherwise consents in writing, we will, and we will cause our subsidiaries to:

     o conduct our business in all material respects in the ordinary course consistent with past practice and policies;

     o use commercially reasonable efforts consistent with past practice and policies to preserve intact our present business organizations;

     o keep available the services of our present executive officers and key employees;

     o preserve our relationships with persons having significant business dealings with us; and

     o take no action which would adversely affect or delay in any material respect the ability of either Hughes Supply or The Home Depot to obtain any necessary approvals of any governmental authority required for completion of the merger.

     In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without The Home Depot's prior written consent:

     o issue, sell or grant any shares of our capital stock or any securities convertible into or exchangeable for any shares of our capital stock, or any rights, warrants or options to purchase any shares of our capital stock or any securities convertible into or exchangeable for any shares of our capital stock;

     o redeem, purchase or otherwise acquire any of our outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of our capital stock (except pursuant to commitments in effect as of January 9, 2006);

     o declare, set aside or pay any dividend other than regularly quarterly dividends;

     o effect any stock split or otherwise change our or our subsidiaries' capitalization;

     o incur any indebtedness or guarantee any indebtedness, other than short-term indebtedness under our existing revolving credit agreement not in excess of $30,000,000;

     o sell, lease, dispose of or grant, create or incur any lien on certain properties owned by us;

     o acquire the capital stock, or purchase or lease the assets or properties of any other person, which when combined with all other permitted transactions exceeds $50 million in the aggregate (and the disclosure schedules to the merger agreement require us to make a presentation to The Home Depot of the results of our due diligence review for any acquisition, even if such acquisitions fall within such $50 million aggregate amount);

     o amend or terminate any existing employee benefit plans, or fail to make any required contribution to such plans, or adopt or enter into any such employee benefit plan;

     o increase the compensation or benefits payable to any director, officer or employee;

     o make any changes in financial or tax accounting methods, principles or practices;

     o    amend our articles of incorporation or our bylaws;

     o grant any waiver, other than to The Home Depot, under our rights agreement;

     o amend or waive any material rights under or enter into any material contracts;

     o enter into any related party transaction that would be required to be disclosed in a future Securities and Exchange Commission report;

     o forgive or make any loans, advances or capital contributions to, or investments in, any person;

     o lease or acquire real property or make any commitment for any other capital expenditure in excess of $40 million in the aggregate, provided that we will consult with The Home Depot prior to any such lease, acquisition or expenditure in excess of $2,500,000;

     o enter into, amend or extend any collective bargaining or other labor agreement;

     o settle or agree to settle any material suit, action, claim, proceeding or investigation, or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation;

     o adopt a plan or agreement of complete or partial liquidation or dissolution;

     o convene any shareholders meeting (except a shareholder's meeting for the purpose of seeking approval of the merger agreement); and

     o    agree to take any of the actions listed above.

     OTHER COVENANTS. The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and The Home Depot to:

     o use reasonable best efforts to take or cause to be taken any action to cause the conditions to the consummation of the merger to be satisfied and to cause the merger to occur in the most expeditious manner practicable;

     o use reasonable best efforts to obtaining governmental approvals including those relating to antitrust matters;

     o make an appropriate filing, and to supplement such filing as needed, pursuant to the HSR Act;

     o use reasonable best efforts to ensure that no state takeover statute or regulation is applicable to the merger and the transactions contemplated by the merger;

     o use reasonable best efforts to cooperate with one another in connection with any litigation or proceeding against either party with respect to the transactions contemplated by the merger agreement and to keep the other party informed of any material communication in connection with any such litigation or proceeding;

     o keep the other party informed of any material communication received by the party from, or given by such party to, any governmental authority;

     o use reasonable best efforts to resolve objections, if any, that may be asserted by a governmental authority or other person with respect to the transactions contemplated by the merger agreement;

     o obtain the consent of the other party prior to issuing press releases and public announcements with respect to the transactions contemplated by the merger agreement;

     o provide the other party notice of communications received by any governmental authority in connection with the merger or from any person alleging that their consent is required in connection with the merger, any actions, suits, claims, investigations or proceedings commenced or threatened to be commenced which relate to the merger, or any event that would cause the representations and warranties in the merger agreement to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement in the merger agreement; and

     o prepare and file this proxy statement and to supplement this proxy statement, if required.

     The merger agreement also contains covenants requiring us, subject to certain exceptions, to:

     o provide The Home Depot with reasonable access to our properties, books, contracts, records and employees;

     o use reasonable best efforts to cause our consultants and independent public accountants to provide access to their work papers and other information reasonably requested by The Home Depot;

     o    terminate certain of our employee benefit plans;

     o provide to The Home Depot copies of documents we file pursuant to federal or state securities laws, written updates provided to our board of directors on our financial performance and projections, and other information concerning our business and properties that The Home Depot may reasonably request;

     o respond (after notification and consultation with The Home Depot) as promptly as practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement;

     o mail this proxy statement to our shareholders as promptly as practicable after the date of the merger agreement;

     o establish a record date for, duly call, give notice of, convene and hold a meeting of shareholders as promptly as practicable to obtain shareholder approval of the merger agreement;

     o recommend, through our board of directors, approval of the merger agreement except as otherwise permitted by the merger agreement;

     o take steps prior to the effective time of the merger to cause dispositions of our equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

     o to prepare and commence an offer to purchase our outstanding notes and to obtain payoff letters or consents with respect to our revolving credit facility and amounts owing to landlords and other nongovernmental counterparties to our contracts.

     The Home Depot agreed, subject to certain exceptions, in the merger agreement to, and to cause the surviving corporation of the merger to:

     o provide our employees who are not covered by a collective bargaining agreement, for a period of 12 months following the effective time of the merger, the same level of salary and bonus opportunity as in effect prior to the effective time of the merger and benefits that are substantially similar in the aggregate to benefits provided under existing company plans;

     o provide our executive officers, for a period of 24 months following the effective time of the merger, the same salary, bonus opportunities and benefits provide to them by us, and to continue the benefits provided under our SERP (see the section captioned "The Merger -Interests of our Directors and Executive Officers in the Merger); and

     o cause our securities to be de-listed from The New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the effective time of the merger.

     Pursuant to the merger agreement, we will also provide persistency bonuses in our reasonable discretion (after consultation with The Home Depot about the formulation and terms of the such bonuses) to selected employees in an aggregate amount up to, and not exceeding, $2.5 million. Such bonuses would be payable upon the earlier of November 9, 2006 and the date that is 6 months after the closing of the merger, and may include such other customary provisions as we deem prudent. These bonuses will be distributed to our employees below the level of vice president and the total number of employees to whom such bonuses will be distributed will not exceed 125.

     For a discussion of the additional covenants relating to our directors, officers and employees, directors' and officers' indemnification and insurance arrangements and our solicitation of other acquisition proposals, see "The Merger - Interests of Our Directors and Executive Officers in the Merger," "Indemnification and Insurance," and "No Solicitation of Competing Proposals" on pages 33, 46 and 54, respectively.

     The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled "Additional Covenants and Agreements" in Annex A attached to this proxy statement.


NO SOLICITATION OF COMPETING PROPOSALS

     Under the merger agreement, we have agreed, and we have agreed to cause our subsidiaries and our and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other advisors and representatives, which we refer to collectively as our representatives, to:

     o cease any discussions or negotiations with any other person with respect to a takeover proposal or that would reasonably be expected to lead to a takeover proposal;

     o request the return or destruction of any confidential information provided to interested parties; and

     o not terminate, waive or fail to enforce any existing standstill or confidentiality agreements.

     We have further agreed not to, and we will cause our representatives not to, directly or indirectly:

     o solicit or encourage a takeover proposal or any inquiry that could lead to a takeover proposal;

     o participate in any discussions, or furnish any information to any person, with respect to a takeover proposal; or

     o    enter into any agreements relating to a takeover proposal.

     Notwithstanding the foregoing, prior to obtaining the approval of our shareholders to the merger agreement, if we receive an unsolicited written takeover proposal that is not reasonably understandable or clear on its face, then we and our representatives may submit a written question to the party making such proposal that is limited exclusively to asking for clarification of such portion of the statement that is not reasonably understandable or clear, but we may not provide any information about Hughes Supply nor encourage or facilitate such proposal. If each of the special committee and our board of directors determines, after consultation with outside counsel, in good faith that such proposal constitutes or is reasonably likely to constitute a superior proposal and that it is reasonably necessary for the special committee or our board of directors to take action to comply with their fiduciary duties to our shareholders, then we, after giving The Home Depot prompt written notice (within 24 hours) of such determinations, may:

     o furnish any information with respect to Hughes Supply to the person making the takeover proposal, pursuant to a confidentiality and standstill agreement (provided that all information so provided has been provided to The Home Depot); and

     o participate in discussions and negotiations with such person regarding the takeover proposal.

     At any time that we receive a takeover proposal or request for information or inquiry that relates to or would be reasonably likely to lead to a takeover proposal, we must promptly (within 24 hours) provide The Home Depot with a copy (if in writing) and summary of the material terms and conditions of such takeover proposal, request or inquiry and the identity of the person making such takeover proposal, request or inquiry, and must keep The Home Depot reasonably informed of the status of any financial or other material modifications to such takeover proposal, request or inquiry, including by conveying a copy of all such modifications that are in writing promptly (within 24 hours) after our receipt thereof.

     Except as provided in the next sentence, our board of directors or any committee thereof may not take or publicly propose to take any of the following actions, each of which we refer to as a company adverse recommendation change:

     o withdraw or modify, in a manner adverse to The Home Depot, the approval or adoption of the merger agreement or the recommendation of our board of directors that our shareholders approve the Merger Agreement;

     o recommend to our shareholders, or approve or adopt, a takeover proposal of Hughes Supply by any party other than The Home Depot; or

     o in the event that any takeover proposal is publicly announced or if any person commences a tender or exchange offer for our outstanding common stock, fail to issue a press release that reaffirms the approval of our board of directors of the merger agreement and its recommendation that our shareholders approve the merger agreement and, in the case of a tender or exchange offer, fail to recommend against such offer within 10 business days of such announcement or commencement.

     Notwithstanding the foregoing:

     o our board of directors may withdraw its recommendation that our shareholders approve the merger agreement if it determines in good faith (after receiving the advice of its outside counsel) that it is reasonably necessary to do so in order for our board of directors to comply with its fiduciary duties to our shareholders; and

     o if our board of directors receives a takeover proposal that it determines constitutes a superior proposal, we may enter into an acquisition agreement with respect to such superior proposal if we shall have complied with the requirements of the following paragraph and terminated the merger agreement concurrently with entering into such acquisition agreement.

     If we desire to enter into an acquisition agreement with respect to a takeover proposal, or to make a company adverse recommendation change, we are required to provide The Home Depot with a written notice, containing a description of the terms of such takeover proposal and the basis for the company adverse recommendation change, a copy of such acquisition agreement and, if applicable, advising The Home Depot that our board of directors has determined that such takeover proposal is a superior proposal and that our board of directors intends to enter into an agreement providing for such superior proposal. We may make a company adverse recommendation change or terminate the merger agreement to enter into an acquisition agreement with respect to a superior proposal only if (i) at least 7 business days have passed since such notice has been given to The Home Depot and (ii) after taking into account any revised proposal that may be made by The Home Depot in response to such notice, our board of directors continues to believe that such takeover proposal still constitutes a superior proposal.

     Under the merger agreement:

     o the term "takeover proposal" means any inquiry, proposal or offer, whether or not conditional, from any person (other than The Home Depot and its subsidiaries) relating to any direct or indirect (A) acquisition of assets of Hughes Supply and our subsidiaries (including securities of our subsidiaries, but excluding sales of assets in the ordinary course of business in compliance with the merger agreement) equal to 20% or more of Hughes Supply's consolidated assets or to which 20% or more of Hughes Supply's revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding common stock of Hughes Supply, voting power of Hughes Supply or any class of equity securities of Hughes Supply, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding common stock of Hughes Supply, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hughes Supply, (E) acquisition by Hughes Supply or any of our subsidiaries of any third party in any of the foregoing types of transactions in which the shareholders of such third party immediately prior to the consummation of such transaction will own more than 20% of the outstanding common stock of Hughes Supply immediately following such transaction, or (F) without limiting any of the foregoing, any of the foregoing types of transactions involving the acquisition of greater than 49% of the voting equity interests in any subsidiary or subsidiaries of Hughes Supply with assets, revenue or earnings representing 20% or more of the consolidated assets, revenue or earnings of Hughes Supply on a consolidated basis; and

     o the term "superior proposal" means a bona fide written proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or publicly listed and traded securities, more than 68.5% of our equity securities or all or substantially all of our and our subsidiaries' assets on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which our board of directors determines in its good faith and reasonable judgment and by resolution duly adopted (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and the merger agreement and the timing and certainty of consummation) to be more favorable to our shareholders from a financial point of view than the terms set forth in the merger agreement or the terms of any other proposal made by The Home Depot after The Home Depot receives notice that we desire to enter into an acquisition agreement with respect to a takeover proposal or to make a company adverse recommendation change, and which our board of directors determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account any financing and approval requirements, timing of such consummation and all financial, regulatory, legal and other aspects of such proposal.

AMENDMENT AND WAIVER

     The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by our shareholders. However, after shareholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by our shareholders if, by law, such amendment would require further approval of our shareholders. The merger agreement also provides that, at any time prior to the effective time of the merger, each party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties in the merger agreement or waive compliance with any of the agreements or, except as otherwise provided in the merger agreement, the conditions contained in the merger agreement.

                                APPRAISAL RIGHTS

     Pursuant to Section 607.1302(2)(a) of the Florida Business Corporation Act, shareholders of Hughes Supply do not have appraisal rights because as of February 24, 2006, the record date established for determining shareholder eligibility to vote in the special meeting, Hughes Supply was a listed corporation on The New York Stock Exchange, and our shareholders, upon consummation of the merger, will receive only cash consideration.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of February 24, 2006 by:

     o the shareholders we know to beneficially own more than 5% of our outstanding common stock;

     o    each of our current directors;

     o our chief executive officer and our other executive officers named in the Summary Compensation Table in our proxy statement sent to shareholders in connection with our 2005 Annual Meeting of Shareholders; and

     o    all of our current directors and executive officers as a group.

    Under the rules of the Securities and Exchange Commission, you are deemed to be a beneficial owner of shares if you have or share the power to vote or direct the voting of the shares or the power to dispose of or direct the disposition of the shares. You are also deemed to be a beneficial owner of shares if you have the right to acquire beneficial ownership of the shares within 60 days (other than in connection with an acceleration resulting from the merger). Accordingly, more than one person may be deemed to be a beneficial owner of the same shares. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted, the address of each person listed in the table is: c/o Hughes Supply, Inc., 501 West Church Street, Orlando, Florida 32805.


                                                   NO. OF
  DIRECTORS AND NAMED EXECUTIVES                   SHARES           PERCENT(1)
  ------------------------------                   ------           ----------
  John D. Baker II                               104,476(2)              *
  David Bearman                                  164,343(3)              *
  Robert N. Blackford                            118,078(2)              *
  H. Corbin Day                                 65,976(2)(4)             *
  David H. Hughes                             943,085(5)(6)(7)          1.4
  Vincent S. Hughes                         533,691(2)(6)(7)(8)          *
  Dale E. Jones                                   6,800(2)               *
  William P. Kennedy                            92,800(2)(9)             *
  Patrick J. Knipe                                9,300(2)               *
  Robert A. Machaby                             125,759(10)              *
  Amos R. McMullian                              20,300(2)               *
  Thomas I. Morgan                              255,880(11)              *
  Michael L. Stanwood                           113,997(12)              *
  Gradie E. Winstead, Jr.                       219,825(13)              *
  All Directors and Executive Officers
  as a Group (30  Persons)                     3,871,344(14)            5.8(15)

  5% SHAREHOLDERS

  GAMCO Investors, Inc. (16)
  One Corporate Center                           4,764,000              7.1
  Rye, New York 10580-1435

  Lord, Abbett & Co. LLC (17)
  90 Hudson Street                               4,517,737              6.8
  Jersey City, NJ  07302-3900

  Barclays Global Investors, N.A. (18)
  45 Fremont Street                              3,992,532              6.0
  San Francisco, CA  94105-2228

  J.P. Morgan Investment Management,
  Inc. (19)                                      3,779,513              5.6
  522 Fifth Avenue
  New York, NY 10036

                *  Less than 1%.


(1) These percentages have been calculated on the basis of 66,943,113 common shares outstanding as of February 24, 2006, and, with respect to each of the persons noted in the table above:

     o   the shares subject to options exercisable granted to such person; and

     o the shares subject to restricted share grants under our 1997 Executive Stock Plan and 2005 Executive Stock Plan, pursuant to which such person has the power to vote or direct the voting of the shares.

Percentages shown only for those persons whose beneficial ownership of shares exceeds one percent of the common shares outstanding or deemed to be outstanding for this calculation.

(2) Includes the number of shares subject to options granted under our Directors' Stock Option Plan for non-management (which for all purposes in this proxy statement shall mean non-employee) directors and our 1997 Executive Stock Plan as follows: John D. Baker II, 70,176; Robert N. Blackford, 70,176; H. Corbin Day, 62,676; Vincent S. Hughes, 5,000; Dale E. Jones, 3,000; William P. Kennedy, 45,000; Patrick J. Knipe, 1,000; and Amos
     R. McMullian, 15,000.

(3) Includes 12,594 shares subject to options under our 1997 Executive Stock Plan which are exercisable within 60 days and 105,943 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Bearman is considered to have sole voting power as to 151,749 shares and sole investment power as to 45,806 shares.

(4) 411,900 common shares are owned of record by Jemison Investment Company, Inc. Mr. Day is the Chairman of the Executive Committee of Jemison, and he and members of his immediate family own an equity interest in Jemison. Mr. Day disclaims beneficial ownership of these shares.

(5) Includes 169,800 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan that are exercisable within 60 days, 182,592 shares represented by restricted share grants under our 1997 Executive Stock Plan and 7,929 shares owned of record by Mr. Hughes's spouse. Mr. Hughes is considered to have sole voting and investment power as to 435,585 shares and shared voting and investment power as to 329,771 shares.

(6) Includes 86,432 shares held by Hughes, Inc. David H. Hughes and Vincent S. Hughes are executive officers and directors of, and each owns a one-third equity interest in, Hughes, Inc. David H. Hughes and Vincent S. Hughes are considered to share voting and investment power as to such shares and all such shares are reported in the table above as beneficially owned by each of them.

(7) Includes 243,339 shares held by three trusts of which David H. Hughes and Vincent S. Hughes are co-trustees. All of the shares held by these trusts are included in the table above as beneficially owned by each of David H. Hughes and Vincent S. Hughes.

(8) Includes 39,642 shares owned of record by Mr. Hughes's spouse. Mr. Hughes is considered to have sole voting and investment power as to 159,278 shares and shared voting and investment power as to 329,771 shares.

(9) Includes 8,500 shares held through Vital Support Charitable Foundation, for which Mr. Kennedy acts as Chairman, 3,000 shares held through the Ashley E. Kennedy Trust and 3,000 shares held through the Courtney B. Kennedy Trust. Mr. Kennedy acts as Trustee for both of these trusts. Mr. Kennedy is considered to have sole investment and voting power as to 39,300 shares and shared voting and investment power as to 8,500 shares.

(10) Includes 15,400 shares subject to options under our 1997 Executive Stock Plan which are exercisable within 60 days and 107,325 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Machaby is considered to have sole voting power as to 110,359 shares and sole investment power as to 2,982.

(11) Includes 75,500 shares subject to options under our 1997 Executive Stock Plan that are exercisable within 60 days and 166,634 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Morgan is considered to have sole voting power as to 180,380 shares and sole investment power as to 13,746 shares.

(12) Includes 7,067 shares subject to options under our 1997 Executive Stock Plan that are exercisable within 60 days and 106,930 shares represented by restricted share grants under our 1997 Executive Stock Plan and/or 2005 Executive Stock Plan. Mr. Stanwood is considered to have sole voting power as to 106,930 shares and sole investment power as to 0 shares.

(13) Includes 55,867 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan which are exercisable within 60 days and 130,077 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Winstead is considered to have sole voting power as 161,262 shares, sole investment power as to 31,185 shares, and shared voting and investment power as to 2,696 shares.

(14) Includes an aggregate of 579,932 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan and exercisable within 60 days and 1,601,510 shares subject to restricted share grants under our 1997 Executive Stock Plan and/or our 2005 Executive Stock Plan held by our executive officers as a group, and 272,028 shares subject to unexercised stock options under our Directors' Stock Option Plan held by our non-management directors as a group. Directors and executive officers hold sole voting power as to 3,016,311 shares, sole investment power as 1,424,205 shares, and shared voting and investment power as to 472,359 shares.

(15) Calculated on the basis of 67,772,797 shares, including 66,920,837 shares outstanding and 851,960 shares subject to options. The shares subject to stock options have been deemed outstanding for the purpose of computing such percentage.

(16) Based solely upon a Schedule 13D/A filed with the Securities and Exchange Commission on February 14, 2006.

(17) Based solely upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(18) Based solely upon a Form 13F filed with the Securities and Exchange Commission on November 14, 2005.

(19) Based solely upon a Form 13F filed with the Securities and Exchange Commission on November 10, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH CERTAIN DIRECTORS AND/OR OFFICERS

    We lease certain buildings and properties from Hughes, Inc., a Florida corporation, a company of which David H. Hughes, Vincent S. Hughes (formerly an executive officer) and Russell V. Hughes (formerly an executive officer) are officers and directors, and in which each owns a one-third interest. Since February 1, 2004, eight of these leases have been in effect in Florida. Each lease was entered into prior to March 12, 1992, and was renewed effective April 2003, except for one lease that was entered into effective June 2000. Since February 1, 2004, eight of these leases were assigned by Hughes, Inc. to non-related third parties as a result of Hughes, Inc.'s sale of the properties. Another of these leases was terminated in January 2005 as a result of our purchase of the property. Of the three remaining leases with Hughes, Inc., two were renewed on a short-term basis and will expire in March 2006, and one expires in March 2008. These leases typically relate to branch facilities including buildings ranging in size from approximately 21,644 to 117,327 square feet together with outside parking and storage areas. Under leases in effect during the fiscal year ended January 31, 2006, we made rental payments to Hughes, Inc. in the aggregate of $570,745. We also pay real estate taxes, building insurance and certain maintenance and repair expenses with respect to these leased properties. During the fiscal year ended January 31, 2006, we paid real estate taxes, building insurance and maintenance and repair expenses on such leased properties of $120,770, $4,900 and $107,246, respectively.

    We also lease certain buildings and properties from JEM-Realty, LLC, SJ Limited Partnership, SJ Partnership, Stanwood Interests Limited Partnership, Stanwood Limited Partnership, SWS-GA Realty, Inc., and SWS-TX Realty, Inc. JEM-Realty, LLC is a wholly-owned subsidiary of Jemison Investment Co., Inc., of which Mr. Stanwood is a director. Mr. Stanwood is a limited partner of SJ Limited Partnership and SJ Partnership. Mr. Stanwood is President of Stanreal, LLC, the general partner of Stanwood Interests Limited Partnership and Stanwood Limited Partnership. Mr. Day is the sole shareholder of SWS-GA Realty, Inc. and SWS-TX Realty, Inc. Since February 1, 2004, a total of ten such leases have been in effect with respect to seven locations in Texas, two locations in Georgia, and one location in North Carolina. Five of these leases were entered into in May 1996, one of these leases was entered into in July 1998, one of these leases was entered into in April 1999, one of these leases was entered into in May 2000, one of these leases was entered into in June 2002, and one of these leases was entered into in July 2003. One of the leases expired in September 2004, two of the leases expire in May 2008, three of these leases expire in April 2010, one of these leases expires in July 2013, and three of the leases were renewed for 10 years and will expire in May 2015. These leases relate to branch facilities ranging in size from approximately 10,000 to 50,000 square feet, together with outside storage and parking, with the exception of one lease which is solely for vacant land used for outside storage. During the fiscal year ended January 31, 2006, we made rental payments to JEM-Realty, LLC, SJ Limited Partnership, Stanreal, LLC (for the benefit of Stanwood Interests Limited Partnership), SWS-GA Realty, Inc. and SWS-TX Realty, Inc. in the aggregate of $999,564. We also pay real estate taxes, building insurance and certain maintenance and repair expenses with respect to these leased properties. During the last fiscal year we paid real estate taxes, building insurance and maintenance and repair expenses on such leased properties of $178,119, $4,737 and $188,495, respectively.

    These transactions were negotiated and entered into in an arms-length manner after satisfactory due diligence verified that the terms of such transactions were competitive with or better than terms available for comparable properties in the respective markets at the time of each transaction. We believe that the terms of the transactions described above are at least as favorable to us as those which could have been obtained from unrelated parties.

         PROPOSAL 2 - ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

     If we fail to receive a sufficient number of votes to approve the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

     Our board of directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

                                  OTHER MATTERS

OTHER BUSINESS AT THE SPECIAL MEETING

     The board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the Notice of Special Meeting of Shareholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

                          FUTURE SHAREHOLDER PROPOSALS

     If the merger is completed, there will be no public shareholders of Hughes Supply and no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2006 only if the merger is not completed, or if we are required to do so by law.

     Proposals received from shareholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by Hughes Supply. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting of shareholders if they were received by us on or before December 13, 2005. Shareholder proposals must be directed to the Corporate Secretary, Hughes Supply, Inc., One Hughes Way, Orlando, Florida 32805. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us not later than the last date for submission under our bylaws. In order for a proposal to be "timely" under our bylaws, proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must have been submitted, in accordance with the requirements of our bylaws, not later than January 20, 2006; provided, however in the event that the 2006 annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after May 19, 2006, a proposal by a shareholder to be timely must be delivered not later than 10 days after the meeting date is first announced or disclosed.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

     Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Reports, proxy statements and other information concerning Hughes Supply may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact D.F. King & Co., Inc., our proxy solicitor, at 1-800-487-4870 (toll-free) or at 1-212-269-5550 (collect).

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

     We incorporate by reference any documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement and prior to the date of the special meeting of our shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Hughes Supply, Inc., One Hughes Way, Orlando, Florida 32805, Attention:
Assistant Corporate Secretary. If you would like to request documents, please do so by March 23, 2006, in order to receive them before the special meeting. In addition, these documents may also be obtained through our website at http://www.hughessupply.com.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 27, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

                                                                         ANNEX A

                                                                  EXECUTION COPY




================================================================================


                          AGREEMENT AND PLAN OF MERGER

                           Dated as of January 9, 2006

                                     between

                              THE HOME DEPOT, INC.,

                                       and

                               HUGHES SUPPLY, INC.


================================================================================

                                TABLE OF CONTENTS


                                                                                                       PAGE

ARTICLE I             THE MERGER........................................................................1

         Section 1.1           The Merger...............................................................1
         Section 1.2           Closing..................................................................1
         Section 1.3           Effective Time...........................................................1
         Section 1.4           Effects of the Merger....................................................2
         Section 1.5           Articles of Incorporation and By-laws of the Surviving Corporation.......2
         Section 1.6           Directors and Officers of the Surviving Corporation......................2

ARTICLE II            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                      EXCHANGE OF CERTIFICATES;COMPANY STOCK OPTIONS....................................2

         Section 2.1           Effect on Capital Stock..................................................2
         Section 2.2           Exchange of Certificates.................................................3
         Section 2.3           Company Stock Awards.....................................................5

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................6

         Section 3.1           Organization, Standing and Corporate Power...............................6
         Section 3.2           Capitalization...........................................................8
         Section 3.3           Authority; Noncontravention; Voting Requirements.........................9
         Section 3.4           Governmental Approvals..................................................11
         Section 3.5           Company SEC Documents; Undisclosed Liabilities..........................11
         Section 3.6           Absence of Certain Changes..............................................13
         Section 3.7           Legal Proceedings.......................................................13
         Section 3.8           Compliance With Laws; Permits...........................................13
         Section 3.9           Information Supplied....................................................13
         Section 3.10          Tax Matters.............................................................14
         Section 3.11          Employee Benefits and Labor Matters.....................................14
         Section 3.12          Environmental Matters...................................................16
         Section 3.13          Properties..............................................................17
         Section 3.14          Opinion of Financial Advisor............................................19
         Section 3.15          Brokers and Other Advisors..............................................19
         Section 3.16          Company Rights Agreement................................................19
         Section 3.17          State Statutes..........................................................19
         Section 3.18          Material Contracts......................................................20
         Section 3.19          Intellectual Property Matters...........................................21
         Section 3.20          Insurance...............................................................21
         Section 3.21          Ethical Practices.......................................................22
         Section 3.22          Related Party Transactions..............................................22
         Section 3.23          Standstill Agreements...................................................22
         Section 3.24          No Other Representations or Warranties..................................22

                                       A-i

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT.........................................22

         Section 4.1           Organization; Standing..................................................22
         Section 4.2           Authority; Noncontravention.............................................23
         Section 4.3           Governmental Approvals..................................................23
         Section 4.4           Information Supplied....................................................24
         Section 4.5           Ownership and Operations of Merger Sub..................................24
         Section 4.6           Capital Resources.......................................................24
         Section 4.7           Brokers and Other Advisors..............................................24
         Section 4.8           Ownership of Shares.....................................................24

ARTICLE V             ADDITIONAL COVENANTS AND AGREEMENTS..............................................25

         Section 5.1           Preparation of the Proxy Statement; Shareholders Meeting................25
         Section 5.2           Conduct of Business.....................................................26
         Section 5.3           No Solicitation.........................................................29
         Section 5.4           Reasonable Best Efforts.................................................34
         Section 5.5           Public Announcements....................................................36
         Section 5.6           Access to Information; Confidentiality..................................36
         Section 5.7           Notification of Certain Matters.........................................37
         Section 5.8           Indemnification and Insurance...........................................37
         Section 5.9           Fees and Expenses.......................................................39
         Section 5.10          Rule 16b-3..............................................................39
         Section 5.11          Employee Matters........................................................39
         Section 5.12          Delisting...............................................................41
         Section 5.13          Indebtedness............................................................41

                                      A-ii

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE

ARTICLE VI            CONDITIONS PRECEDENT.............................................................43

         Section 6.1           Conditions to Each Party's Obligation to Effect the Merger..............43
         Section 6.2           Conditions to Obligations of Parent.....................................43
         Section 6.3           Conditions to Obligations of the Company................................43

ARTICLE VII           TERMINATION......................................................................44

         Section 7.1           Termination.............................................................44
         Section 7.2           Effect of Termination...................................................46
         Section 7.3           Termination Fee.........................................................46
         Section 7.4           Remedies................................................................47

ARTICLE VIII          MISCELLANEOUS....................................................................48

         Section 8.1           No Survival of Representations and Warranties...........................48
         Section 8.2           Amendment or Supplement.................................................48
         Section 8.3           Extension of Time, Waiver, Etc..........................................48
         Section 8.4           Assignment..............................................................48
         Section 8.5           Counterparts............................................................48
         Section 8.6           Entire Agreement; No Third-Party Beneficiaries..........................49
         Section 8.7           Governing Law; Jurisdiction; Waiver of Jury Trial.......................49
         Section 8.8           Specific Enforcement....................................................49
         Section 8.9           Notices.................................................................49
         Section 8.10          Severability............................................................51
         Section 8.11          Definitions.............................................................51
         Section 8.12          Interpretation..........................................................54

                          AGREEMENT AND PLAN OF MERGER

           This AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2006 (this "Agreement"), is between The Home Depot, Inc., a Delaware corporation ("Parent"), and Hughes Supply, Inc., a Florida corporation (the "Company"). Certain capitalized terms used in this Agreement are used as defined in Section 8.11.

           WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company, based on the recommendation of a special committee thereof formed to evaluate the Company's strategic alternatives (the "Special Committee"), have each unanimously approved and adopted this Agreement and the merger of Merger Sub with and into the Company (the "Merger") in accordance with the Florida Business Corporation Act (the "FBCA"), upon the terms and subject to the conditions set forth herein.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------

           Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time a newly formed wholly-owned subsidiary of Parent, to be incorporated in Florida ("Merger Sub"), shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

           Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

           Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Florida the articles of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the FBCA (the "Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger or at such later time and date as is agreed to by the parties hereto (the time and date at which the Merger becomes effective is herein referred to as the "Effective Time").

           Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           Section 1.5 Articles of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical (subject to Section 5.8 hereof) to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain Hughes Supply, Inc., until thereafter amended as provided therein or by applicable Law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

           Section 1.6 Directors and Officers of the Surviving Corporation.

          (a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

          (b) Each of the parties hereto shall take all necessary action to cause the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

   Effect of the Merger on the Capital Stock of the Constituent Corporations;
   --------------------------------------------------------------------------
                Exchange of Certificates; Company Stock Options
                -----------------------------------------------

           Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of the Company, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Company Common Stock received pursuant to Section 2.1(a)), together with the associated Preferred Share (as defined in the Rights Agreement) purchase rights (the "Rights") issued under the Rights Agreement, dated as of May 20, 1998, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"), shall be converted into the right to receive $46.50 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

           Section 2.2 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to
     Section 2.1(c). The Paying Agent shall also act as the agent for the Company's shareholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided that Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

          (b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

          (c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

          (e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person who was a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

           Section 2.3 Company Stock Awards. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option that represents the right to acquire shares of Company Common Stock granted under the Company Stock Plans (each, an "Option") outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. All shares of Company Common Stock that are restricted shares pursuant to Company Stock Plans (including performance based restricted shares) ("Restricted Company Common Stock") outstanding immediately prior to the Effective Time shall vest at the Effective Time. As of the Effective Time, such Restricted Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). For purposes of this Agreement, "Company Stock Plans" means the Hughes Supply, Inc. Directors' Stock Option Plan, the Hughes Supply, Inc. 1988 Stock Option Plan, the Hughes Supply, Inc. 1997 Executive Stock Plan and the Hughes Supply, Inc. 2005 Executive Stock Plan, each as amended.

           SECTION 2.4 Adjustments. Notwithstanding any provision of this
Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or any of the Rights shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

                                   ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

           The Company represents and warrants to Parent that except as set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") (any matter set forth under any particular section or subsection of the Company Disclosure Schedule shall also be deemed disclosed with respect to any other section or subsection of Article III or to Section 5.2 of this Agreement, in each case to the extent the relevance of such matter to such section or subsection is reasonably apparent from the text of such disclosure) or the consolidated financial statements, including any footnotes thereto, of the Company included in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement (the "Filed Company SEC Documents"):

           Section 3.1 Organization, Standing and Corporate Power.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to any party, any change, event, development or occurrence that is materially adverse to (A) the ability of such party to timely consummate the Transactions or (B) the results of operations, financial condition or assets of such party and its Subsidiaries taken as a whole, other than changes, events, developments or occurrences arising out of, resulting from or attributable to (i) changes in conditions in the United States or the global economy or the capital or financial or markets generally, including changes in interest or exchange rates, fluctuating commodity prices and unexpected product shortages, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, (iii) the negotiation and announcement of this Agreement and the identity of Parent and its Affiliates, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (v) hurricanes, floods, earthquakes or other natural disasters (in the case of unexpected product shortages referred to in clause (i) and each of clauses (ii), (iv) and (v), other than to the extent any change, event, development or occurrence has had or would reasonably be expected to have a disproportionately adverse effect on such party and its Subsidiaries as generally compared to other participants in the industries in which such party and its Subsidiaries conduct business).

          (b) Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, together with Schedule 3.1(b) of the Company Disclosure Schedule, sets forth a true and complete list of each of the Company's Subsidiaries, as of the date hereof. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company's Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors' qualifying shares or the like) are owned directly or indirectly by the Company free and clear of liens, pledges, security interests and transfer restrictions or other encumbrances ("Liens"), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and other applicable securities Laws. The Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), any material equity or similar interest in, or any material interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

          (c) The Company has made available to Parent prior to the date hereof
     (i) complete and correct copies of the articles of incorporation and by-laws of the Company and each of its Subsidiaries, as amended to the date of this Agreement (the "Company Charter Documents") and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company's stockholders, Board of Directors and each committee of the Board of Directors (other than the Special Committee) held since February 1, 2002 through the date hereof.

           Section 3.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock par value $1.00 per share and 10,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on December 31, 2005, (i) 66,877,913 shares of Company Common Stock were issued and outstanding, which includes 2,079,423 shares subject to outstanding grants of Restricted Company Common Stock and 850,462 shares held by the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 4,622,214 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 2,676,081 shares were subject to outstanding Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive and similar rights in favor of third parties. Since December 31, 2005, the Company has not issued, or entered into any agreement or arrangement to issue, any shares of its capital stock, or entered into any agreement or arrangement to issue securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to Options referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 5.2 hereof. All dividends on the Company Common Stock that have been declared or have accrued prior to the date hereof have been paid in full to the Company's paying agent.

          (b) Schedule 3.2(b) of the Company Disclosure Schedule contains a true, accurate and complete list, as of December 31, 2005, of the number of outstanding Options, the grant date of each such Option, the number of shares of Company Common Stock that holders of such Options are entitled to receive upon the exercise of the Options, the corresponding exercise price, and the expiration date of such Option. Except for the Options set forth in such Schedule and the shares of Restricted Company Common Stock referenced in Section 3.2(a)(i), there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. There are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

           Section 3.3 Authority; Noncontravention; Voting Requirements.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

          (b) The Special Committee, at a meeting duly held and called, has unanimously recommended the approval and adoption of this Agreement by the Company's Board of Directors. The Company's Board of Directors, based upon the recommendation of the Special Committee, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement and approved the Transactions, including the Merger, (ii) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (iii) consented to this Agreement and the transactions contemplated hereby in accordance with the terms and provisions of the Confidentiality Agreement, dated as of October 28, 2005, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") and (iv) resolved to submit this Agreement to the shareholders of the Company for approval, file the Proxy Statement with the SEC and, subject to Section 5.3 hereof, recommend that the shareholders of the Company approve this Agreement.

          (c) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will
     (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 (and, in the case of the consummation of the Merger, the Company Shareholder Approval) are obtained and the filings referred to in
     Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other instrument or agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their assets, properties or rights are bound or (z) result in the creation of any Lien upon any of the assets, properties or rights of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of clause
     (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) The affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the "Company Shareholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger.

           Section 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of the NYSE, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.5 Company SEC Documents; Undisclosed Liabilities.

          (a) The Company and each of its Subsidiaries have timely filed all required registration statements, reports, schedules, forms, certifications and other documents with the Securities and Exchange Commission (the "SEC") since February 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and all other federal securities Laws applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent prior to the date hereof copies of all correspondence between the SEC and the Company or any Company Subsidiary, since February 1, 2004 until the date hereof.

          (b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and shareholders' equity (when required to be included in any such Company SEC Document) for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

          (c) Neither the Company nor any of its Subsidiaries has any liabilities, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, whether or not known, and whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of October 31, 2005 (the "Balance Sheet Date") (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as expressly contemplated by this Agreement or set forth in the Company Disclosure Schedules or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) The Company has established and maintains effective internal control over financial reporting (and since February 1, 2004 has had no material weaknesses with respect to its internal control over financial reporting) and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's outside auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. Any written notifications the Company has received of a "reportable condition" or "material weakness" (each as defined in the Statement of Auditing Standards No. 60, as in effect on the date hereof) in the Company's internal controls have been made available to Parent prior to the date hereof.

           Section 3.6 Absence of Certain Changes. Since the Balance Sheet Date,
(a) the Company, together with its Subsidiaries, has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any events, changes, conditions, developments or occurrences that, individually or in the aggregate, have had or would be reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of
Section 5.2(b)(ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xiii) or (xiv) (or Section 5.2(b)(xvi) with respect to any such clauses) hereof.

           Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, action or, to the Knowledge of the Company, is there any pending investigation against or relating to the Company or any of its Subsidiaries (or any of their respective assets or properties), nor is there any injunction, order, writ, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, that challenges or relates to the proposed sale of the Company, this Agreement or any of the Transactions.

           Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE.

           Section 3.9 Information Supplied. The Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

           Section 3.10 Tax Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid and all Taxes payable (whether or not actually shown on such Tax Returns) have, to the Knowledge of the Company, been adequately reserved for in the Company SEC Documents; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the Filed Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice of threatened or proposed audit or proceeding has been received; (v) there are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any of its Subsidiaries and (vi) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

           Section 3.11 Employee Benefits and Labor Matters.

          (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and (ii) all employment, consulting, and severance plans and agreements and all bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, vacation, salary continuation, profit-sharing, fringe benefit, life insurance and other similar plans, programs, and agreements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ((i) and (ii) collectively, the "Company Plans").

          (b) The Company has made available to Parent prior to the date hereof, with respect to each Company Plan (if applicable), a correct and complete copy of the most recent (i) document constituting the Company Plan or, with respect to any such Company Plan that is not in writing, a written description thereof, and any modifications thereto, (ii) annual report on Form 5500, including all schedules thereto, (iii) summary plan description for each Company Plan and any modifications thereto, (iv) trust agreement and insurance or group annuity contract, (v) annual report, financial statement and/or actuarial report, and (vi) determination letter from the Internal Revenue Service.

          (c) Each Company Plan has been maintained in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and, to the Knowledge of the Company, the terms of each Company Plan are in compliance with all such applicable Laws, except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made. Other than routine claims for benefits, there are no actions pending, or to the Knowledge of the Company, threatened with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

          (e) Each Company Plan that is intended to qualify under Section 401 and/or 409 of the Code (i) has received a favorable determination letter to such effect and (ii) no facts, circumstances or events have occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that, individually or in the aggregate, have caused or would reasonably be expected to cause the loss of such qualification which has had or would reasonably be likely to result in a Company Material Adverse Effect.

          (f) None of the Company Plans is subject to Title IV of ERISA or is a multi-employer plan or a multiple employer plan described in Section 3(37) or Section 4063/4064, respectively, of ERISA, and neither the Company nor any of its Subsidiaries to its and their Knowledge has any obligation to contribute to any such multi-employer plan or has any withdrawal liability associated with any such multi-employer plan. There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

          (g) There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three years, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (h) Neither the Company nor any of the Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date hereof and to the Knowledge of the Company, there is no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.

          (i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former director, individual who is an independent contractor or employee of the Company or its Subsidiaries, (ii) increase the amount or value of any benefits or compensation otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits.

           Section 3.12 Environmental Matters.

          (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws (as defined below), (ii) there is no notice of violation in writing, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of, or entered into, any order, settlement, judgment, injunction or decree (or, to the Knowledge of the Company, has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws; and (iv) to the Knowledge of the Company, no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law.

          (b) To the Knowledge of the Company, copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company's possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

          (c) For purposes of this Agreement, "Environmental Laws" shall mean all applicable Laws relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources,
     (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.

          (d) For purposes of this Agreement, "Hazardous Materials" shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including without limitation, petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.

           Section 3.13 Properties.

          (a) Schedule 3.13(a) of the Company Disclosure Schedule contains a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries where revenues attributable to each such real property site exceeded $20,000,000 in the Company's last completed fiscal year and
     (ii) all Material Real Property owned by the Company (collectively, the "Owned Real Property") and for each parcel of Owned Real Property, identifies the correct street address and current use (including business unit, if applicable) of such Owned Real Property. Neither the Company nor any of its Subsidiaries has received any notice of any, and to the Knowledge of the Company there is no, default under any restrictive covenants, restrictions and conditions affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, restrictions or conditions, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Schedule 3.13(b) of the Company Disclosure Schedule contains a true and complete list of (i) all real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy where revenues attributable to each such real property site exceeded $20,000,000 in the Company's last completed fiscal year and (ii) all Material Real Property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy

     (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the correct street address and current use (including business unit, if applicable) of such Leased Real Property. True and complete copies of all agreements (including all material written modifications, amendments, supplements, waivers and side letters thereto) under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date of this Agreement have been made available to Parent prior to the date hereof.

          (c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear, in each case, of all Liens other than Permitted Liens.

          (d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, other than the Real Property Leases, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

          (e) Except as, individually or in the aggregate, has not had and, would not reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.

          (f) Except as, individually or in the aggregate, has not had and, would not reasonably be expected to have a Company Material Adverse Effect, there does not exist any violations of building codes or pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the Knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

          (g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the buildings and improvements on the Owned Real Property and the Leased Real Property are in good condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted.

          (h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in, all tangible personal property used in the business of the Company and each of its Subsidiaries, respectively, and all such tangible personal property is owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or is leased under a valid and subsisting lease, and in any case, is in good working order and condition, ordinary wear and tear excepted.

           Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares.

           Section 3.15 Brokers and Other Advisors. Except for Lehman Brothers Inc., the fees and expenses of which will be paid by the Company and a true and correct copy of whose engagement letter has been made available to Parent prior to the date hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

           Section 3.16 Company Rights Agreement. The Company has taken all actions necessary (subject only to execution by the Rights Agent, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is or may be reasonably expected to become an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement as a result of this Agreement or the transactions contemplated hereby and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent prior to the date hereof a true and correct copy of the Rights Agreement and all amendments thereto and exemptions, redemptions and waivers thereunder.

           Section 3.17 State Statutes. Assuming the representations and warranties of Parent set forth in Section 4.8 of this Agreement are true and correct in all respects, Section 607.0901 (Affiliated Transactions) and Section
607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because

(i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Merger Sub, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the Knowledge of the Company, no other state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law applies or purports to apply to any of the Transactions.

           Section 3.18 Material Contracts. Schedule 3.18 of the Company Disclosure Schedule contains a true and complete list of all active Contracts (other than purchase orders and invoices) to which the Company or any of its Subsidiaries is a party (a) which is a joint venture, partnership or other similar agreement involving co-investment with a third party; (b) except for any Contract which has been filed as an exhibit to any Company SEC Document, under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money, or any capitalized lease obligation, or any agreement under which it has granted a Lien on any of its assets, tangible or intangible (but with a value in excess of $5,000,000), or any currency or interest rate swap, collar or hedge agreement; (c) whereby the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any Person in excess of $5,000,000; (d) that contains a minimum purchase requirement for the Company and its Subsidiaries to purchase during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have purchased during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $30,000,000 of goods and/or services on an annual basis; (e) that contains a minimum supply commitment for the Company and its Subsidiaries to sell during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have sold during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $30,000,000 of goods and/or services on an annual basis; (f) that contains covenants restricting or limiting the ability of the Company, any of its Subsidiaries or any of their Affiliates (including, without limitation, Parent or any of its Affiliates from and after the Closing) to compete in any business or with any person or in any geographic area; (g) that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, where the contingent rights or obligations reasonably would be expected to exceed $5,000,000; (h) to which any agency or department of the United States federal government is a counterparty; or (i) for the lease of personal property to or from any Person providing for lease payments in excess of $30,000,000 per annum. The Company has made available to Parent prior to the date hereof a true and correct copy of each such Contract. Each Contract required to be so listed is valid and binding on the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, on each counterparty and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.19 Intellectual Property Matters. Except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted by it, (ii) to the Knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, (iii) to the Knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For the purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

           Section 3.20 Insurance. The Company has made available to Parent prior to the date hereof (i) a list of the material policies of insurance currently maintained by the Company or any of its Subsidiaries (including any material policies of insurance maintained for purposes of providing benefits such as workers' compensation and employers' liability coverage) and (ii) a list of all material claims currently pending (including with respect to insurance obtained but not currently maintained). Except for those matters that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all such policies are in full force and effect and cover the assets and risks of the Company and its Subsidiaries in a manner consistent with customary practices of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries and (ii) all premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or any of its Subsidiaries with respect to such policies.

           Section 3.21 Ethical Practices. To the Knowledge of the Company, except as permitted under applicable Law, neither the Company nor any of its Subsidiaries has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person's influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with any Governmental Authority.

           Section 3.22 Related Party Transactions. Except to the extent disclosed in the Filed Company SEC Documents, there are and have been no transactions, agreements, arrangements or understandings involving the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

           Section 3.23 Standstill Agreements. Other than invitations to participate in sale processes that are now concluded and terminated, since October 31, 2005, neither the Company nor any of its Subsidiaries has terminated, waived or amended any standstill agreement with any third party relating to a Takeover Proposal.

           Section 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

                                   ARTICLE IV

                    Representations and Warranties of Parent
                    ----------------------------------------

           Parent represents and warrants to the Company:

           Section 4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and, as of the Closing Date, Merger Sub will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

           Section 4.2 Authority; Noncontravention.

          (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Transactions, have been duly authorized and approved by the Board of Directors of Parent, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) Neither the execution, delivery and performance of this Agreement by Parent, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or (z) result in the creation of any Lien upon any of the assets, property or rights of the Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

          (c) As of the Closing Date, Merger Sub will have all necessary corporate power and authority, and will be duly and validly authorized, to consummate the Merger and perform its obligations hereunder.

           Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

           Section 4.4 Information Supplied. The information supplied by Parent expressly for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

           Section 4.5 Ownership and Operations of Merger Sub. As of the Closing Date, Parent will own beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the Transactions, will engage in no other business activities and will conduct its operations only as contemplated hereby.

           Section 4.6 Capital Resources. Parent has cash and cash equivalents and available amounts under an existing commercial paper facility, and Parent and Merger Sub collectively will have at the Effective Time cash and cash equivalents, that are sufficient to pay the aggregate Merger Consideration and Option Consideration, to satisfy all indebtedness to be repaid by the Parent (or the Company) at or following the Closing, to pay all related fees and expenses of Parent and the Company payable by them in connection with the Transactions, to make any payments that may be required to be made in respect of the Company's indebtedness at or following the Closing as a consequence of the Transactions and to fund the ongoing operations of the Company.

           Section 4.7 Brokers and Other Advisors. Except for Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

           Section 4.8 Ownership of Shares. Neither Parent nor any of its controlled Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and neither Parent nor any of its controlled Affiliates holds any rights to acquire shares of Company Common Stock except pursuant to this Agreement.

                                    ARTICLE V

                       Additional Covenants and Agreements
                       -----------------------------------

           Section 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

          (a) As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information concerning itself and its Affiliates required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) after consulting with Parent, the Company shall file the Proxy Statement with the SEC. The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information concerning itself and its Affiliates required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

          (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.3(b), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholders Meeting only if this Agreement is terminated in accordance with Section 7.1.

           Section 5.2 Conduct of Business.

          (a) Except as contemplated by this Agreement, or Schedule 5.2(a) of the Company Disclosure Schedule, or required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and policies and use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with Persons having significant business dealings with it and take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

          (b) Neither the Company nor its Subsidiaries shall, unless Parent otherwise consents (which consent, except with respect to clause (vii)(B), shall not be unreasonably withheld or delayed):

               (i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of Options or shares of Company Preferred Stock or Company Common Stock as required by the Company's Rights Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to commitments in effect as of the date hereof;
          (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except for regular quarterly dividends of no more than $0.09 per share, consistent with past practice; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

               (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness, other than short-term indebtedness under the Company's existing revolving credit agreement not in excess of $30 million;

               (iii) sell, lease, dispose of or grant, create or incur any Lien on (x) any Material Real Property or (y) any of its properties or assets with a fair market value in excess of $30 million in the aggregate, except (A) sales, leases, rentals and licenses of inventory in the ordinary course of business consistent with past practice or
          (B) transfers among the Company and its wholly owned Subsidiaries;

               (iv) except with respect to leases or acquisitions of real property, which are intended to be covered in Section 5.2(b)(xi) below (it being understood that any business combination transaction with another Person, even if such transaction includes the acquisition of the real property of such Person, shall be covered by this clause (iv) and not by clause (xi)), make any acquisition (including by merger) of the capital stock, or purchase or lease (except for purchases of inventory in the ordinary course of business consistent with past practice) the assets or properties, of any other Person for consideration that, when taken together with the consideration in all other such transactions not prohibited by this clause (iv), is not in excess of $50 million in the aggregate;

               (v) (A) amend or terminate any Company Plan, fail to make any required contribution to any Company Plan or establish, adopt or enter into any plan, agreement or policy that would be a Company Plan if it were in existence on the date of this Agreement or (B) increase the compensation or other benefits payable or to become payable to any of its current or former directors, officers, or employees, other than
          (i) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement, (ii) increases in salaries, wages and benefits of employees other than the Company Senior Executives made in the ordinary course of business consistent with past practice and (iii) payments of performance based bonuses for fiscal 2006 based on the Company's actual performance and in accordance with the bonus targets in effect on the date of this Agreement in the aggregate amount accrued on the balance sheet of the Company and its Subsidiaries as of January 31, 2006 (it being understood that the fourth fiscal quarter accrual for fiscal 2006 shall be sufficient to fully accrue for the actual amount of all such bonuses that will become payable pursuant to the terms of the bonus plans and agreements set forth on Schedule 3.11(a));

               (vi) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

               (vii) (A) amend the Company Charter Documents or (B) amend or grant any waiver under the Rights Agreement (provided that this clause
          (vii) shall not prevent the Company's Board of Directors from taking the action set forth in the first parenthetical in clause (ii) of
          Section 1(h) of the Rights Agreement);

               (viii) amend in a material way or waive any material rights under or enter into a Contract that would be required to be listed in the Company Disclosure Schedules if the value at issue in any such amendment, waiver or entrance (or any group of related amendments, waivers or entrances) exceeds $30 million;

               (ix) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K in a future SEC report;

               (x) forgive or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or advances in immaterial amounts in the ordinary course of business consistent with past practice or (B) to wholly owned Subsidiaries of the Company;

               (xi) make any lease or acquisition of real property or any commitment for any other capital expenditure in excess of $40 million in the aggregate (it being understood that (A) the total present value of all future lease payments shall be taken into account for purposes of determining whether the $40 million basket has been filled and (B) leases, acquisitions and commitments that would be covered by clause
          (iv) shall not be included in the $40 million basket in this clause
          (xi)); provided that the Company shall consult with Parent prior to any such individual lease, acquisition or expenditure in excess of $2,500,000;

               (xii) enter into, amend, or extend any collective bargaining or other labor agreement;

               (xiii) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions) or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at October 31, 2005 or incurred in the ordinary course of business consistent with past practice subsequent to that date;

               (xiv) adopt a plan or agreement of complete or partial liquidation or dissolution;

               (xv) unless requested or directed by a Governmental Authority, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Shareholders Meeting; and

               (xvi) agree to take any of the foregoing actions.

          (c) The Company and Parent agree that, during the period from the date of this Agreement until the Effective Time, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to
     (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a "Delay"). Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

           Section 5.3 No Solicitation.

          (a) The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries' respective directors, officers and employees and each investment banker, financial advisor, attorney, accountant and each other advisor, agent or representative retained by or acting at the direction of the Company or any of its Subsidiaries in connection with the Transactions (collectively, "Representatives") to, (i) cease any discussions or negotiations with any Person with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, (ii) request the prompt return or destruction of any confidential information or evaluation material previously provided or furnished to any such Person and
     (iii) not terminate, waive, amend, modify or fail to enforce any provision of any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party. The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or otherwise knowingly encourage any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal or (ii) other than to inform such third party of the provisions of this Section 5.3, participate in any discussions or negotiations regarding any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or would reasonably be expected to lead to any Takeover Proposal, or requires the Company to abandon, terminate or fail to consummate the Transactions or (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, prior to the Company Shareholder Approval, if there is a portion of a statement in an unsolicited written Takeover Proposal received after the date hereof that is not reasonably understandable or clear on its face, then the Company may submit a written question to the party making such Takeover Proposal that is restricted exclusively to asking for clarification of such portion of such statement (it being understood that such request may neither provide information about the Company nor otherwise encourage or facilitate such Takeover Proposal), provided that both such Takeover Proposal and such written request for clarification have been provided concurrently to Parent with the delivery of such written request to such party. Notwithstanding the foregoing, prior to the Company Shareholder Approval, if each of the Special Committee and the Board of Directors of the Company determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of this Section 5.3 constitutes or is reasonably likely to constitute a Superior Proposal and that it is reasonably necessary to take such action to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company, after giving Parent prompt written notice of such determination (and in any event no later than 24 hours after such determination), may (A) furnish any information with respect to the Company and its Subsidiaries to the Person (and its Representatives) making such Takeover Proposal pursuant to a confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided, that all such information provided or furnished to such Person has been provided or furnished previously to Parent or is provided or furnished to Parent concurrently with it being provided or furnished to such Person and (B) participate in discussions and negotiations with such Person (and its Representatives) regarding a Takeover Proposal. The Company agrees that any violation of this Section 5.3(a) by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 5.3(a) by the Company.

          (b) In the event the Company receives a Takeover Proposal or request for information or inquiry that relates to or would be reasonably likely to lead to a Takeover Proposal, the Company shall promptly (within 24 hours) provide Parent with a copy (if in writing) and summary of the material terms and conditions of such Takeover Proposal, request or inquiry and the identity of the Person (and its equity investors, if known by the Company) making such Takeover Proposal, request or inquiry, and shall keep Parent reasonably informed of the status of any financial or other material modifications to such Takeover Proposal, request or inquiry, including by conveying a copy of all such modifications that are in writing, promptly (within 24 hours) of any of the Company's officers', directors' or financial advisors' receipt thereof.

          (c) Except as expressly permitted by this Section 5.3(c), the Board of Directors of the Company or any committee thereof shall not and shall not publicly propose to (i)(A) withdraw or modify, in a manner adverse to Parent, the approval or adoption of this Agreement or the recommendation by such Board of Directors or committee that shareholders of the Company adopt this Agreement (the "Company Board Recommendation"), (B) recommend to the shareholders of the Company, or approve or adopt, a Takeover Proposal or
     (C) in the event that any Takeover Proposal is publicly announced or any Person commences a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to issue a press release that reaffirms the Company Board Recommendation and, in the case of a tender offer or exchange offer, recommend against acceptance of such tender offer or exchange offer by the Company shareholders, in each case within 10 business days of such announcement or commencement (for the avoidance of doubt, the taking of no position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action, publicly proposed action or inaction described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) enter into, approve or authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, or any merger, acquisition, option, joint venture, partnership or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement, subject to the requirements set forth in Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, (x) the Board of Directors of the Company may, subject to compliance with this Section 5.3, withdraw or modify the Company Board Recommendation if such Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal, the Company or its Subsidiaries may, subject to compliance with this Section 5.3, enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have made the determination set forth in clause (x) of this sentence and concurrently with entering into such Company Acquisition Agreement terminates this Agreement pursuant to Section 7.1(d)(ii). If the Company desires to enter into such a Company Acquisition Agreement with respect to a Takeover Proposal or to make a Company Adverse Recommendation Change, it shall give Parent written notice (a "Company Adverse Recommendation Notice") containing a description of the material terms of such Takeover Proposal or any other basis for a Company Adverse Recommendation Change, the most current version of any Company Acquisition Agreement relating to the Superior Proposal, if any, any other information required by Section 5.3(b) and, if applicable, advising Parent that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Proposal, that the Board has made the determination in clause (x) above and that the Board intends to enter into a Company Acquisition Agreement with respect to such Superior Proposal. The Company may make a Company Adverse Recommendation Change or terminate this

     Agreement pursuant to Section 7.1(d)(ii) only (i) if at least seven business days have passed since the date of the Company Adverse Recommendation Notice and (ii) if after taking into account any revised proposal that may be made by Parent since receipt of the Company Adverse Recommendation Notice, the Board of Directors of the Company shall have not changed its determination under clause (x) above or its determination that such Takeover Proposal is a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new seven business day period).

          (d) For purposes of this Agreement:

           "Takeover Proposal" means any inquiry, proposal or offer, whether or not conditional, from any Person (other than Parent and its Subsidiaries) relating to any direct or indirect (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business in compliance with this Agreement) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, voting power of the Company or any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (E) acquisition by the Company or any of its Subsidiaries of any third party in any of the foregoing types of transactions in which the shareholders of such third party immediately prior to the consummation of such transaction will own more than 20% of the outstanding Company Common Stock immediately following such transaction, or (F) without limiting any of the foregoing, any of the foregoing types of transactions involving the acquisition of greater than 49% of the voting equity interests in any Subsidiary or Subsidiaries of the Company with assets, revenue or earnings representing 20% or more of the consolidated assets, revenue or earnings of the Company on a consolidated basis.

           "Superior Proposal" means a bona fide written proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or publicly listed and traded securities, more than 68.5% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment and by resolution duly adopted (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement and the timing and certainty of consummation) to be more favorable to the Company's shareholders from a financial point of view than the terms set forth in this Agreement or the terms of any other proposal made by Parent after Parent's receipt of a Company Adverse Recommendation Notice, and which the Board of Directors of the Company determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account any financing and approval requirements, timing of such consummation and all financial, regulatory, legal and other aspects of such proposal.

          (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that there is a reasonable likelihood failure to so disclose such position would constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), (i) a factually accurate public statement by the Company that merely describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board's recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to such Takeover Proposal and (ii) any "stop, look and listen" communication by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the shareholders shall not constitute a Company Adverse Recommendation Change provided that, in no event will the Company, the Board of Directors of the Company or any committee thereof (A) recommend that the shareholders of the Company tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) withdraw or modify the Company Board Recommendation, in each case other than in accordance with Section 5.3(c).

          (f) The Company shall not take any action (including any action by any of its disinterested directors under subsection (4) of Section 607.0901 of the FBCA) to cause subsection (2) of such Section not to apply to any affiliated transaction, and in the event of a control-share acquisition (as defined in Section 607.0902 of the FBCA), the Board of Directors of the Company (and any committee thereof), at any shareholders meeting at which the voting rights of any control shares so acquired are to be considered, shall recommend against granting to such control shares the same voting rights as were accorded the shares prior to such control-share acquisition (for the avoidance of doubt, the taking of no position by the Board of Directors of the Company in respect of the granting of such voting rights shall constitute a failure to recommend against any such granting of such voting rights).

          (g) Nothing in this Section 5.3 shall permit the Board of Directors to take any action that would result in the representation contained in the second sentence of Section 3.3(a) to become untrue at any time prior to the Effective Time as if restated on and as of such time.

           Section 5.4 Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a foreign, United States or federal Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law is or becomes applicable to any of the Transactions and (y) if any state takeover, "moratorium," "fair price," "affiliate transaction" or similar statute or regulation under any applicable Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

          (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Transactions, unless objection is raised by the Governmental Authority. Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement shall require Parent or Merger Sub to provide to the Company any or any access to non-public information about Parent and its Affiliates.

          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the later of the Walk-Away Date and the Extended Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the later of the Walk-Away Date and the Extended Walk-Away Date). Notwithstanding anything in this Agreement to the contrary, Parent shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries (including, after giving effect to the Merger, the Company and its Subsidiaries) and (z) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' (including, after giving effect to the Merger, the Company and its Subsidiaries) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case, as may be required in order to cause the expiration or termination of the applicable waiting period under the HSR Act (including any extensions thereof) as soon as practicable and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions provided, that, notwithstanding the foregoing or anything else in this Agreement, Parent shall be required to take any of the actions described in clauses (y) and (z) only to the extent reasonably necessary to consummate the Transactions prior to the later of the Walk Away Date and, if applicable, the Extended Walk Away Date. The Company shall take such of the foregoing actions only if requested by Parent and conditioned upon the consummation of the Merger.

           Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

           Section 5.6 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall (i) afford to Parent and Parent's Representatives reasonable access during normal business hours to the Company's properties, books, Contracts, records (including Tax Returns) and employees (subject to reasonable procedures, including appointment of a management representative to coordinate and supervise such access to such employees), (ii) use reasonable best efforts to cause the Company's consultants and independent public accountants to provide access to their work papers and such other information as Parent may reasonably request and (iii) furnish promptly to Parent (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws, (B) each written update provided to its Board of Directors on the financial performance and projections for the Company or any of its Subsidiaries and (C) other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. The Company shall use reasonable best efforts to obtain waivers of any of the foregoing confidentiality obligations and the Company and Parent shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement.

           Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, or (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (A) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (B) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies or conditions to Closing available hereunder to the party receiving such notice.

           Section 5.8 Indemnification and Insurance.

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Transactions), to the fullest extent permitted under applicable Law and provided under the Company Charter Documents or any existing agreements with such Indemnitee, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

          (b) At the Company's election in consultation with Parent, (i) the Company shall obtain prior to the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or
     (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation shall maintain in effect for six years from the Effective Time the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

          (c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

          (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

           Section 5.9 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except as otherwise provided in Sections 5.13 and 7.3.

           Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by or in respect of each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

           Section 5.11 Employee Matters.

          (a) Parent shall, for a period of 12 months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries (treated as a group) and who are not covered by a collective bargaining agreement (the "Company Employees") with (x) the same level of salary and bonus opportunity as in effect on the Closing Date and (y) benefits that are substantially similar, in the aggregate, to the benefits provided under the Company Plans by the Company and its Subsidiaries to Company Employees prior to the Closing Date; provided that nothing in this Section 5.11(a) shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time or require Parent or any of its Subsidiaries to provide any such salary, hourly wage, bonus opportunity or benefits for any period following any such termination.

          (b) Notwithstanding anything contained in this Agreement to the contrary, Parent shall, for a period of 24 months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to (i) provide the members of the Company's management set forth on Schedule 5.11(b) ("Company Senior Executives") with (x) the same level of salary and bonus opportunity as in effect on the Closing Date and (y) benefits that are no less favorable, in the aggregate, than benefits provided under the Company Plans by the Company and its Subsidiaries to Company Senior Executives prior to the Closing Date (provided that nothing in this Section 5.11(b) shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Senior Executive at any time or require Parent or any of its Subsidiaries to provide any such salary, bonus opportunity or benefits for any period following any such termination) and
     (ii) continue the Company Supplemental Executive Retirement Plan without any reduction of benefits thereunder.

          (c) Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any 401(k) savings plan and welfare benefit plan and policy (including vacations and severance policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals).

          (d) Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any group health plan (as defined in Section 4980(B) of the Code) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan (as defined in Section 4980(B) of the Code) of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Parent or any of its Subsidiaries.

          (e) Notwithstanding Section 5.11(a), Parent shall cause the Surviving Company and its Subsidiaries to maintain for a period of 12 months immediately following the Closing Date a severance pay plan under which the amount of severance pay to a Company Employee shall not be less than the amount that such employee would have received under the Company's applicable severance pay plan in effect on the Closing Date as set forth on
     Schedule 5.11(e) of the Company Disclosure Schedule, to be calculated, however, on the basis of the employee's compensation and service at the time of the layoff or other termination.

          (f) If the Closing occurs prior to the payment of performance based bonuses for the fiscal 2006 year referred to in Section 5.2(b)(v)(iii), Parent shall cause the Surviving Company and its Subsidiaries (as applicable) to pay such bonuses in accordance with Section 5.2(b)(v)(iii) the Company's existing schedule for payment and other policies; provided that any employee (other than a Company Senior Executive) who is employed as of the Effective Time and who is involuntarily terminated without cause as defined in Schedule 5.11(f) prior to the payment of such fiscal 2006 bonus shall be entitled to the payment of such fiscal 2006 bonus upon termination. The Company may establish annual bonus plans ("2007 Bonus Plans") for the fiscal 2007 year on terms consistent with past practice and including customary provisions permitting reasonable management flexibility to adjust bonus performance targets following the Closing to reflect changes in the business of the Company and its Subsidiaries resulting from the Transactions. If the Effective Time occurs during the fiscal 2007 year, Parent shall cause the Surviving Company and its Subsidiaries (as applicable) to pay to each employee (other than a Company Senior Executive) who was employed as of the Effective Time and who is involuntarily terminated without cause during the fiscal 2007 year, a pro rata amount of such employee's target bonus measured to the date of termination in accordance with the terms of the 2007 Bonus Plan as in effect as of the Effective Time as soon as practicable following such termination.

          (g) Effective no later than immediately prior to the Effective Time, the Company shall terminate or cause to be terminated any Company Plan intended to include an arrangement under Section 401(k) of the Code (each, a "Company 401(k) Plan") unless Parent provides written notice to the Company that any such Company 401(k) Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than immediately prior to the Effective Time) pursuant to resolutions of the Board of Directors of the Company or one of its Subsidiaries, as the case may be. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require.

           Section 5.12 Delisting. Parent shall cause the Company's securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

           Section 5.13 Indebtedness.

          (a) The Company shall commence, on or prior to the date of filing the Proxy Statement in preliminary form with the SEC or on any other date agreed to in writing between the Company and Parent, an offer to purchase, and related consent solicitation to eliminate certain covenants with respect to, all of the outstanding notes set forth in Schedule 5.13(a) of the Company Disclosure Schedule (the "Notes") on the terms and conditions set forth on such Schedule (or as may be agreed in writing between the Company and Parent) and such other customary terms and conditions as may be agreed between Parent and the Company (together with the related consent solicitation, the "Debt Offers"). Unless otherwise agreed by the Company, all Debt Offers shall be contingent upon the consummation of the Merger. Subject to the foregoing, the Company (i) shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Restraint that has the effect of preventing the consummation of any of the Debt Offers) as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers.

          (b) As promptly as practicable after the date hereof, the Company shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including offers to purchase, related letters of transmittal and other related documents (collectively, the "Debt Offer Documents"), forms of which shall be provided by Parent to the Company as promptly as practicable after the date hereof. Subject to the preceding sentence, Parent and the Company shall cooperate with each other in the preparation of the Debt Offer Documents. All mailings to the holders of

     Notes in connection with the Debt Offers shall be subject to prior review and comment by Parent, and no Debt Offer Document shall be mailed or otherwise distributed to holders of Notes without the written consent of Parent. If at any time prior to the completion of any Debt Offer any information in or concerning any Debt Offer Document is discovered by the Company or Parent, which information should be included in an amendment or supplement to the Debt Offer Documents to prevent the Debt Offer Documents from containing any untrue statement of a material fact or from omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes.

          (c) The Company agrees that, immediately following any consent payment deadline specified in any Debt Offer Documents, assuming the requisite consents are received, it shall, and shall cause its Subsidiaries (as applicable) and use reasonable best efforts to cause the other parties to the agreements and documents relating to the Notes, as applicable, to, execute supplemental indentures or amendments, as applicable, to implement the proposed amendments set forth in the applicable Debt Offer Documents to become operative substantially concurrently with the Effective Time. At least two business days prior to Closing, the Company shall deliver to Parent a certificate setting forth the amount to be paid, together with wire transfer instructions, and substantially concurrently with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, pay, for any Notes that have been properly tendered and not withdrawn pursuant to the Debt Offers and in accordance with the Debt Offer Documents.

          (d) Notwithstanding anything to the contrary in this Section 5.13, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent such Law is applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 5.13, the Company shall comply with such applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

          (e) At least two business days prior to Closing, the Company shall deliver to Parent an executed payoff letter with respect to its revolving credit agreement that sets forth (i) the amount to be paid at the Effective Time, together with wire transfer instructions and (ii) that the payment of such amount shall result in a complete release of the Company and its Subsidiaries from all obligations and Liens relating to such credit agreement.

          (f) The Company shall cooperate with Parent with respect to any request by Parent to obtain consents to (i) this Agreement and the Transactions from landlords and other nongovernmental counterparties to agreements with the Company and its Subsidiaries, (ii) the prepayment of amounts owing to such parties (including the provision of customary pay-off letters) or (iii) the amendment of covenants under such agreements.

          (g) Parent shall reimburse, indemnify and hold harmless the Company for all out-of-pocket costs, expenses and liabilities relating to its performance of its obligations under this Section 5.13, provided that the Company shall not incur any material expenses (including printer, dealer manager and agency fees) without prior consultation with Parent.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

           Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable
Law) on or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained;

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

          (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

           Section 6.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Section 3.2), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties in Section 3.2 shall be true and correct, individually and in the aggregate, in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date);

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (c) Officer's Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied; and

          (d) No Pending Governmental Authority Actions. No Governmental Authority shall have instituted an action or proceeding that remains pending seeking to enjoin, restrain, prevent or prohibit consummation of the Merger.

           Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions;

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

          (c) Officer's Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of each of Parent certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                                  ARTICLE VII

                                   Termination
                                   -----------

           Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

          (b) by either of the Company or Parent:

               (i) if the Merger shall not have been consummated on or before June 9, 2006 (the "Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement and provided, further, that if the condition set forth in
          Section 6.1(b) shall not have been satisfied, the earliest date on which the Company may terminate this Agreement because the Merger shall not have been consummated shall be July 10, 2006 (the "Extended Walk-Away Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to
          (A) Parent if the condition set forth in Section 6.1(b) shall not have been satisfied or (B) the Company if a vote on the adoption and approval of this Agreement and the Merger shall not yet have occurred at a duly convened Company Shareholder Meeting;

               (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

               (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent:

               (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (y) cannot be cured by the Company by the Walk-Away Date or, if curable, is not cured within 45 days after the Company receives written notice from Parent of such breach;

               (ii) if Parent shall have received a Company Adverse Recommendation Notice, provided that Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(c)(ii) only on or before the end of the seventh (7th) business day after Parent's receipt of the related Company Adverse Recommendation Notice; or

               (iii) if a Company Adverse Recommendation Change shall have occurred; or

          (d) by the Company:

               (i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (y) cannot be cured by Parent by the Walk-Away Date or, if curable, is not cured within 45 days after Parent receives written notice from the Company of such breach (for purposes of clarity, a termination by the Company pursuant to this Section 7.1(d)(i) shall not constitute a Company Adverse Recommendation Change); or

               (ii) prior to the Company Shareholder Approval, if the Company
          (A) has materially complied with its obligations under Sections 5.1 and 5.3, (B) has paid the Termination Fee pursuant to Section 7.3(a) and (C) concurrently enters into a definitive Company Acquisition Agreement providing for a Superior Proposal provided that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until at least seven business days have passed since the date of the most recent Company Adverse Recommendation Notice.

           Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

           Section 7.3 Termination Fee.

          (a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent a termination fee of $124,800,000 in cash (the "Termination Fee"), which Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same-day funds.

          (b) In the event that this Agreement is terminated by Parent either
     (i) pursuant to Section 7.1(c)(i) based on a willful breach of Section 5.3 or (ii) pursuant to Section 7.1(c)(ii) or 7.1(c)(iii), the Company shall pay to Parent the Termination Fee within two business days of such termination, payable by wire transfer of same-day funds.

          (c) In the event this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii) and (A) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a request or communication reasonably likely to lead to a Takeover Proposal shall have been made known to the Company (or any director or officer of the Company) or shall have been made directly to its shareholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (B) the Company enters into a Company Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated pursuant to
     Section 7.1(b)(i) or 7.1(b)(iii), then the Company shall pay to Parent the Termination Fee concurrently with (and as a condition to) the event under clause (B), payable by wire transfer of same-day funds; provided, that in the event of a termination pursuant to Section 7.1(b)(i), no Termination Fee shall be payable unless the conditions set forth in Section 6.1(b), 6.1(c) (except for any Restraint that was not issued in connection with Antitrust Law), 6.3(a) and 6.3(b) shall have been satisfied.

          (d) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (other than as described in Section 7.3(b)(i)), the Company shall pay to Parent the Termination Fee only if (A) the Company's breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a request or communication reasonably likely to lead to a Takeover Proposal shall have been made known to the Company (or any director or officer of the Company) or shall have been made directly to its shareholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (C) the Company enters into a Company Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated pursuant to Section 7.1(c)(i), then the Company shall pay to Parent the Termination Fee concurrently with (and as a condition to) the event under clause (C) giving rise to the obligation to make such payment, payable by wire transfer of same-day funds.

          (e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions. If the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this
     Section 7.3 together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Solely for the purposes of Section 7.3(c) and 7.3(d), the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.3(d), except that all references to "20%" shall be changed to "40%".

           Section 7.4 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

                                  ARTICLE VIII

                                  Miscellaneous
                                  -------------

           Section 8.1 No Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10, 5.11, and 5.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall
(i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

           Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

           Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other party, provided, that Parent may assign any of its rights and obligations to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

           Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

           Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Merger referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies hereunder.

           Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement shall be governed by and interpreted under the laws of the State of Delaware (without regard to its principles of conflicts of laws), except that the Merger and all applicable fiduciary duties of the Board of Directors of the Company and any committee thereof hereunder shall be governed by and interpreted under the Laws of the State of Florida. Each party irrevocably and unconditionally (a) consents to submit to the jurisdiction of the Chancery Court of the State of Delaware for any action, suit or proceeding arising out of or relating to this agreement (and each party irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

           Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware this being in addition to any other remedy to which they are entitled at law or in equity.

           Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

   If to Parent, to:

            The Home Depot, Inc.
            Legal Department, Building C-20
            2455 Paces Ferry Road
            Atlanta, GA   30339
            Attention:  L. Briley Brisendine, Esq., Director - Legal Mergers and
                        Acquisitions
            Facsimile:  770-384-2739
   with a copy (which shall not constitute notice) to:

            Cleary Gottlieb Steen & Hamilton LLP
            One Liberty Plaza
            New York, NY  10006
            Attention:  Ethan A. Klingsberg
            Facsimile:  (212) 225-3999

   If to the Company, to:

            Hughes Supply, Inc.
            501 West Church Street
            Orlando, FL 32805
            Attention:  General Counsel
            Facsimile: 407-649-3018

   with a copy (which shall not constitute notice) to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY 10153
            Attention:  Thomas A. Roberts
                        Marita A. Makinen
            Facsimile:  (212) 310-8007

            and to:

            Holland & Knight LLP
            200 South Orange Avenue
            Suite 2600
            Orlando, FL  32801
            Attention:  Tom McAleavey
            Facsimile:  (407) 244-5288

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

           Section 8.11 Definitions.

          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

           "Company Supplemental Executive Retirement Plan" shall mean the Company's Second Amended and Restated Supplemental Executive Retirement Plan, as in effect on the date hereof.

           "GAAP" shall mean generally accepted accounting principles in the United States.

           "Governmental Authority" shall mean any government, court, regulatory or administrative agency, commission or authority, securities exchange, Nasdaq or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Knowledge" shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement and at and as of the Closing Date, of the individuals listed on Schedule 8.11 of the Company Disclosure Schedule.

           "Material Real Property" shall mean the land, improvements and fixtures constituting real property owned or leased by the Company or any of its Subsidiaries that comprise each of (i) the Atlanta, Georgia and Miami, Florida "Megacenters", (ii) any portion of the Orlando, Florida "Megacenter", (iii) the "Distribution Centers" located in Orlando, Florida, Phoenix, Arizona, Monroe, North Carolina, Greenville, Ohio, Stafford, Texas, Tampa, Florida, College Park, Georgia and Aurora, Colorado, (iv) any manufacturing or fabrication shop or plant, (v) any facility with building square footage of 100,000 square feet or more and (vi) the Company's corporate headquarters located at One Hughes Way, Orlando, Florida 32805.

           "NYSE" shall mean The New York Stock Exchange.

           "Permitted Liens" shall mean Liens specifically disclosed on the Balance Sheet; Liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been established on the Balance Sheet); or Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

           "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

           "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

           "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, real property, personal property, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

           "Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:


2007 Bonus Plans...............................41     Effective Time..................................2
Agreement.......................................2     Environmental Laws.............................18
Antitrust Laws.................................35     ERISA..........................................15
Articles of Merger..............................2     Exchange Act...................................12
Balance Sheet Date.............................13     Extended Walk-Away Date........................46
Bankruptcy and Equity Exception................11     FBCA............................................2
Certificate.....................................4     Filed Company SEC Documents.....................7
Closing.........................................2     Hazardous Materials............................18
Closing Date....................................2     Indemnitee.....................................38
Code............................................6     Indemnitees....................................38
Company.........................................2     Intellectual Property..........................22
Company 401(k) Plan............................42     Laws...........................................14
Company Acquisition Agreement..................32     Leased Real Property...........................19
Company Adverse Recommendation Change..........32     Liens...........................................9
Company Adverse Recommendation Notice..........32     Material Adverse Effect.........................8
Company Board Recommendation...................32     Merger..........................................2
Company Charter Documents.......................9     Merger Consideration............................4
Company Common Stock............................3     Merger Sub......................................2
Company Disclosure Schedule.....................7     Notes..........................................42
Company Employees..............................40     Option..........................................6
Company Material Adverse Effect.................8     Option Consideration............................7
Company Plans..................................15     Owned Real Property............................18
Company Preferred Stock.........................9     Parent..........................................2
Company SEC Documents..........................12     Paying Agent....................................4
Company Senior Executives......................40     Permits........................................14
Company Shareholder Approval...................11     Proxy Statement................................12
Company Shareholders Meeting...................26     Real Property Lease............................19
Company Stock Plans.............................7     Representatives................................30
Confidentiality Agreement......................11     Restraints.....................................44
Contract.......................................11     Restricted Company Common Stock.................7
Debt Offer Documents...........................42     Rights..........................................4
Debt Offers....................................42     Rights Agreement................................4
Delay..........................................30     SEC............................................12

Securities Act..................................9
Special Committee...............................2
Superior Proposal..............................33
Surviving Corporation...........................2
Takeover Proposal..............................33
Termination Fee................................47
Walk-Away Date.................................46

           Section 8.12. Interpretation.

          (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                      THE HOME DEPOT, INC.


                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                      HUGHES SUPPLY, INC.


                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX B

                                LEHMAN BROTHERS




January 9, 2006


The Special Committee of the Board of Directors
Hughes Supply, Inc.
501 West Church Street
Orlando, FL 32805


Members of the Special Committee of the Board of Directors:

           We understand that Hughes Supply, Inc. (the "Company") intends to enter into an Agreement and Plan of Merger, dated as of January 9, 2006 (the "Agreement"), between the Company and The Home Depot, Inc.("Parent"), pursuant to which (i) a wholly owned subsidiary of Parent ("Merger Sub") will merge with and into the Company with the Company surviving the merger, and (ii) upon the effectiveness of such merger, each share of common stock of the Company ("Hughes Common Stock") issued and outstanding immediately prior to the effective time of the merger, together with the associated preferred share purchase rights issued under the Rights Agreement, dated as of May 20, 1998, between the Company and American Stock Transfer & Trust Company, as rights agent, but excluding any shares of Hughes Common Stock then owned by Parent, Merger Sub and the Company and its subsidiaries, shall be converted into the right to receive $46.50 per share in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

           We have been requested by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

           In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) published estimates of independent research analysts with respect to the future price targets of Hughes Common Stock, (5) a trading history of the Company Stock from January 5, 1996 to January 6, 2006,
(6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant,
(7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning itsbusiness, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

           In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such projections in performing our analysis. However, for the purpose of our analysis, we performed a sensitivity analysis on the financial projections of the Company to reflect a more conservative assumption regarding the growth rate of the Company's business and margin improvement which were discussed with the Company's management and were relied on in rendering our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. We have further assumed, upon advice of the Company, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained as contemplated by the Agreement. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

           Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

           We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Parent in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

           This opinion is for the use and benefit of the Special Committee and is rendered to the Special Commitee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.



                                                        Sincerely,


                                                       LEHMAN BROTHERS

                                                                         ANNEX C

                                LEHMAN BROTHERS





February 27, 2006

The Special Committee of the Board of Directors
Hughes Supply, Inc.
501 West Church Street
Orlando, FL 32805


Members of the Special Committee of the Board of Directors:

        We understand that Hughes Supply, Inc. (the "Company") has entered into an Agreement and Plan of Merger, dated as of January 9, 2006 (the "Agreement"), between the Company and The Home Depot, Inc.("Parent"), pursuant to which (i) a wholly owned subsidiary of Parent ("Merger Sub") will merge with and into the Company with the Company surviving the merger, and (ii) upon the effectiveness of such merger, each share of common stock of the Company ("Hughes Common Stock") issued and outstanding immediately prior to the effective time of the merger, together with the associated preferred share purchase rights issued under the Rights Agreement, dated as of May 20, 1998, between the Company and American Stock Transfer & Trust Company, as rights agent, but excluding any shares of Hughes Common Stock then owned by Parent, Merger Sub and the Company and its subsidiaries, shall be converted into the right to receive $46.50 per share in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the

February 27, 2006
Page 2

management of the Company, (4) published estimates of independent research analysts with respect to the future price targets of Hughes Common Stock, (5) a trading history of the Company Stock from January 5, 1996 to February 24, 2006,
(6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant,
(7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such projections in performing our analysis. However, for the purpose of our analysis, we performed a sensitivity analysis on the financial projections of the Company to reflect a more conservative assumption regarding the growth rate of the Company's business and margin improvement which were discussed with the Company's management and were relied on in rendering our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. We have further assumed, upon advice of the Company, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained as contemplated by the Agreement. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Parent in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.


                                                        Sincerely,

                                                       LEHMAN BROTHERS

                                                              FORM OF PROXY CARD

                       SPECIAL MEETING OF SHAREHOLDERS OF

                               HUGHES SUPPLY, INC.

                                 MARCH 30, 2006

                            PROXY VOTING INSTRUCTIONS


MAIL--Date, sign and mail your proxy
card in the envelope provided as soon
as possible.

                                     - OR -             COMPANY NUMBER

TELEPHONE--Call toll-free 1-800-PROXIES
(1-800-776-9437) from any                               ACCOUNT NUMBER
touch-tone telephone and follow the
instructions. Have your proxy
card available when you call.

                                     - OR -

INTERNET--Access "www.voteproxy.com" and follow the on-screen instructions.
Have your proxy card available when
you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

  |                                                                           |
  |                                                                           |
 \|/  Please detach along perforated line and mail in the envelope provided. \|/

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|


                                                        FOR  AGAINST  ABSTAIN
  PROPOSAL 1. Approve the merger agreement with The     [_]    [_]     [_]
  Home Depot.


  PROPOSAL 2. The adjournment or postponement of the    [_]    [_]     [_]
  special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

                                                        [_]    [_]     [_]
  PROPOSAL 3. Consider and take action upon any other matters that may properly come before the meeting or any adjournment thereof.



To change the address on your account, please      [_]
check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder:___________________ Date:______________


Signature of Shareholder:___________________  Date:______________


NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                               HUGHES SUPPLY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated February 27, 2006, and does hereby appoint David H. Hughes, Thomas I. Morgan and John Z. Pare, and any of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of Hughes Supply, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Hughes Supply, Inc. to be held at the principal executive offices of the Company, located at 501 West Church Street, Orlando, Florida 32805, at 10:00 a.m., on March 30, 2006, and at any adjournment(s) thereof.

                (Continued and to be signed on the reverse side)

                       SPECIAL MEETING OF SHAREHOLDERS OF

                               HUGHES SUPPLY, INC.

                                 MARCH 30, 2006

                           PLEASE DATE, SIGN AND MAIL
                             YOUR PROXY CARD IN THE
                            ENVELOPE PROVIDED AS SOON
                                  AS POSSIBLE.

  |                                                                           |
  |                                                                           |
 \|/  Please detach along perforated line and mail in the envelope provided. \|/

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

                                                        FOR  AGAINST  ABSTAIN
  PROPOSAL 1. Approve the merger agreement with The     [_]    [_]     [_]
  Home Depot.


  PROPOSAL 2. The adjournment or postponement of the    [_]    [_]     [_]
  special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

                                                        [_]    [_]     [_]
  PROPOSAL 3. Consider and take action upon any other matters that may properly come before the meeting or any adjournment thereof.



To change the address on your account, please      [_]
check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder:___________________ Date:______________


Signature of Shareholder:___________________  Date:______________



NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.